Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

November 1, 2004

among

SMURFIT-STONE CONTAINER CORPORATION,

as a Guarantor,

SMURFIT-STONE CONTAINER ENTERPRISES, INC.

and

SMURFIT-STONE CONTAINER CANADA INC.,

as Borrowers,

The Lenders Party Hereto,

JPMORGAN CHASE BANK,
as Senior Agent,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Senior Agent and Administrative Agent,

and

DEUTSCHE BANK AG,
as Canadian Administrative Agent,

J.P. MORGAN SECURITIES INC.

and

DEUTSCHE BANK SECURITIES INC.,
as Joint Bookrunners and Co-Lead Arrangers

J.P. MORGAN CHASE BANK,
as Syndication Agent

BANK OF AMERICA, N.A., SCOTIA BANK and
SOCIETE GENERALE,
as Co-Documentation Agents

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01. Defined Terms
SECTION 1.02. Terms Generally
SECTION 1.03. Classification of Loans and Borrowings
SECTION 1.04. Exchange Rate Calculations
SECTION 1.05. Pro Forma Calculations
SECTION 1.06. Accounting Terms; U.S. GAAP

ARTICLE II

The Credits

SECTION 2.01. Commitments; Deposit Account
SECTION 2.02. Loans
SECTION 2.03. Notice of Borrowings
SECTION 2.04. Repayment of Loans; Evidence of Debt
SECTION 2.05. Fees; Deposit Return
SECTION 2.06. Interest on Loans
SECTION 2.07. Default Interest
SECTION 2.08. Alternate Rate of Interest
SECTION 2.09. Termination and Reduction of Commitments; Return of Deposits
SECTION 2.10. Conversion and Continuation of Borrowings
SECTION 2.11. Repayment of Term Borrowings
SECTION 2.12. Optional Prepayments
SECTION 2.13. Mandatory Prepayments
SECTION 2.14. Reserve Requirements; Change in Circumstances; Increased Costs
SECTION 2.15. Indemnity
SECTION 2.16. Pro Rata Treatment
SECTION 2.17. Sharing of Setoffs and Realization of Security
SECTION 2.18. Payments
SECTION 2.19. Taxes
SECTION 2.20. Duty to Mitigate; Replacement of Lenders
SECTION 2.21. Swingline Loans
SECTION 2.22. Bankers’ Acceptances
SECTION 2.23. Incremental Commitments

ARTICLE III

Letters of Credit

SECTION 3.01. General
SECTION 3.02. Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions
SECTION 3.03. Expiration Date
SECTION 3.04. Participations
SECTION 3.05. Reimbursement
SECTION 3.06. Obligations Absolute
SECTION 3.07. Disbursement Procedures
SECTION 3.08. Interim Interest
SECTION 3.09. Cash Collateralization
SECTION 3.10. Replacement of a Facing Agent
SECTION 3.11. Additional Facing Agents
SECTION 3.12. Existing Letters of Credit

ARTICLE IV

Representations and Warranties

SECTION 4.01. Organization; Powers
SECTION 4.02. Authorization
SECTION 4.03. Enforceability
SECTION 4.04. Governmental Approvals
SECTION 4.05. Financial Statements
SECTION 4.06. No Material Adverse Effect
SECTION 4.07. Title to Properties; Possession Under Leases
SECTION 4.08. Subsidiaries
SECTION 4.09. Litigation; Compliance with Laws
SECTION 4.10. Federal Reserve Regulations
SECTION 4.11. Investment Company Act; Public Utility Holding Company Act
SECTION 4.12. Tax Returns
SECTION 4.13. No Material Misstatements
SECTION 4.14. Employee Benefit Plans
SECTION 4.15. Environmental and Safety Matters
SECTION 4.16. Solvency
SECTION 4.17. Security Documents
SECTION 4.18. Labor Matters
SECTION 4.19. Location of Real Property
SECTION 4.20. Patents, Trademarks, etc

ARTICLE V

Conditions

SECTION 5.01. All Credit Events
SECTION 5.02. Conditions Precedent to the Closing Date

ARTICLE VI

Affirmative Covenants

SECTION 6.01. Existence; Businesses and Properties
SECTION 6.02. Insurance
SECTION 6.03. Payment of Taxes
SECTION 6.04. Financial Statements, Reports, etc
SECTION 6.05. Litigation and Other Notices
SECTION 6.06. Maintaining Records; Access to Properties and Inspections
SECTION 6.07. Use of Proceeds
SECTION 6.08. Compliance with Law
SECTION 6.09. Further Assurances
SECTION 6.10. Material Contracts
SECTION 6.11. Environmental Matters

ARTICLE VII

Negative Covenants

SECTION 7.01. Indebtedness
SECTION 7.02. Liens
SECTION 7.03. Sale/Leaseback Transactions
SECTION 7.04. Investments, Loans and Advances
SECTION 7.05. Mergers, Consolidations, Sales of Assets and Acquisitions
SECTION 7.06. Restricted Payments
SECTION 7.07. Transactions with Stockholders and Affiliates
SECTION 7.08. Business
SECTION 7.09. Limitations on Debt Prepayments
SECTION 7.10. Amendment of Certain Documents
SECTION 7.11. Limitation on Dispositions of Stock of Subsidiaries
SECTION 7.12. Restrictions on Ability of Subsidiaries to Pay Dividends
SECTION 7.13. Capital Expenditures
SECTION 7.14. Consolidated Senior Secured Leverage Ratio
SECTION 7.15. Interest Coverage Ratio
SECTION 7.16. Disposition of Collateral and Other Assets
SECTION 7.17. Fiscal Year

ARTICLE VIII

Events of Default

ARTICLE IX

The Agents

ARTICLE X

Collection Allocation Mechanism

SECTION 10.01. Implementation of CAM
SECTION 10.02. Letters of Credit
SECTION 10.03. Conversion

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices
SECTION 11.02. Survival of Agreement
SECTION 11.03. Counterparts; Binding Effect
SECTION 11.04. Successors and Assigns
SECTION 11.05. Expenses; Indemnity
SECTION 11.06. Right of Setoff
SECTION 11.07. Applicable Law
SECTION 11.08. Waivers; Amendment
SECTION 11.09. Release of Collateral and Guarantors
SECTION 11.10. Interest Rate Limitation
SECTION 11.11. Entire Agreement
SECTION 11.12. Waiver of Jury Trial
SECTION 11.13. Severability
SECTION 11.14. Headings
SECTION 11.15. Confidentiality
SECTION 11.16. Jurisdiction; Consent to Service of Process
SECTION 11.17. Florida Real Property
SECTION 11.18. Judgment Currency
SECTION 11.19. Certain Relationships
SECTION 11.20. USA Patriot Act

SCHEDULES:

Schedule 1.01(a)	—	Existing Letters of Credit
Schedule 1.01(b)	—	Material Subsidiaries
Schedule 1.01(c)	—	Mortgaged Properties
Schedule 1.01(d)	—	Mortgages
Schedule 1.01(e)	—	Receivables Program Documents
Schedule 2.01	—	Commitments
Schedule 4.07	—	Certain Title Matters
Schedule 4.08	—	Subsidiaries
Schedule 4.09	—	Litigation and Compliance with Laws
Schedule 4.15	—	Environmental Matters
Schedule 4.17(a)	—	UCC Lien Filing Offices
Schedule 4.17(b)	—	Canadian Lien Filing Offices
Schedule 4.17(e)	—	Mortgage Filing Offices
Schedule 4.18	—	Labor Matters
Schedule 4.19	—	Real Properties
Schedule 5.02(a)	—	Local Counsel
Schedule 6.09(c)	—	Certain Non-Collateral Properties
Schedule 7.01	—	Indebtedness
Schedule 7.02(a)(iv)	—	Existing Liens
Schedule 7.04	—	Certain Permitted Investments
Schedule 7.12	—	Subsidiary Dividend Exceptions

EXHIBITS:

Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of Assignment and Acceptance
Exhibit C	—	Form of Guarantee Agreement (Canadian)
Exhibit D	—	Form of Guarantee and Collateral Agreement (U.S.)
Exhibit E	—	Form of Revolving Facility Letter of Credit Request
Exhibit F	—	Form of Revolving (Canadian) Facility Letter of Credit Request
Exhibit G	—	Form of Deposit Funded Facility Letter of Credit Request
Exhibit H	—	Form of Mortgage
Exhibit I	—	Form of Pledge Agreement (Canadian)
Exhibit J	—	Form of Security Agreement (Canadian)
Exhibit K	—	Form of Notice of Borrowing
Exhibit L	—	Form of Note
Exhibit M	—	Form of Notice of Conversion or Continuation
Exhibit N-1	—	Form of Opinion of U.S. Counsel
Exhibit N-2	—	Form of Opinion of Craig A. Hunt
Exhibit N-3	—	Form of Opinion of Ontario Counsel
Exhibit N-4	—	Form of Opinion of Quebec Counsel
Exhibit N-5	—	Form of Opinion of Canadian Tax Counsel
Exhibit N-6	—	Form of Opinion of Nova Scotia Counsel

v

CREDIT AGREEMENT dated as of November 1, 2004, among SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation (“SSCC”); SMURFIT-STONE CONTAINER ENTERPRISES, INC., a Delaware corporation (“SSCE”); SMURFIT-STONE CONTAINER CANADA INC., a corporation continued under the Companies Act (Nova Scotia) (“SSC Canada” and, together with SSCE, the “Borrowers”); the Lenders party hereto; JPMORGAN CHASE BANK, a New York banking corporation (“JPMCB”), as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent; DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation (“DB”), as Senior Agent, Administrative Agent, Collateral Agent, Swingline Lender and Revolving Facility Facing Agent; and DEUTSCHE BANK AG, an authorized foreign bank permitted to carry on business in Canada and listed on Schedule III of the Bank Act (Canada) (“DB Canada”), as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent.

SSCC and the Borrowers have requested (a) the Tranche B Lenders (such term and each other capitalized term used but not otherwise defined in the preamble or in this introductory statement having the meaning specified in Article I) to make to SSCE Tranche B Loans in U.S. Dollars in an aggregate principal amount not in excess of U.S.$975,000,000, (b) the Tranche C Lenders to make to SSC Canada Tranche C Loans in U.S. Dollars in an aggregate principal amount not in excess of U.S.$300,000,000, (c) the Revolving Lenders to make to SSCE from time to time Revolving Loans in U.S. Dollars in an aggregate principal amount at any time outstanding not in excess of U.S.$600,000,000, (d) the Swingline Lender to make to SSCE from time to time Swingline Loans in U.S. Dollars in an aggregate principal amount at any time outstanding not in excess of U.S.$50,000,000, (e) the Revolving (Canadian) Lenders to make from time to time Revolving (Canadian) Loans (i) to SSC Canada in U.S. Dollars or in Canadian Dollars and (ii) to SSCE in U.S. Dollars, in an aggregate principal amount at any time outstanding not in excess of U.S.$200,000,000, and (f) the Deposit Funded Lenders to provide and fund Deposit Funded Commitments in an aggregate amount of U.S.$121,930,726.03.

SSCC and the Borrowers also have requested (a) the Revolving Facility Facing Agent to issue Revolving Facility Letters of Credit in an aggregate face amount at any time outstanding not in excess of U.S.$200,000,000, (b) the Revolving (Canadian) Facility Facing Agent to issue Revolving (Canadian) Facility Letters of Credit in an aggregate face amount at any time outstanding not in excess of U.S.$50,000,000 (or the Canadian Dollar Equivalent thereof) and (c) the Deposit Funded Facility Facing Agent to issue Deposit Funded Letters of Credit in an aggregate face amount at any time outstanding not in excess of U.S.$121,930,726.03.

The proceeds of the Tranche B Loans and Tranche C Loans to be made on the Closing Date, together with the proceeds of the Revolving Loans and Revolving

(Canadian) Loans to be made on the Closing Date, will be used by the Borrowers on the Closing Date to pay in full all amounts due or outstanding under the Existing Credit Agreements and to pay related fees and expenses.  The proceeds of the Revolving Loans and Revolving (Canadian) Loans made after the Closing Date will be used by the Borrowers solely for general corporate purposes, including the financing of Permitted Acquisitions and capital expenditures.  Subject to the immediately succeeding sentence, Revolving Facility Letters of Credit and Revolving (Canadian) Facility Letters of Credit will be used by the Borrowers and their subsidiaries solely for general corporate purposes, and Deposit Funded Letters of Credit will be used by SSCE solely to support its obligations in respect of the Stevenson IRBs.  The proceeds of Incremental Loans and other extensions of credit under the Incremental Commitments will be used by the Borrowers for the purposes specified in the applicable Incremental Credit Assumption Agreement.

The Lenders are willing to extend such credit to the Borrowers, and the Facing Agents are willing to issue Letters of Credit for the account of the Borrowers, on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptance Fee” shall mean a fee payable in Canadian Dollars by SSC Canada to the Canadian Administrative Agent for the account of a Revolving (Canadian) Lender with respect to the acceptance of a B/A or the making of a B/A Equivalent Loan on the date of such acceptance or loan, calculated on the face amount of the B/A or the B/A Equivalent Loan at the rate per annum applicable on such date as set forth in the row labeled “Eurodollar Revolving/ B/A Spread” in the definition of the term “Applicable Rate” set forth herein on the basis of the number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days (it being agreed that the rate per annum applicable to the B/A Equivalent Loan is equivalent to the rate per annum otherwise applicable to the Bankers’ Acceptance which has been replaced by the making of such B/A Equivalent Loan pursuant to Section 2.22).

“Acquisition Indebtedness” is defined in Section 7.01(q).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” shall mean DB, in its capacity as administrative agent for the Lenders and the Facing Agents.  Unless the context shall otherwise require, the term “Administrative Agent”, when used in respect of payments and notices pertaining to Revolving (Canadian) Loans made to SSC Canada or Revolving (Canadian) Facility Letters of Credit, shall mean the Canadian Administrative Agent.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or any other form supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  For purposes of this definition, neither any Lender nor any Affiliate of a Lender shall be deemed to be an Affiliate of SSCC or any of the Subsidiaries solely by reason of its ownership of or right to vote any Indebtedness or equity securities of SSCC or any of the Subsidiaries.

“After-Acquired Mortgage Property” shall mean a parcel (or adjoining parcels) of real property (including any improvements thereon) acquired in fee ownership by any Loan Party after the Closing Date.

“Agents” shall mean, collectively, the Senior Agents, the Administrative Agent, the Canadian Administrative Agent, the Collateral Agent and the Deposit Account Agent.

“Agreement” shall mean this credit agreement.

“Alternate Base Rate” shall mean, for any day, a rate equal to the greater of (a) the Prime Rate (or, with respect to any ABR Revolving (Canadian) Loan, the U.S. Base Rate) in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the U.S. Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the U.S. Base Rate or the Federal Funds Effective Rate, respectively.

“Applicable Obligations” shall mean (a) with respect to SSCC, SSCE and any other Domestic Subsidiary (other than any Domestic Subsidiary that is a subsidiary of a Canadian Subsidiary), the Obligations and (b) with respect to any Canadian Subsidiary or a subsidiary of a Canadian Subsidiary, the Canadian Obligations.

“Applicable Percentage” of any (a) Revolving Lender shall mean the percentage of the aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment, (b) Revolving (Canadian) Lender shall mean the percentage of the aggregate Revolving (Canadian) Credit Commitments represented by such Lender’s Revolving (Canadian) Credit Commitment or (c) Deposit Funded Lender shall mean the percentage of the aggregate Deposit Funded Commitments represented by such Lender’s Deposit Funded Commitment.  If the Revolving Credit Commitments, Revolving (Canadian) Credit Commitments or Deposit Funded Commitments, as applicable, shall have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments, Revolving (Canadian) Credit Commitments or Deposit Funded Commitments, as applicable, most recently in effect, giving effect to any assignments.

“Applicable Rate” shall mean (except as otherwise provided in the Incremental Term Loan Assumption Agreement with respect to any Incremental Term Loan), for any day, (a) with respect to any ABR Term Loan, 1.00% per annum, (b) with respect to any Eurodollar Term Loan, 2.00% per annum, and (c) with respect to (i) any ABR Revolving Loan, ABR Revolving (Canadian) Loan or Canadian Prime Rate Loan, (ii) any Eurodollar Revolving Loan, Eurodollar Revolving (Canadian) Loan or B/A Loan or (iii) the Commitment Fees in respect of unused Revolving Credit Commitments and unused Revolving (Canadian) Credit Commitments, as the case may be, the applicable percentage set forth below under the caption (x) ”ABR Revolving/Canadian Prime Rate Spreads”, (y) ”Eurodollar Revolving/ B/A Spreads” and (z) ”Commitment Fees”, as the case may be, based upon the Consolidated Leverage Ratio as of the relevant date of determination:

Consolidated Leverage Ratio	ABR Revolving/ Canadian Prime Rate Spreads	Eurodollar Revolving/ B/A Spreads	Commitment Fees
Greater than 4.0x	1.25%	2.25%	0.500%
Greater than 3.0x but less than or equal to 4.0x	1.00%	2.00%	0.500%
Greater than 2.0x but less than or equal to 3.0x	0.75%	1.75%	0.500%
Less than or equal to 2.0x	0.50%	1.50%	0.375%

Each change in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall be effective with respect to all Loans, Commitments and Letters of Credit on the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 6.04(a) or (b) and (c), respectively, based upon the Consolidated Leverage Ratio as of the end of the most recent fiscal quarter included in such financial statements so delivered, and shall remain in effect until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change.  Notwithstanding the foregoing, (a) (i) until the delivery of the financial statements and certificates required by Section 6.04(b) and (c), respectively, for the fiscal quarter ending June 30, 2005, and (ii) at any time after the occurrence and during the continuance of an Event of Default, the Consolidated Leverage Ratio shall be deemed greater than 4.0 to 1.0 for purposes of determining the Applicable Rate and (b) the

Applicable Rate with respect to any Eurodollar Term Loan or

ABR Term Loan shall automatically be increased by the Yield Differential, if any, upon the making of any Other Term Loans, as provided in Section 2.23(d).

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc.

“Asset Exchange” shall mean any transfer of operating properties or assets by SSCC or any of the Subsidiaries to any Person in which at least 75% of the consideration received by the transferor consists of operating properties or assets of comparable use.

“Asset Sale” shall mean the sale, transfer or other disposition (including any casualty or condemnation) by SSCC or any Subsidiary to any Person other than a Loan Party or a wholly owned Subsidiary of (a) any capital stock in any Person, (b) substantially all the assets of any geographic or other division or line of business of SSCC or any of the Subsidiaries or (c) any Real Property or a portion of any Real Property or any other asset or assets (excluding any assets manufactured, constructed or otherwise produced or purchased for sale to others in the ordinary course of business, any Permitted Investments and any Program Receivables) of SSCC or any Subsidiary; provided that none of the following shall constitute an “Asset Sale” for purposes of this Agreement:  (i) any sale, transfer or other disposition having a value not in excess of U.S.$5,000,000, (ii) any sale of assets in connection with any Permitted Equipment Financing or any Permitted Timber Financing, (iii) the sale of assets (other than Collateral) securing any Indebtedness permitted hereunder (other than the Loans), unless such Indebtedness shall be repaid, redeemed or repurchased in full with the proceeds of such asset sale (or any other payment made contemporaneously therewith) and (iv) any issuance of capital stock by SSCC.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 11.04(b)), in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, with respect to any Sale/Leaseback Transaction that does not result in a Capital Lease, at any date of determination, the product of (a) the net proceeds from such Sale/Leaseback Transaction and (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such Sale/Leaseback Transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease (without regard to any options to renew or extend such term) measured from the first day of such term.

“B/A Equivalent Loan” is defined in Section 2.22(h).

“B/A Loan” shall mean a Borrowing comprised of one or more Bankers’ Acceptances or, as applicable, B/A Equivalent Loans.  For greater certainty, all provisions of this Agreement which are applicable to Bankers’ Acceptances are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“Bank Act Security” shall mean security delivered by SSC Canada to each SSC Canada Lender that is a bank listed under Schedule I, II or III of the Bank Act (Canada).

“Bankers’ Acceptance” and “B/A” shall mean a non-interest bearing instrument denominated in Canadian Dollars, drawn by SSC Canada and accepted by a Revolving (Canadian) Lender in accordance with this Agreement, and shall include a depository note within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada); and when used in conjunction with a “Loan” or a “Borrowing”, shall include a B/A Equivalent Loan.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Bondholders” shall mean any or all holders of the Bonds.

“Bond Pledge Agreements” shall mean, collectively, the SSC Canada Bond Pledge Agreement, the Francobec Company Bond Pledge Agreement, the MBI Bond Pledge Agreement and the SMBI Bond Pledge Agreement.

“Bonds” shall mean any or all of the SSC Canada Bonds, the Francobec Company Bonds, the MBI Bonds and the SMBI Bonds.

“Borrowers” is defined in the preamble to this Agreement.

“Borrowers’ Portion of Excess Cash Flow” shall mean, at any date of determination, the amount of Excess Cash Flow for the preceding full fiscal year of SSCC, commencing on or after January 1, 2005 and ending prior to the date of determination, that (a) was not or is not required to be applied to the prepayment of Term Loans as described in Section 2.13(c) and (b) has not been utilized on or prior to the date of determination (i) to make Consolidated Capital Expenditures pursuant to the first proviso in the first sentence of Section 7.13 or (ii) to make Restricted Payments pursuant to Section 7.06(b)(i).

“Borrowing” shall mean (a) a group of Loans of the same Class and Type, and denominated in the same currency, made, converted or continued by the Lenders on a single date and as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Business Day” shall mean any day (other than a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City and Chicago; provided, however, that (a) when used in connection with a Eurodollar Loan or Eurodollar Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, (b) when used in connection with a Borrowing by SSC Canada, a Borrowing denominated in Canadian Dollars or a Revolving (Canadian) Facility Letter of Credit, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto and Montreal, and (c) when used in connection with a Letter of Credit, the term “Business Day” shall also exclude any day on which banks are not open for business in the jurisdiction in which the applicable lending office of the applicable Facing Agent is located.

“Calculation Date” shall mean (a) the last Business Day of each month, (b) the date of each notice of borrowing of Revolving (Canadian) Loans and (c) the Business Day preceding the issuance, amendment, extension or renewal of each Revolving (Canadian) Facility Letter of Credit.

“Callable Senior Notes” shall mean, at any time, the Senior Notes that at such time may be redeemed by SSCE at the option of SSCE pursuant to the terms thereof.

“CAM” shall mean the mechanism for the allocation and exchange of interests in the Credit Facilities and collections thereunder established under Article X.

“CAM Exchange” shall mean the exchange of the Lenders’ interests provided for in Section 10.01.

“CAM Exchange Date” shall mean the first date after the Closing Date on which there shall occur (a) any event described in paragraph (g) or (h) of Article VIII with respect to either Borrower or (b) an acceleration of the maturity of Loans pursuant to Article VIII.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of (i) the aggregate Designated Obligations owed to such Lender and (ii) the LC Exposure and Swingline Exposure, if any, of such Lender, in each case immediately prior to the CAM Exchange Date, and (b) the denominator shall be the sum of (i) the aggregate Designated Obligations owed to all the Lenders and (ii) the aggregate LC Exposure and Swingline Exposure of all the Lenders, in each case immediately prior to such CAM Exchange Date.  For purposes of computing each Lender’s CAM Percentage, all Designated Obligations which shall be denominated in Canadian Dollars shall be translated into U.S. Dollars at the Exchange Rate in effect on the CAM Exchange Date.

“Canadian Administrative Agent” shall mean DB Canada, in its capacity as Canadian administrative agent for the Lenders and the Revolving (Canadian) Facility Facing Agent.

“Canadian Benefit Plans” shall mean all employee benefit plans of any nature or kind whatsoever (other than the Canadian Pension Plans) that are maintained or contributed to by SSC Canada or any other Canadian Subsidiary.

“Canadian Dollar Equivalent” shall mean, on any date of determination, with respect to any amount in U.S. Dollars, the equivalent in Canadian Dollars of such amount determined by the Administrative Agent using the Exchange Rate then in effect.

“Canadian Dollars” and “Cdn.$” shall mean lawful currency of Canada.

“Canadian GAAP” shall mean generally accepted accounting principles in Canada, as recommended from time to time by the Canadian Institute of Chartered Accountants, applied on a consistent basis.

“Canadian Guarantee Agreements” shall mean the Guarantee Agreement (Canadian) and each of the other guarantee agreements executed and delivered by a Canadian Subsidiary pursuant to Section 6.09.

“Canadian Obligations” shall mean all Obligations of SSC Canada and the Canadian Subsidiaries that are Guarantors.

“Canadian Pension Plans” shall mean each plan that is considered to be a pension plan for the purposes of the ITA or any applicable pension benefits standards statute and/or regulation in Canada and that is established, maintained or contributed to by SSC Canada or any other Canadian Subsidiary for its current or former employees.

“Canadian Prime Rate” shall mean, for each day in any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times for such day be equal to the higher of (a) the annual rate of interest announced publicly by the Canadian Administrative Agent and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar-denominated commercial loans made in Canada and (b) 0.75% per annum above the CDOR Rate in effect on such date.  Each change to the Canadian Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Canadian Security Agreements” shall mean the Security Agreement (Canadian) and the Pledge Agreement (Canadian).

“Canadian Subsidiaries” shall mean the Subsidiaries organized under the laws of Canada or any province or other political subdivision thereof.

“Capital Lease” is defined in the definition of the term “Capital Lease Obligations”.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof (each, a

“Capital Lease”), which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under U.S. GAAP.  For the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time, determined in accordance with U.S. GAAP.

“Cash Proceeds” shall mean, with respect to any Asset Sale, cash, cash equivalents or marketable securities received from such Asset Sale, including any insurance or condemnation proceeds and proceeds received by way of deferred payment pursuant to a note receivable or otherwise (other than the portion of such deferred payment constituting interest, which shall be deemed not to constitute Cash Proceeds).

“CDOR Rate” shall mean, for each day in any period, the annual rate of interest that is the rate based on an average rate applicable to Canadian Dollar bankers’ acceptances for a term equal to the term of the relevant Contract Period (or for a term of one month for purposes of determining the Canadian Prime Rate) appearing on the Reuters Screen CDOR Page at approximately 10:00 a.m., Standard Time, on such date, or if such date is not a Business Day, on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such date as contemplated, then the CDOR Rate on such date shall be the arithmetic average of the Discount Rate quoted by each Schedule I Reference Bank (determined by the Canadian Administrative Agent as of 10:00 a.m., Standard Time, on such date) which would be applicable to Canadian Dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) as of 10:00 a.m., Standard Time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day.

“CERCLA” is defined in Section 4.15(d).

A “Change in Control” shall be deemed to have occurred if (a) a majority of the seats (other than vacant seats) on the board of directors of SSCC shall at any time be occupied by persons who were neither (i) nominated by the board of directors of SSCC nor (ii) appointed by directors so nominated; (b) any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934, as in effect on the date hereof) shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of SSCC; (c) SSCC shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding capital stock of SSCE; or (d) SSCE shall cease to own or control, directly or indirectly, beneficially and of record, shares representing 100% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of SSC Canada.

“Change of Law” is defined in Section 2.19(f).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Revolving (Canadian) Loans, Tranche B Loans, Tranche C Loans, Deposit Funded Loans, Other Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment,

Revolving (Canadian) Credit Commitment, Tranche B Commitment, Tranche C Commitment, Deposit Funded Commitment, Incremental Term Loan Commitment or the commitment of the Swingline Lender hereunder.

“Closing Date” shall mean November 1, 2004.

“Cluster Expenditures” shall mean capital expenditures that are mandated pursuant to, or made to comply with, any of 40 C.F.R. 63, Subpart MM, 40 C.F.R. 63, Subpart S, 40 C.F.R. Part 430 or 40 C.F.R. 63, Subpart DDDDD, including any subsequent modifications or amendments thereto, and any further rules promulgated from time to time by the U.S. Environmental Protection Agency (or any successor governmental agency) with respect to “Effluent Limitations Guidelines, Pretreatment Standards, and New Source Performance Standards: Pulp, Paper, and Paperboard Category” and/or “National Emission Standards for Hazardous Air Pollutants for Source Category: Pulp and Paper Production”.

“Code” shall mean the Internal Revenue Code of 1986, or any successor statute thereto, as the same may be amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall mean DB, in its capacity as collateral agent for the Lenders and the Facing Agents.

“Commitment” shall mean, with respect to each Lender, such Lender’s Revolving Credit Commitment, Revolving (Canadian) Credit Commitment, Tranche B Commitment, Tranche C Commitment, Deposit Funded Commitment or Incremental Term Loan Commitment.

“Commitment Fees” is defined in Section 2.05(a).

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of SSCC dated September 2004.

“Consolidated Capital Expenditures” shall mean, for any period, all amounts that would be included as additions to property, plant and equipment and other capital expenditures on a consolidated statement of cash flows for SSCC and its Subsidiaries during such period in accordance with U.S. GAAP (excluding capitalized interest but including the amount of assets leased under any Capital Lease); provided, however, that in no event shall Consolidated Capital Expenditures include (a) amounts expended (in compliance with the provisions of any Mortgage, if applicable) in the replacement, repair or reconstruction of any fixed or capital asset which was destroyed, damaged or condemned, in whole or in part, to the extent insurance or condemnation proceeds are receivable or have been received by SSCC or any such Subsidiary in respect of such destruction, damage or condemnation, (b) any capital expenditures substantially concurrently made or committed to be made with the Net Cash Proceeds from any equity issuance by SSCC, (c) any capital expenditures made with the Net Cash Proceeds of the

Pontiac Sale, (d) any Investments made pursuant to Section 7.04(l) or (e) any Permitted Acquisitions.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets (other than cash and cash equivalents) of SSCC and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with U.S. GAAP.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of SSCC and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with U.S. GAAP, provided that the current maturities of long-term Indebtedness for money borrowed of SSCC and its Subsidiaries, any Indebtedness permitted under Section 7.01 that is classified as a current liability in conformity with U.S. GAAP and any taxes payable solely as a result of Asset Sales shall be excluded from the definition of Consolidated Current Liabilities.

“Consolidated EBITDA” for any period shall mean Consolidated Net Income for such period, plus, without duplication and to the extent deducted in determining such Consolidated Net Income, (a) all Federal, state, local and foreign taxes, (b) Consolidated Interest Expense, (c) depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses deducted in determining such Consolidated Net Income, (d)  cash restructuring and similar charges incurred during any of the fiscal years ended December 31, 2004, 2005 and 2006 in an aggregate amount of up to U.S.$10,000,000 for any such fiscal year, and (e) any fees and expenses related to  Permitted Acquisitions, minus, to the extent included in determining such Consolidated Net Income, any non-cash income or non-cash gains.

“Consolidated Interest Expense” shall mean, for any period, the interest expense (net of interest income on Permitted Investments) of SSCC and its Subsidiaries for such period determined on a consolidated basis in accordance with U.S. GAAP, excluding any fees and expenses payable or amortized during such period by SSCC and its consolidated Subsidiaries in connection with the amortization of deferred debt issuance costs.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by SSCC and its consolidated Subsidiaries with respect to Swap Agreements, but excluding any gain or loss recognized under U.S. GAAP that results from the mark-to-market valuation of any Swap Agreement.

“Consolidated Leverage Ratio” shall mean, on any date of determination, the ratio obtained by dividing (a) Indebtedness of SSCC and its consolidated Subsidiaries on such date by (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently prior to such date.  In any period of four consecutive fiscal quarters in which a Permitted Acquisition occurs, the Consolidated Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.05.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of SSCC and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with U.S. GAAP, provided that there shall be excluded from such calculation the net gains (or losses) associated with the sale of any asset not in the ordinary course of business.

“Consolidated Senior Secured Leverage Ratio” shall mean, on any date of determination, the ratio obtained by dividing (a) Senior Secured Indebtedness of SSCC and its consolidated Subsidiaries on such date by (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently prior to such date.  In any period of four consecutive fiscal quarters in which a Permitted Acquisition occurs, the Consolidated Senior Secured Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.05.

“Contract Period” shall mean the term of a B/A Loan selected by SSC Canada in accordance with Section 2.22, commencing on the date of such B/A Loan and expiring on a Business Day which shall be either one, two, three or six months thereafter, provided that (a) subject to clause (b) below, each such period shall be subject to such extensions or reductions as may be determined by the Canadian Administrative Agent to ensure that each Contract Period shall expire on a Business Day, and (b) no Contract Period shall extend beyond the Revolving Credit Maturity Date.

“Control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” is defined in Article V.

“Credit Facility” shall mean a Class of Commitments and extensions of credit thereunder.  For purposes of this Agreement, each of the following comprises a separate Credit Facility:  (a) the Tranche B Loans, (b) the Tranche C Loans, (c) the Revolving Commitments, the Revolving Loans, the Swingline Loans and the Revolving Facility Letters of Credit, (d) the Revolving (Canadian) Commitments, the Revolving (Canadian) Loans and the Revolving (Canadian) Facility Letters of Credit, (e) the Deposit Funded Commitments, the Deposit Funded Loans and the Deposit Funded Letters of Credit and (f) the Incremental Term Loan Commitments and the Other Term Loans.

“Credit Transactions” is defined in Section 4.02.

“DB” is defined in the preamble to this Agreement.

“DB Canada” is defined in the preamble to this Agreement.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” is defined in Section 2.07.

“Delivery Agreements” shall mean each of the delivery agreements issued by SSC Canada or such other applicable Canadian Subsidiary to the Collateral Agent pursuant to which a Canadian Subsidiary delivers the Demand Debentures to the Collateral Agent.

“Demand Debentures” shall mean the demand debentures with respect to each Mortgaged Property located in the Provinces of Ontario, Manitoba, Sasketchewan and Alberta, or such other applicable Canadian Province (other than the Province of Quebec) with respect to any After-Acquired Mortgage Property located in a Canadian Province (other than the Province of Quebec) and required to be granted as Collateral pursuant to Section 6.09, in the principal amount of Cdn.$1,500,000,000, issued by SSC Canada or such other applicable Canadian Subsidiary, and delivered to the Collateral Agent pursuant to the Delivery Agreements.

“Deposit” shall mean, with respect to each Deposit Funded Lender at any time, the amount actually on deposit in the Deposit Account to the credit of such Lender’s Sub-Account at such time.

“Deposit Account” shall mean the account of the Deposit Account Agent established by the Deposit Account Agent on or prior to the Closing Date under its sole and exclusive control solely for the purpose of being used as the “Deposit Account” hereunder.

“Deposit Account Agent” shall mean JPMCB, in its capacity as the holder of the Deposit Account.

“Deposit Funded Commitment” shall mean, with respect to each Lender, the commitment of such Lender to acquire participations in Deposit Funded Letters of Credit and to make Deposit Funded Loans as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Deposit Funded Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to an Incremental Deposit Funded Credit Assumption Agreement entered into by such Lender and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  As of the Closing Date, the aggregate amount of the Deposit Funded Commitments of the Deposit Funded Lenders is U.S.$121,930,726.03.

“Deposit Funded Commitment Fee” is defined in Section 2.05(c).

“Deposit Funded Facility Facing Agent” shall mean JPMCB and each Lender that replaces JPMCB as Deposit Funded Facility Agent pursuant to Section 3.10.

“Deposit Funded LC Exposure” shall mean, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Deposit Funded Letters of Credit and (b) the aggregate amount that has been drawn under any Deposit Funded Facility Letter of Credit and has not been reimbursed by SSCE or another Loan Party at such time.  The Deposit Funded LC Exposure of any Deposit Funded Lender at any time shall equal its Applicable Percentage of the aggregate Deposit Funded LC Exposure at such time.

“Deposit Funded Lenders” shall mean the Lenders having (a) Deposit Funded Commitments, (b) participations in outstanding Deposit Funded Letters of Credit or LC Disbursements in respect thereof or (c) Deposit Funded Loans.

“Deposit Funded Letters of Credit” shall mean (a) the letters of credit issued for the account of SSCE by the Deposit Funded Facility Facing Agent pursuant to the terms and conditions of Article III and (b) the Existing IRB Letters of Credit.  Deposit Funded Letters of Credit shall be denominated in U.S. Dollars.

“Deposit Funded Loans” shall mean the loans deemed made by the Deposit Funded Lenders to SSCE pursuant to Section 3.05(c) in respect of their participations in LC Disbursements in respect of the Deposit Funded Letters of Credit.

“Deposit Funded Maturity Date” shall mean the sixth anniversary of the Closing Date.

“Deposit Funded Utilization” shall mean, at any time of determination, the sum of (a) the aggregate principal amount of Deposit Funded Loans outstanding at such time and (b) the Deposit Funded LC Exposure at such time.

“Deposit Return” is defined in Section 2.05(g).

“Designated Obligations” shall mean all Obligations of the Loan Parties in respect of (a) principal of and interest on the Loans (excluding Swingline Loans, but including B/As, B/A Equivalent Loans and Acceptance Fees with respect thereto) and (b) Fees for the account of the Lenders, whether or not the same shall at the time of any determination be due and payable under the terms of the Loan Documents.

“Discount Proceeds” shall mean, for any B/A (or, as applicable, any B/A Equivalent Loan), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded upwards) calculated on the applicable date of the Revolving (Canadian) Credit Borrowing of which such B/A or B/A Equivalent Loan is a part or any rollover date for such Revolving (Canadian) Credit Borrowing by multiplying:

(a) the face amount of the B/A (or, as applicable, the B/A Equivalent Loan); by

(b) the quotient of one divided by the sum of one plus the product of:

(i) the Discount Rate (expressed as a decimal) applicable to such B/A (or as applicable, such B/A Equivalent Loan), and

(ii) a fraction, the numerator of which is the Contract Period of the B/A (or, as applicable, the B/A Equivalent Loan) and the denominator of which is 365 days,

with such quotient being rounded up or down to the fifth decimal place, and .000005 being rounded up.

“Discount Rate” shall mean:

(a) with respect to any Revolving (Canadian) Lender that is a Schedule I Bank, as applicable to a B/A being purchased by such Lender on any day, the CDOR Rate; and

(b) with respect to any Revolving (Canadian) Lender that is not a Schedule I Bank, as applicable to a B/A being purchased or a B/A Equivalent Loan being made by such Lender on any day, the lesser of (A) the CDOR Rate plus 10 basis points (0.10%), and (B) the average (as determined by the Canadian Administrative Agent in good faith) of the respective percentage discount rates (expressed to two decimal places and rounded upward, if not in an increment of 1/100th of 1%, to the nearest 0.01%) quoted by the Schedule II Reference Banks as the percentage discount rates at which the Schedule II Reference Banks would, in accordance with their normal market practices, at or about 10:00 a.m., Standard Time, on such date, be prepared to purchase bankers’ acceptances accepted by the Schedule II Reference Banks having a face amount and term comparable to the face amount and term of such B/A or B/A Equivalent Loan.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States or any political subdivision thereof.

“Environmental Laws” shall mean all current and future federal, state, provincial, local and foreign laws, rules or regulations, codes, ordinances, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder or other requirements of Governmental Authorities or the common law, relating to health, safety, or pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of, or exposure to, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, or wastes into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, or wastes, or underground storage tanks and emissions or releases therefrom.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, or any successor statute, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that (a) is a member of a group of which SSCC or either Borrower is a member and (b) is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by SSCC or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by SSCC or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by SSCC or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by SSCC or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from SSCC or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) a Governmental Authority gives notice of its intention to terminate, in whole or in part, a Canadian Pension Plan, or to appoint an administrator of a Canadian Pension Plan, or SSC Canada or any of its Subsidiaries declares or gives notice of intention to declare a wind up of a Canadian Pension Plan, in whole or in part, or any of the Canadian Pension Plans individually or in the aggregate have an unfunded actuarial liability or solvency deficiency (within the meaning of the Quebec Supplemental Pension Plans Act and other applicable laws) that could reasonably be expected to have a Material Adverse Effect.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” is defined in Article VIII.

“Excess Cash Flow” shall mean, for any period, (a) the sum, without duplication, of (i) Consolidated Net Income during such period, (ii) the amount of depreciation, depletion, amortization of intangibles, deferred taxes, accreted and zero coupon bond interest and other non-cash expenses, losses or other charges that, pursuant to U.S. GAAP, were deducted in determining such Consolidated Net Income, (iii) the proceeds of any Capital Leases of SSCC and its Subsidiaries on a consolidated basis, (iv) reductions, other than reductions attributable solely to Asset Sales, to working capital for such period (i.e., the decrease in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such period) and (v) Indebtedness of SSCC and its consolidated Subsidiaries created, incurred or assumed in respect of the purchase or construction of property minus (b) the sum, without duplication, of (i) the amount of all non-cash gains, income or other credits included in determining Consolidated Net Income, (ii) additions to working capital for such period (i.e., the increase in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such period), (iii) the Term Loan Repayment Amounts paid during such period, (iv) optional prepayments of Term Loans described in

Section 2.12(b) made during such period, (v) scheduled and optional payments or prepayments of the principal amount of permitted Indebtedness other than the Loans, but only to the extent that such payments or prepayments cannot by their terms be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such permitted Indebtedness and are otherwise permitted hereby, (vi) Consolidated Capital Expenditures for such period and the aggregate cash consideration paid by SSCC and the Subsidiaries during such period on account of Permitted Acquisitions (except to the extent such Consolidated Capital Expenditures or Permitted Acquisitions are financed with the Net Cash Proceeds from an Asset Sale or an issuance of Indebtedness or equity securities) and (vii) Restricted Payments not prohibited hereunder made during such period; provided, however, that none of the following shall be included in a determination of Excess Cash Flow: (x) amounts expended for any Investment permitted under Section 7.04 and any proceeds from the subsequent sale or other disposition of any such Investment, (y) the proceeds of any issuance of debt or equity securities not otherwise prohibited hereunder and (z) the proceeds from the sale of assets of SSCC or any Subsidiary to the extent such proceeds would be required (before giving effect to any waiver) to mandatorily prepay any permitted Indebtedness (including the Loans).

“Exchange Rate” shall mean, on any day, (a) for purposes of determining the U.S. Dollar Equivalent, the rate at which Canadian Dollars may be exchanged into U.S. Dollars and (b) for purposes of determining the Canadian Dollar Equivalent, the rate at which U.S. Dollars may be exchanged into Canadian Dollars, in each case as set forth on the Reuters World Currency Page for Canadian Dollars (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions made by the Canadian Administrative Agent in Toronto, Ontario) at 12:00 noon, Standard Time, on such day; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Canadian Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiaries” shall mean, collectively, JSC Timber Finance Inc., a Delaware corporation, Timber Capital Holdings LLC, a Delaware limited liability company, and Timber Note Holdings LLC, a Delaware limited liability company.

“Existing Credit Agreements” shall mean the Existing Stone Credit Agreement and the Existing JSCUS Credit Agreement.

“Existing IRB Letters of Credit” shall mean the letters of credit issued for the account of JSCUS under the Existing JSCUS Credit Agreement in support of JSCUS’s obligations in respect of the Stevenson IRBs and that are outstanding on the Closing Date and identified as “Existing IRB Letters of Credit” on Schedule 1.01(a).

“Existing JSCUS Credit Agreement” shall mean the Third Amended and Restated Credit Agreement dated as of September 26, 2002, among JSCUS, SSCC, JSCE, Inc., the lenders party thereto, JPMCB and DB.

“Existing Letters of Credit” shall mean the Existing SSC Canada Letters of Credit and the Existing SSCE Letters of Credit.

“Existing SMBI Receivables Purchase Agreement” shall mean the Receivables Purchase Agreement dated as of March 30, 2004, between MBI, in its capacity as general partner of SMBI and as initial servicer, Computershare Trust Company of Canada, in its capacity as trustee of King Street Funding Trust, and Scotia Capital Inc.

“Existing SMBI Receivables Program” shall mean the trade receivables securitization program conducted by SMBI pursuant to the Existing SMBI Receivables Purchase Agreement and the related Receivables Program Documents.

“Existing SSC Canada Letters of Credit” shall mean the letters of credit issued for the account of SSC Canada under the Existing Stone Credit Agreement that are outstanding on the Closing Date and identified as “Existing SSC Canada Letters of Credit” on Schedule 1.01(a).

“Existing SSCE Letters of Credit” shall mean the letters of credit issued for the account of Stone under the Existing Credit Agreements that are outstanding on the Closing Date and identified as “Existing SSCE Letters of Credit” on Schedule 1.01(a), including the Existing IRB Letters of Credit.

“Existing Stone Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of July 25, 2002, as amended, among Stone, SSC Canada, the lenders party thereto, JPMCB, DB and DB Canada.

“Facing Agents” shall mean the Revolving Facility Facing Agent, the Revolving (Canadian) Facility Facing Agent and the Deposit Funded Facility Facing Agent.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the fees described in Section 2.05.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, controller or assistant treasurer of such Person.

“FinSub” shall mean any special purpose bankruptcy-remote entity that is a wholly owned Subsidiary formed solely for the purpose of purchasing receivables pursuant to the Receivables Program, including Jefferson Smurfit Finance Corporation, a

Delaware corporation, Stone Receivables Corporation, a Delaware corporation, and SSCE Funding, LLC, a Delaware limited liability company.

“Foreign Subsidiary” shall mean PUI and any Subsidiary that is not a Domestic Subsidiary.

“Francobec Company Bond Pledge Agreement” shall mean the bond pledge agreement dated as of the Closing Date, entered into between Francobec Company and the Collateral Agent, providing the terms pursuant to which the Francobec Company Bonds are to be held by the Collateral Agent, in its capacity as collateral agent and depositary of the Francobec Company Bonds for the benefit of the beneficiaries named therein.

“Francobec Company Bonds” shall mean any or all of the bonds issued from time to time by Francobec Company pursuant to the Francobec Company Hypothec.

“Francobec Company Hypothec” shall mean the Indenture and Deed of Hypothec and Issue of Bonds executed on October 24, 2004, and entered into between Francobec Company and the Trustee, pursuant to the terms of which Francobec Company has created, issued and secured Francobec Company Bonds in the maximum aggregate amount of Cdn.$1,500,000,000.

“Governmental Authority” shall mean any Federal, state, provincial, regional, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise (whether or not denominated as a guarantee), of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee (or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof).

“Guarantee Agreement (Canadian)” shall mean the Guarantee Agreement (Canadian), substantially in the form of Exhibit C, among the Canadian Subsidiaries party thereto and the Collateral Agent, for the benefit of the secured parties named therein.

“Guarantee Agreement (Maryland)” shall mean the Guarantee Agreement (Maryland), in form and substance reasonably satisfactory to the Collateral Agent, among the Loan Parties party thereto and the Collateral Agent, for the benefit of the secured parties named therein.

“Guarantee Agreements” shall mean the Guarantee and Collateral Agreement (U.S.), the Guarantee Agreement (Maryland) and the Canadian Guarantee Agreements.

“Guarantee and Collateral Agreement (U.S.)” shall mean the Guarantee and Collateral Agreement (U.S.), substantially in the form of Exhibit D, among SSCC, the Domestic Subsidiaries party thereto and the Collateral Agent, for the benefit of the secured parties named therein.

“Guarantors” shall mean (a) SSCC and (b) each Subsidiary that guarantees the Applicable Obligations pursuant to a Guarantee Agreement.

“Hazardous Materials” is defined in Section 4.15(d).

“Hypothecs” shall mean (a) each of the SSC Canada Hypothec, the Francobec Company Hypothec, the MBI Hypothec and the SMBI Hypothec and (b) any other such agreement entered into thereafter by a Canadian Subsidiary and the Trustee.

“Inactive Subsidiary” shall mean, at any time, any Subsidiary that (a) has assets at such time with a total market value not in excess of U.S.$100,000 and (b) has not conducted any business or other operations during the prior 12-month period.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment, Incremental Revolving Credit Commitment, Incremental Revolving (Canadian) Credit Commitment or Incremental Deposit Funded Commitment.

“Incremental Commitment Amount” shall mean, at any time, the excess, if any, of (a) U.S.$400,000,000 over (b) the sum of (i) the aggregate amount of all Incremental Term Loan Commitments established prior to such time, (ii) the aggregate amount of all Incremental Revolving Credit Commitments established prior to such time, (iii) the aggregate amount of all Incremental Revolving (Canadian) Credit Commitments established prior to such time and (iv) the aggregate amount of all Incremental Deposit Funded Commitments established prior to such time.

“Incremental Credit Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement, Incremental Revolving Credit Assumption Agreement or Incremental Deposit Funded Credit Assumption Agreement.

“Incremental Deposit Funded Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to acquire participations in Deposit

Funded Letters of Credit and to make Deposit Funded Loans as set forth in the Incremental Deposit Funded Credit Assumption Agreement pursuant to which such Lender acquired its Incremental Deposit Funded Commitment.

“Incremental Deposit Funded Credit Assumption Agreement” shall mean an Incremental Deposit Funded Credit Assumption Agreement, in form and substance reasonably satisfactory to the Senior Agents, among SSCE, the Administrative Agent, the Deposit Account Agent and one or more Incremental Deposit Funded Lenders.

“Incremental Deposit Funded Lender” shall mean a Lender with an Incremental Deposit Funded Commitment.

“Incremental Lender” shall mean a Lender with an Incremental Commitment.

“Incremental Loans” shall mean loans made by one or more Lenders to either Borrower pursuant to Section 2.01(a)(iii).

“Incremental Revolving (Canadian) Credit Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to make Revolving (Canadian) Loans to the Borrowers and to acquire participations in Revolving (Canadian) Facility Letters of Credit.

“Incremental Revolving (Canadian) Lender” shall mean a Lender with an Incremental Revolving (Canadian) Credit Commitment and which, prior to any CAM Exchange and except as otherwise provided in this Agreement, shall not be a non-resident of Canada or shall be deemed to be a resident in Canada for purposes of Part XIII of the ITA in respect of such Commitment.

“Incremental Revolving Credit Assumption Agreement” shall mean an Incremental Revolving Credit Assumption Agreement, in form and substance reasonably satisfactory to the Senior Agents, among the relevant Borrower, the Administrative Agent, the Canadian Administrative Agent (if applicable) and one or more Incremental Revolving Lenders or Incremental Revolving (Canadian) Lenders, as applicable.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to make Revolving Loans to SSCE and to acquire participations in Revolving Facility Letters of Credit and in Swingline Loans.

“Incremental Revolving Lender” shall mean a Lender with an Incremental Revolving Credit Commitment.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement, in form and substance reasonably satisfactory to the Senior Agents, among the relevant Borrower, the Administrative Agent, the Canadian Administrative Agent (if applicable) and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to make Incremental Term Loans to either Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Amount” is defined in Section 2.11(c).

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean term loans made by one or more Lenders to either Borrower pursuant to Section 2.01(a)(iii).  Incremental Term Loans may be made in the form of additional Tranche B Loans, additional Tranche C Loans or, to the extent permitted by Section 2.23 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued expenses arising in the ordinary course of business and (ii) any contingent earnout or other contingent payment obligation incurred in connection with an acquisition permitted hereunder (but only to the extent that such obligation has not become fixed)), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed by such Person (and in the event such Person has not assumed or otherwise become liable for payment of such obligation, the amount of Indebtedness under this clause (e) shall be the lesser of the amount of such obligation and the fair market value of such property), (f) all Guarantees by such Person, (g) all Capital Lease Obligations of such Person, (h) all net obligations of such Person in respect of Swap Agreements (such net obligations to be equal at any time to the termination value of such Agreements or other arrangements that would be payable by or to such Person at such time) and (i) all obligations of such Person as an account party to reimburse any bank or any other Person in respect of letters of credit.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent such Indebtedness is expressly non-recourse to such Person.  For purposes of this Agreement, (x) Indebtedness of a FinSub or otherwise incurred to finance the purchase of Program Receivables pursuant to the Receivables Program and (y) Securitization Trust Investment shall constitute secured Indebtedness of SSCC and its Subsidiaries regardless of whether such Indebtedness or the Securitization Trust Investment is required to be reflected as Indebtedness on a consolidated balance sheet of SSCC and its Subsidiaries in accordance with U.S. GAAP.

“Indemnitee” is defined in Section 11.05(b).

“Information” is defined in Section 11.15(a).

“Insolvency Law” shall mean, to the extent applicable, (a) Title 11 of the United States Code, (b) the Bankruptcy and Insolvency Act (Canada), (c) the Companies’ Creditors Arrangement Act (Canada) and (d) any similar Federal, provincial, state, local or foreign bankruptcy or insolvency law, in each case as now constituted or hereafter amended or enacted.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” shall mean (a) with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (b) with respect to any Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or, if consented to by all affected Lenders, 9 or 12 months thereafter), or such period of time shorter than 1 month as may be agreed to by the Administrative Agent, in each case, as the Borrower thereof may elect and (b) as to any ABR Borrowing (including a Swingline Loan) or Canadian Prime Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earlier of (i) the next succeeding April 1, July 1, October 1 or January 2 and (ii) the Term Loan Maturity Date, the Revolving Credit Maturity Date, the Deposit Funded Maturity Date or an Incremental Term Loan Maturity Date, as applicable; provided, however, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall mean, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, stock or other securities of any other Person, including any exchange of equity securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and accounts receivable owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business.  Except for any Investment described in the immediately succeeding sentence, the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than SSCC or any Subsidiary in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with U.S. GAAP, as a return of principal or capital).  For purposes of this Agreement, the redemption, purchase or other acquisition for value by any Subsidiary of any shares of its capital stock from a Person other than SSCC or any other Subsidiary shall be deemed to be an “Investment” by such Subsidiary in its shares of capital stock.

“IP Security Agreements” is defined in the Guarantee and Collateral Agreement (U.S.).

“ITA” shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“JPMCB” is defined in the preamble to this Agreement.

“JSCUS” shall mean Jefferson Smurfit Corporation (U.S.), a Delaware corporation that was merged with and into Stone pursuant to the Merger Agreement.

“LC Disbursement” shall mean any payment or disbursement made by the applicable Facing Agent under or pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time of determination, the sum of (a) the Revolving Facility LC Exposure, (b) the Revolving (Canadian) Facility LC Exposure and (c) the Deposit Funded Facility LC Exposure at such time.

“LC Reserve Account” is defined in Section 10.02(a).

“Lenders” shall mean the Persons listed on Schedule 2.01 (and their respective successors, which shall include any entity resulting from a merger or consolidation) and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or an Incremental Credit Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letters of Credit” shall mean the Revolving Facility Letters of Credit, the Revolving (Canadian) Facility Letters of Credit and the Deposit Funded Letters of Credit.

“Letter of Credit Request” shall mean (a) in the case of a request for issuance of a Revolving Facility Letter of Credit, a properly completed notice in the form of Exhibit E, (b) in the case of a request for issuance of a Revolving (Canadian) Facility Letter of Credit, a properly completed notice in the form of Exhibit F, and (c) in the case of a request for issuance of a Deposit Funded Facility Letter of Credit, a properly completed notice in the form of Exhibit G.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 10:00 a.m., New York time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate per annum at which U.S. Dollar deposits of U.S.$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 3:00 p.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, assignment for security, hypothecation, prior claim (within the meaning of the Civil Code of Quebec), encumbrance, charge or security interest in or on such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement relating to such asset.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the Guarantee Agreements, the Bankers’ Acceptances and the Incremental Credit Assumption Agreements.

“Loan Documents Obligations” shall mean Obligations of the type described in clauses (a) and (b) of the term “Obligations”.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the Revolving Loans, the Revolving (Canadian) Loans, the Term Loans, the Swingline Loans and the Deposit Funded Loans.

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, operations, properties or financial condition of SSCC and its Subsidiaries, taken as a whole, or (b) material impairment of the rights of or benefits available to the Agents, the Facing Agents or the Lenders under any Loan Document.

“Material Contract” shall mean any contract to which SSCC or any of the Subsidiaries is or becomes a party that provides for payments by or to SSCC or any of the Subsidiaries in excess of U.S.$50,000,000 per year and that has a term in excess of twelve months.

“Material Subsidiary” shall mean each Subsidiary now existing or hereafter acquired or formed and each successor thereto that (a) for the most recent fiscal year of SSCC accounted for more than 5% of the consolidated revenues of SSCC, (b) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of SSCC as shown on the consolidated financial statements of SSCC for such fiscal year or (c) is irrevocably designated as a Material Subsidiary in a writing by a Loan Party to the Administrative Agent.  Schedule 1.01(b) sets forth each Subsidiary that is a Material Subsidiary on and as of the Closing Date.

“MBI” shall mean MBI Limited/Limitée, a corporation continued under the laws of the Province of New Brunswick, Canada.

“MBI Bond Pledge Agreement” shall mean the bond pledge agreement dated as of the Closing Date, entered into between MBI and the Collateral Agent, providing the terms pursuant to which the MBI Bonds are to be held by the Collateral Agent, in its capacity as collateral agent and depositary of the MBI Bonds for the benefit of the beneficiaries named therein.

“MBI Bonds” shall mean any or all of the bonds issued from time to time by MBI pursuant to the MBI Hypothec.

“MBI Hypothec” shall mean the Indenture and Deed of Hypothec and Issue of Bonds executed on October 24, 2004, and entered into between MBI and the Trustee, pursuant to the terms of which MBI has created, issued and secured MBI  Bonds in the maximum aggregate amount of Cdn.$1,500,000,000.

“Merger Agreement” shall mean the Agreement of Merger dated November 1, 2004, between JSCUS and Stone.

“Merger” shall mean the merger of JSCUS with and into Stone pursuant to the terms of the Merger Agreement.

“Merger Transactions” is defined in Section 4.02.

“Mortgaged Properties” shall mean, as of the Closing Date, each parcel (or adjoining parcels) of real property (including any real property fixtures thereon) owned by a Loan Party and specified on Schedule 1.01(c), and shall include each After-Acquired Mortgage Property with respect to which a Mortgage is granted pursuant to Section 6.09.

“Mortgages” shall mean (a) the mortgages, deeds of trust, Hypothecs, assignments of leases and rents, modifications and other security documents that are listed on Schedule 1.01(d) or delivered pursuant to Section 6.09, (b) the Demand Debentures and (c) the Delivery Agreements.  Each Mortgage shall be substantially in the form of Exhibit H, or otherwise in form and substance reasonably satisfactory to the Senior Agents.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which SSCC or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the Cash Proceeds therefrom, net of (i) costs of sale (including payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than Loans) required to be repaid under the terms thereof as a result of such Asset Sale), (ii) taxes paid or reasonably estimated to be payable in the year such Asset Sale occurs or in the following year as a result thereof and (iii) amounts provided as a reserve, in accordance with U.S. GAAP, against any liabilities under any indemnification obligations and any purchase price adjustments associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any issuance of debt or equity securities, the cash proceeds thereof, net of underwriting commissions or placement fees and expenses directly incurred in connection therewith.

“Non-U.S. Person” is defined in Section 2.19(f).

“Obligations” shall mean (a) the due and punctual payment by each Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to such Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by such Borrower in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of such Borrower to any of the Agents, the Facing Agents and the Lenders under this Agreement and each of the other Loan Documents, including obligations to pay Fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, arising under the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all the monetary obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents, (c) the due and punctual payment of all monetary obligations of each Loan Party under each Swap Agreement that (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such agreement is entered into and (d) the due and punctual payment and performance of all obligations of each Loan Party to a Lender or an Affiliate of a Lender in respect of cash management services (other than cash management services provided after (i) the principal of and interest on each Loan and all Fees payable hereunder have been paid in full, (ii) the Lenders have no further commitment to lend hereunder, (iii) the LC Exposure has been reduced to zero and (iv) no Facing Agent has any further obligation to issue Letters of Credit), including obligations in respect of overdrafts, temporary advances, interest and fees.

“Operations Support Agreement” shall mean the Support Agreement, dated as of March 30, 2004, between Stone and Computershare Trust Company of Canada, as trustee of King Street Funding Trust.

“Other Taxes” is defined in Section 2.19(b).

“Other Term Loans” is defined in Section 2.23(a).

“Participating Subsidiary” shall mean any Subsidiary that participates or is permitted to participate in the Receivables Program pursuant to the Receivable Program Documents, including SMBI.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” is defined in Section 7.05(f).

“Permitted Equipment Financing” shall mean any financing transaction by SSCC or any Subsidiary secured by equipment, or a Sale/Leaseback Transaction in which the subject property consists of equipment, in each case owned by such Person for more than 90 days immediately prior to such financing transaction or Sale/Leaseback Transaction, so long as such financing transaction or Sale/Leaseback Transaction (a) does not have a final maturity or final payment date in respect thereof on or prior to the later of the Term Loan Maturity Date or the Incremental Term Loan Maturity Date (if any), or a weighted average life to maturity shorter than the weighted average life to maturity of the Term Loans, (b) results in Net Cash Proceeds to any Loan Party in excess of 60% of the fair market value (determined, as of the date of such financing transaction or

Sale/Leaseback Transaction, on the basis of an assumed arms-length sale of such property, by a nationally recognized appraisal or valuation firm experienced in valuing equipment) of the equipment that is the subject property of such financing transaction or Sale/Leaseback Transaction, and (c) contains covenants no more restrictive than those contained in this Agreement (except that covenants that relate solely to the subject property may be more restrictive).

“Permitted Investments” shall mean any of the following:

(a) any evidence of Indebtedness, maturing not more than one year after the acquisition thereof, issued by the United States of America or Canada, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America or Canada;

(b) any certificate of deposit, maturing not more than one year after the date of purchase, issued by a commercial banking institution that has long-term debt rated “A” or higher by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”) and which has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000;

(c) commercial paper (i) maturing not more than 270 days after the date of purchase and (ii) issued by a corporation (other than a Loan Party or any Affiliate of a Loan Party) with a rating, at the time as of which any determination thereof is to be made, of “P-1” or higher by Moody’s or “A-1” or higher by S&P (or equivalent rating in the case of a Permitted Investment made by a Foreign Subsidiary);

(d) demand deposits with any bank or trust company;

(e) repurchase agreements with a term of not more than seven days with respect to Indebtedness issued by the United States of America, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America; and

(f) in the case of the Foreign Subsidiaries, short-term investments comparable to the foregoing.

“Permitted Liens” shall mean, with respect to any Person, any of the following:

(a) Liens for taxes, assessments or other governmental charges or levies not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of all such taxes known to such Person has been made on the books of such Person if and to the extent required by U.S. GAAP;

(b) mechanics’, materialmen’s, carriers’, warehousemen’s, landlord’s and similar Liens arising by operation of law and in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by U.S. GAAP;

(c) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by U.S. GAAP;

(d) (i) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and (ii) Liens securing surety, indemnity, performance, appeal and release bonds, in the case of either clause (i) or (ii), securing such obligations in an amount outstanding at any time not to exceed individually or in the aggregate U.S.$100,000,000, provided that full provision for the payment of all such obligations has been made on the books of such Person if and to the extent required by U.S. GAAP;

(e) imperfections of title, covenants, restrictions, rights of way, easements, servitudes, mineral interest reservations, reservations made in the grant from the Crown, municipal and zoning ordinances, general real estate taxes and assessments not yet delinquent and other encumbrances on real property that (i) do not arise out of the incurrence of any Indebtedness for money borrowed and (ii) do not interfere with or impair in any material respect the utility, operation, value or marketability of the real property on which such Lien is imposed;

(f) the rights of collecting banks or other financial institutions having a right of setoff, revocation, refund or chargeback with respect to money or instruments on deposit with or in the possession of such financial institution;

(g) leases or subleases granted to others not interfering in any material respect with the business of SSCC or any Subsidiary and any interest or title of a lessor under any lease (whether a Capital Lease or an operating lease) permitted by this Agreement or the Security Documents;

(h) Liens on accounts receivable for which attempts at collection have been undertaken by a third party authorized by the Person owning such accounts receivable;

(i) Liens arising from the granting of a license to enter into or use any asset of SSCC or any Subsidiary to any Person in the ordinary course of business of SSCC or any Subsidiary that does not interfere in any material respect with the use or application by SSCC or any Subsidiary of the asset subject to such license;

(j) Liens attaching solely to cash earnest money deposits made by SSCC or any Subsidiary in connection with any letter of intent or purchase agreement entered into it in connection with an acquisition permitted hereunder;

(k) Liens arising from precautionary UCC financing statements (or analogous personal property security filings or registrations in other jurisdictions) regarding operating leases;

(l) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; and

(m) Liens arising out of judgments or awards in respect of which an appeal or proceeding for review is being diligently prosecuted, provided that (i) a stay of execution pending such appeal or proceeding for review has been obtained and (ii) full provision for the payment of such Liens has been made on the books of such Person if and to the extent required by U.S. GAAP.

For the purposes of the Security Documents and Section 4.17, “Permitted Liens” shall also be deemed to include the Liens permitted by Sections 7.02(a)(ii), (iv), (v), (vi), (vii), (ix), (x), (xi), (xiii), (xiv), (xv) and (xvi).  Any reference in any of the Loan Documents to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

“Permitted Timber Financing” shall mean any financing transaction by SSCC or any Subsidiary secured by timber or timberland, or a Sale/Leaseback Transaction in which the subject property consists of timber or timberland, in each case owned by such Person for more than 90 days immediately prior to such financing transaction or Sale/Leaseback Transaction, so long as such financing transaction or Sale/Leaseback Transaction (a) does not have a final maturity or final payment date in respect thereof on or prior to the later of the Term Loan Maturity Date or the Incremental Term Loan Maturity Date (if any), or a weighted average life to maturity shorter than the weighted average life to maturity of the Term Loans, (b) results in the Net Cash Proceeds to any Loan Party in excess of 60% of the fair market value (determined, as of the date of such financing transaction or Sale/Leaseback Transaction, on the basis of an assumed arms-length sale of such property, by a nationally recognized appraisal or valuation firm experienced in valuing timber or timberland) of the timber or timberland that is the subject property of such financing transaction or Sale/Leaseback Transaction and (c) contains covenants no more restrictive than those contained in this Agreement (except that covenants that relate solely to the subject property may be more restrictive).

“Person” shall mean any natural person, corporation, legal person, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for employees of SSCC or any ERISA Affiliate.

“Pledge Agreement (Canadian)” shall mean the Pledge Agreement (Canadian), substantially in the form of Exhibit I, among SSCE, the Canadian Subsidiaries party thereto and the Collateral Agent, for the benefit of the secured parties named therein.

“Pontiac Sale” shall mean the sale by SSC Canada of the Pontiac, Quebec pulp mill.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City.  Each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Program Receivables” shall mean all trade receivables and related contract and other related rights and property (including all general intangibles, collections and other proceeds relating thereto, all security therefor and any goods that have been repossessed in connection with any thereof) sold or contributed by SSCC or any Subsidiary to any FinSub or any Securitization Entity pursuant to the Receivables Program Documents.

“PUI” shall mean Packaging Unlimited, Inc., a Delaware corporation that is qualified to do business in the Commonwealth of Puerto Rico.  For purposes of this Agreement, PUI shall be deemed to be a Foreign Subsidiary.

“Real Properties” shall mean each parcel of real property identified on Schedule 4.19, together with all fixtures thereon.

“Receivables Programs” shall mean the trade receivables securitization programs conducted pursuant to the Receivables Program Documents.

“Receivables Program Documents” shall mean the documents identified on Schedule 1.01(e), together with all other non-material documentation entered into pursuant to such documentation, and any other documents and agreements that may be entered into by SSCC or any Subsidiary pursuant to Section 7.10(c).

“Register” is defined in Section 11.04(e).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Required Lenders” shall mean, as of the date of determination thereof, the Lenders having greater than 50% of the sum of the aggregate principal amount of Loans (other than Swingline Loans), LC Exposures, Swingline Exposure and unused Commitments.

“Reset Date” is defined in Section 1.04.

“Responsible Officer” of any Person shall mean the chief executive officer, president, any Financial Officer or any vice president of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of SSCC or any of the Subsidiaries, now or hereafter outstanding, except (i) any dividend payable solely in shares of such class of stock to the holders of such class and (ii) any dividend or distribution made by any Subsidiary ratably to the holders of the capital stock of such Subsidiary, and (b) any redemption, retirement, sinking fund or similar payment, purchase, exchange or other acquisition for value, direct or indirect, of any shares of any class of stock of SSCC or any of the Subsidiaries, now or hereafter outstanding, except for any such redemption, retirement, sinking fund or similar payment payable only to a Loan Party or payable from a Foreign Subsidiary (other than a Canadian Subsidiary) to another Foreign Subsidiary.

“Revolving (Canadian) Credit Borrowing” shall mean a Borrowing comprised of Revolving (Canadian) Loans.

“Revolving (Canadian) Credit Commitment” shall mean, with respect to each Revolving (Canadian) Lender, the commitment of such Lender to make Revolving (Canadian) Loans and to acquire participations in Revolving (Canadian) Facility Letters of Credit hereunder as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving (Canadian) Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to an Incremental Revolving Credit Assumption Agreement entered into by such Lender and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  As of the Closing Date, the aggregate amount of the Lenders’ Revolving (Canadian) Credit Commitments is U.S.$200,000,000.

“Revolving (Canadian) Credit Utilization” shall mean, at any time of determination, the sum of (a) the aggregate principal amount of Revolving (Canadian) Loans outstanding at such time and denominated in U.S. Dollars, plus the U.S. Dollar

Equivalent of the aggregate principal amount of Revolving (Canadian) Loans outstanding at such time and denominated in Canadian Dollars, and (b) the Revolving (Canadian) Facility LC Exposure at such time.

“Revolving (Canadian) Facility Facing Agent” shall mean DB Canada, each other Revolving (Canadian) Lender that has issued an Existing SSC Canada Letter of Credit and each Revolving (Canadian) Lender that becomes a Revolving (Canadian) Facility Facing Agent pursuant to Section 3.10 or 3.11; provided that DB Canada shall have no obligation to issue commercial Letters of Credit.

“Revolving (Canadian) Facility LC Exposure” shall mean, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Revolving (Canadian) Facility Letters of Credit that are denominated in U.S. Dollars, plus the U.S. Dollar Equivalent at such time of the aggregate undrawn amount of all Revolving (Canadian) Facility Letters of Credit that are denominated in Canadian Dollars, and (b) the aggregate amount of all LC Disbursements in respect of Revolving (Canadian) Facility Letters of Credit denominated in U.S. Dollars that have not been reimbursed by SSC Canada or another Loan Party at such time, plus the U.S. Dollar Equivalent at such time of the aggregate amount of all LC Disbursements in respect of Revolving (Canadian) Facility Letters of Credit denominated in Canadian Dollars that have not been reimbursed by SSC Canada or another Loan Party at such time.  The Revolving (Canadian) Facility LC Exposure of any Revolving (Canadian) Lender at any time shall equal its Applicable Percentage of the aggregate Revolving (Canadian) Facility LC Exposure at such time.

“Revolving (Canadian) Facility LC Participation Fee” is defined in Section 2.05(d).

“Revolving (Canadian) Facility Letters of Credit” shall mean (a) the letters of credit issued for the account of SSC Canada by the Revolving (Canadian) Facility Facing Agent pursuant to the terms and conditions of Article III and (b) the Existing SSC Canada Letters of Credit.  Revolving (Canadian) Facility Letters of Credit may be denominated in U.S. Dollars or Canadian Dollars.

“Revolving (Canadian) Lenders” shall mean the Lenders having Revolving (Canadian) Credit Commitments or holding Revolving (Canadian) Loans and which, prior to any CAM Exchange and except as otherwise provided in this Agreement, shall not be non-residents of Canada or shall be deemed to be residents in Canada for purposes of Part XIII of the ITA in respect of such Commitments and Loans.

“Revolving (Canadian) Loans” shall mean the revolving loans made by the Revolving (Canadian) Lenders to SSC Canada or SSCE pursuant to Section 2.01(b)(ii).

“Revolving Credit Availability Period” shall mean the period commencing with the Closing Date and ending on the Revolving Credit Maturity Date.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Lender to make Revolving Loans hereunder and to acquire participations in Revolving Facility Letters of Credit and in Swingline Loans as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to an Incremental Revolving Credit Assumption Agreement entered into by such Lender and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  As of the Closing Date, the aggregate amount of the Revolving Credit Commitments of the Revolving Lenders is U.S.$600,000,000.

“Revolving Credit Maturity Date” shall mean the fifth anniversary of the Closing Date.

“Revolving Credit Utilization” shall mean, at any time of determination, the sum of (a) the aggregate principal amount of Revolving Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving Facility LC Exposure at such time.

“Revolving Facility Facing Agent” shall mean DB (or an Affiliate thereof), each other Lender that has issued an Existing SSCE Letter of Credit and each Lender that becomes a Revolving Facility Facing Agent pursuant to Section 3.10 or 3.11; provided that DB shall have no obligation to issue commercial Letters of Credit.

“Revolving Facility LC Exposure” shall mean, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Revolving Facility Letters of Credit and (b) the aggregate amount that has been drawn under any Revolving Facility Letter of Credit and has not been reimbursed by SSCE or another Loan Party at such time.  The Revolving Facility LC Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate Revolving Facility LC Exposure at such time.

“Revolving Facility LC Participation Fee” is defined in Section 2.05(b).

“Revolving Facility Letters of Credit” shall mean (a) the letters of credit issued for the account of SSCE by the Revolving Facility Facing Agent pursuant to the terms and conditions of Article III and (b) the Existing SSCE Letters of Credit.  Revolving Facility Letters of Credit shall be denominated in U.S. Dollars.

“Revolving Lenders” shall mean the Lenders having Revolving Credit Commitments or holding Revolving Loans.

“Revolving Loans” shall mean the revolving loans made by the Lenders to SSCE pursuant to Section 2.01(b)(i).

“Sale/Leaseback Transaction” shall mean an arrangement, direct or indirect, whereby SSCC or any of its Subsidiaries shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Schedule I Bank” shall mean a bank that is a Canadian chartered bank listed on Schedule I under the Bank Act (Canada).

“Schedule I Reference Banks” shall mean The Bank of Nova Scotia and such other Schedule I Banks as are agreed from time to time by SSC Canada and the Canadian Administrative Agent; provided that there shall be no more than three Schedule I Reference Banks at any one time.

“Schedule II Bank” shall mean a bank that is a bank listed on Schedule II or Schedule III under the Bank Act (Canada).

“Schedule II Reference Banks” shall mean each of DB Canada and J.P. Morgan Bank Canada and such other Schedule II Banks as are agreed to from time to time by SSC Canada and the Canadian Administrative Agent; provided that there shall be no more than three Schedule II Reference Banks at any one time.

“Securitization Entity” shall mean any special purpose bankruptcy-remote entity that is not a subsidiary or an Affiliate of SSCC and which is formed for the purpose of purchasing receivables in arms’ length transactions, including Computershare Trust Company of Canada, in its capacity as trustee of King Street Funding Trust.

“Securitization Trust Investment” shall mean (a) with respect to the Existing SMBI Receivables Program, the Capital, as such term is defined in the Existing SMBI Receivables Purchase Agreement, and (b) with respect to any Receivables Program that refinances or replaces the Existing SMBI Receivables Program pursuant to Section 7.10(c), the excess of the cash purchase price paid to the seller of the Program Receivables thereunder by the Securitization Entity over the collections thereon, such amount to be determined in the manner reasonably satisfactory to the Senior Agents.

“Security Agreement (Canadian)” shall mean the Security Agreement (Canadian), substantially in the form of Exhibit J hereto, among SSC Canada, the other Canadian Subsidiaries party thereto and the Collateral Agent, for the benefit of the secured parties named therein.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement (U.S.), the IP Security Agreements, the Canadian Security Agreements, the Hypothecs, the Bond Pledge Agreements, the Bonds, the Bank Act Security and each of the security agreements and other instruments and documents executed and delivered pursuant to Section 6.09.

“Senior Agents” shall mean JPMCB and DB, in their capacities as senior agents for the Lenders and the Facing Agents.

“Senior Notes” shall mean the Senior Notes due 2008, the Senior Notes due 2011, the Senior Notes due 2012, the Senior Notes (JSCUS) due 2012, the Senior Notes due 2013, the Senior Notes (JSCUS) due 2013 and Senior Notes due 2014.

“Senior Notes due 2008” shall mean SSCE’s 9-1/4% Senior Notes due 2008.

“Senior Notes due 2011” shall mean SSCE’s 9-3/4% Senior Notes due 2011.

“Senior Notes due 2012” shall mean SSCE’s 8-3/8% Senior Notes due 2012.

“Senior Notes due 2013” shall mean SSCE’s 7-1/2% Senior Notes due 2013.

“Senior Notes due 2014” shall mean the 7-3/8% Senior Notes due 2014, issued by Stone Container Finance Company of Canada II and guaranteed by SSCE.

“Senior Notes (JSCUS) due 2012” shall mean SSCE’s 8-1/4% Senior Notes due 2012.

“Senior Notes (JSCUS) due 2013” shall mean SSCE’s 7-1/2% Senior Notes due 2013.

“Senior Secured Indebtedness” shall mean, with respect to any Person, Indebtedness (including in connection with the Receivables Program) of such Person that is secured by any Lien (other than a Permitted Lien).

“SMBI” shall mean Smurfit-MBI, a limited partnership organized under the laws of the Province of Ontario, Canada.

“SMBI Bond Pledge Agreement” shall mean the bond pledge agreement dated as of the Closing Date, entered into between SMBI and the Collateral Agent, providing the terms pursuant to which the SMBI Bonds are to be held by the Collateral Agent, in its capacity as collateral agent and depositary of the SMBI Bonds for the benefit of the beneficiaries named therein.

“SMBI Bonds” shall mean any or all of the bonds issued from time to time by SMBI pursuant to the SMBI Hypothec.

“SMBI Hypothec” shall mean the Indenture and Deed of Hypothec and Issue of Bonds executed on October 24, 2004, and entered into between SMBI and the Trustee, pursuant to the terms of which MBI has created, issued and secured SMBI  Bonds in the maximum aggregate amount of Cdn.$1,500,000,000.

“Special Purpose Finance Subsidiary” shall mean a Subsidiary organized exclusively to be the issuer or co-issuer of Indebtedness that engages in no other business activity and owns no assets.

“Specified Long-Term Indebtedness” shall mean any Indebtedness incurred or permitted to be incurred under Section 7.01(b), (e), (m), (o) (to the extent such Indebtedness is subordinated Indebtedness), (p), (q), (s), or (t).

“SSCC” is defined in the preamble to this Agreement.

“SSC Canada” is defined in the preamble to this Agreement.

“SSC Canada Bond Pledge Agreement” shall mean the bond pledge agreement dated as of the Closing Date, entered into between SSC Canada and the Collateral Agent, providing the terms pursuant to which the SSC Canada Bonds are to be held by the Collateral Agent, in its capacity as collateral agent and depositary of the SSC Canada Bonds for the benefit of the beneficiaries named therein.

“SSC Canada Bonds” shall mean any or all of the bonds issued from time to time by SSC Canada pursuant to the SSC Canada Hypothec.

“SSC Canada Hypothec” shall mean the Indenture and Deed of Hypothec and Issue of Bonds executed on October 24, 2004, and entered into between SSC Canada and the Trustee, pursuant to the terms of which SSC Canada has created, issued and secured SSC Canada Bonds in the maximum aggregate amount of Cdn.$1,500,000,000.

“SSC Canada Lender” shall mean any Lender that shall have made, or shall have a Commitment to make, a Loan to SSC Canada.

“SSC Canada Loan” shall mean any Loan made to SSC Canada.

“SSCC Common Stock” shall mean the Common Stock, par value $0.01 per share, of SSCC.

“SSCC Convertible Subordinated Exchange Debentures” shall mean the 7% Convertible Subordinated Exchange Debentures due 2012 issuable by SSCC pursuant to the terms of the SSCC Series A Preferred Stock in exchange therefor.

“SSCC Series A Preferred Stock” shall mean the Series A Cumulative Convertible Exchangeable Preferred Stock, par value $0.01 per share, of SSCC.

“SSCE” is defined in the preamble to this Agreement.

“SSCE Lender” shall mean any Lender that shall have made, or shall have a Commitment to make, a Loan to SSCE.

“SSCE Loan” shall mean any Loan made to SSCE.

“Standard Time” shall mean eastern standard time or eastern daylight savings time, as applicable on the relevant date.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum applicable reserve percentages, including any marginal, special, emergency or supplemental reserves (expressed as a decimal) established by the Board and any other banking authority to which the Administrative Agent is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stevenson IRBs” shall mean the Environmental Improvement Revenue Bonds and Environmental Improvement Revenue Refunding Bonds issued by The Industrial Development Board of the City of Stevenson, Alabama, and Guaranteed by Stone.

“Stone” shall mean Stone Container Corporation, a Delaware corporation into which JSCUS merged pursuant to the Merger Agreement and which, following the Merger, has changed its name to Smurfit-Stone Container Enterprises, Inc.

“Sub-Account” is defined in Section 2.04(c).

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by, or otherwise Controlled by, the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any direct or indirect subsidiary of SSCC; provided, however, that the term “Subsidiary” shall not include (a) any Inactive Subsidiary and (b) any Excluded Subsidiary.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of SSCC or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of the Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Lender at any time shall equal its Applicable Percentage of the aggregate Swingline Exposures at such time.

“Swingline Lender” shall mean DB, in its capacity as the maker of Swingline Loans hereunder.

“Swingline Loans” shall mean the swingline loans made by the Swingline Lender pursuant to Section 2.21.

“Taxes” is defined in Section 2.19(a).

“Term Borrowing” shall mean a Borrowing comprised of Tranche B Loans, Tranche C Loans or Other Term Loans.

“Term Lenders” shall mean, collectively, the Tranche B Lenders, the Tranche C Lenders and any Incremental Term Lenders.

“Term Loan Commitments” shall mean, collectively, the Tranche B Commitments and the Tranche C Commitments.  Unless the context shall otherwise require, after the effectiveness of any Incremental Term Loan Commitment, the term “Term Loan Commitments” shall also include such Incremental Term Loan Commitment.

“Term Loan Maturity Date” shall mean the seventh anniversary of the Closing Date.

“Term Loan Repayment Amounts” shall mean, collectively, the Tranche B Repayment Amounts, Tranche C Repayment Amounts and Incremental Term Loan Repayment Amounts.

“Term Loan Repayment Dates” shall mean the Tranche B Repayment Dates, the Tranche C Repayment Dates and the Incremental Term Loan Repayment Dates.

“Term Loans” shall mean, collectively, the Tranche B Loans and the Tranche C Loans.  Unless the context shall otherwise require, the term “Term Loans” shall also include any Incremental Term Loans.

“Tranche B Borrowing” shall mean a Borrowing comprised of Tranche B Loans.

“Tranche B Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Tranche B Loans hereunder as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche B Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to an

Incremental Term Loan Assumption Agreement entered into by such Lender and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  As of the Closing Date, the aggregate amount of the Lenders’ Tranche B Commitments is U.S.$975,000,000.

“Tranche B Lenders” shall mean the Lenders having Tranche B Commitments or holding Tranche B Loans.

“Tranche B Loans” shall mean the term loans made by the Lenders to SSCE pursuant to Section 2.01(a)(i) or, if the terms thereof are identical thereto, Section 2.01(a)(iii).

“Tranche B Repayment Amount” is defined in Section 2.11(a).

“Tranche B Repayment Date” is defined in Section 2.11(a).

“Tranche C Borrowing” shall mean a Borrowing comprised of Tranche C Loans.

“Tranche C Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Tranche C Loans hereunder as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche C Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to an Incremental Term Loan Assumption Agreement entered into by such Lender and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04.  As of the Closing Date, the aggregate amount of the Lenders’ Tranche C Commitments is U.S.$300,000,000.

“Tranche C Lenders” shall mean the Lenders having Tranche C Commitments or holding Tranche C Loans.

“Tranche C Loans” shall mean the term loans made by the Lenders to SSC Canada pursuant to Section 2.01(a)(ii) or, if the terms thereof are identical thereto, Section 2.01(a)(iii).

“Tranche C Repayment Amount” is defined in Section 2.11(b).

“Tranche C Repayment Date” is defined in Section 2.11(b).

“Transactions” is defined in Section 4.02.

“Transferee” is defined in Section 2.19(a).

“Trustee” shall mean National Bank Trust Inc., a trust company constituted under An Act Respecting Trust Companies and Savings Companies (Quebec) and Part 1 of the Companies Act (Quebec), in its capacity as “fondé de pouvoir” (person holding the power of attorney) for the holders of the Bonds.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Prime Rate and the Discount Rate applicable to B/A and B/A Equivalent Loans.

“Undrawn/Unreimbursed Deposit Funded LC Exposure” shall mean, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Deposit Funded Letters of Credit at such time and (b) the aggregate amount of all LC Disbursements in respect of Deposit Funded Letters of Credit that have not yet been (i) reimbursed by SSCE or another Loan Party or (ii) otherwise repaid to the Deposit Funded Facility Facing Agent by the application of the Deposits pursuant to Section 3.05(c).

“U.S. Base Rate” shall mean the rate of interest per annum publicly announced from time to time by the Canadian Administrative Agent as its base rate in effect at its principal office in Toronto, Ontario for determining interest rates on U.S. Dollar-denominated commercial loans made in Canada.  Each change in the U.S. Base Rate shall be effective on the date such change is publicly announced as being effective.

“U.S. Dollars” or “U.S. $” shall mean lawful currency of the United States.

“U.S. Dollar Equivalent” shall mean, on any date of determination, with respect to any amount in Canadian Dollars, the equivalent in U.S. Dollars of such amount determined by the Administrative Agent using the Exchange Rate then in effect.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

“U.S. Obligations” shall mean Obligations of SSCC, SSCE and the Domestic Subsidiaries that are Guarantors.

“wholly owned”, when used in reference to any subsidiary of a Person, shall mean any subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Differential” is defined in Section 2.23(d).

SECTION 1.02.  Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement , and the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  Each reference to any Loan Document or any other document or agreement shall be deemed to be a reference to such Loan Document, document or agreement as amended, restated, waived, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof.

SECTION 1.03.  Classification of Loans and Borrowings.  For the purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings may also be classified and referred to by Class  (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.04.  Exchange Rate Calculations.  On each Calculation Date, the Canadian Administrative Agent shall (a) determine the Exchange Rate as of such Calculation Date and (b) give notice thereof to the Borrowers and to each Lender that shall have requested such information.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Sections 2.13(e), 10.03, 11.18 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between U.S. Dollars and Canadian Dollars.

SECTION 1.05.  Pro Forma Calculations.  With respect to any period during which any Permitted Acquisition occurs, the Consolidated Leverage Ratio and the Consolidated Senior Secured Leverage Ratio shall be calculated with respect to such period (and, to the extent applicable, subsequent periods) on a pro forma basis after giving effect to such Permitted Acquisition (including, without duplication, (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (b) pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable and have been realized or are reasonably expected to be realized within 12 months following such Permitted Acquisition, provided that such cost savings shall be set forth in a reasonably detailed certificate of a Financial Officer of SSCE), using, for purposes of making such calculations, the historical financial statements of all entities or assets so acquired or to be acquired and the consolidated financial statements of SSCC and the Subsidiaries which shall be reformulated as if such Permitted Acquisition, and any other Permitted Acquisitions that have been consummated during the period.  In addition, solely for purposes of determining pro forma compliance with the Interest Coverage Ratio for purposes of Section 7.05(f), any Indebtedness incurred in connection with such Permitted Acquisition and any other Permitted Acquisitions that have been consummated during the period shall be assumed to have been incurred at the beginning of such period.

SECTION 1.06.  Accounting Terms; U.S. GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with U.S. GAAP, as in effect from time to time; provided that, if SSCC or any Borrower notifies the Senior Agents that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in U.S. GAAP or in the application thereof on the operation of such provision (or if a Senior Agent notifies SSCC and the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in U.S. GAAP or in the application thereof, then such provision shall be interpreted on the basis of U.S. GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Commitments; Deposit Account.  (a)  Subject to the terms and conditions and relying on the representations and warranties set forth herein, (i) each Tranche B Lender agrees, severally and not jointly, to make to SSCE on the Closing Date a Tranche B Loan in U.S. Dollars in a principal amount equal to its Tranche B Commitment, (ii) each Tranche C Lender agrees, severally and not jointly, to make to SSC Canada on the Closing Date a Tranche C Loan in U.S. Dollars in a principal amount equal to its Tranche C Commitment, and (iii) each Incremental Term Lender agrees, severally and not jointly, to make to either SSCE or SSC Canada an Incremental Term Loan in a principal amount equal to its Incremental Term Loan Commitment.  Amounts paid or repaid in respect of Term Loans may not be reborrowed.

(b)  Subject to the terms and conditions and relying on the representations and warranties set forth herein, (i) each Revolving Lender agrees, severally and not jointly, to make to SSCE from time to time during the Revolving Credit Availability Period Revolving Loans in U.S. Dollars in an aggregate principal amount that will not result in such Lender’s Applicable Percentage of the Revolving Credit Utilization exceeding such Lender’s Revolving Credit Commitment and (ii) each Revolving (Canadian) Lender agrees, severally and not jointly, to make from time to time during the Revolving Credit Availability Period (A) Revolving (Canadian) Loans to SSC Canada in U.S. Dollars or Canadian Dollars (as requested by SSC Canada as permitted hereunder), including, in the case of Revolving (Canadian) Loans denominated in Canadian Dollars, by means of a B/A or B/A Equivalent Loan, and (B) Revolving (Canadian) Loans to SSCE in U.S. Dollars, in an aggregate principal amount that will not result in such Lender’s Applicable Percentage of the Revolving (Canadian) Credit Utilization exceeding such Lender’s Revolving (Canadian) Credit Commitment.  Within the limits set forth in the preceding sentence, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans and Revolving (Canadian) Loans.

(c)  Subject to the terms and conditions and relying on the representations and warranties set forth herein, each Deposit Funded Lender agrees, severally and not jointly, to remit to the Administrative Agent on the Closing Date (or, in the case of any Incremental Deposit Funded Lender, on the date of effectiveness of the Incremental Deposit Funded Credit Assumption Agreement pursuant to which such Lender acquired its Incremental Deposit Funded Commitment) an amount in U.S. Dollars equal to such Lender’s Deposit Funded Commitment (or, in the case of such Incremental Deposit Funded Lender, such Lender’s Incremental Deposit Funded Commitment).  The Administrative Agent shall promptly remit all amounts received by it pursuant to the immediately preceding sentence to the Deposit Account Agent, and the Deposit Account Agent shall deposit all such amounts received by it into the Deposit Account promptly upon receipt thereof.  Each Deposit Funded Lender irrevocably and unconditionally agrees that its Deposit shall be available (i) to pay to the Deposit Funded Facility Facing Agent such Lender’s Applicable Percentage of LC Disbursements in respect of Deposit Funded Letters of Credit that are not reimbursed by SSCE and (ii) to fund such Lender’s Deposit Funded Loans, in each case, pursuant to Section 3.05(c).  Deposit Funded Loans may be prepaid without reducing the Deposit Funded Commitments; provided, however, that Deposit Funded Loans may not be reborrowed as such.

(d)  No Person (other than the Deposit Account Agent) shall have the right to make any withdrawal from the Deposit Account or to exercise any other right or power with respect thereto.  Each Deposit Funded Lender agrees that its right, title and interest in and to the Deposit Account shall be limited to the right to require its Deposit to be applied as provided in Section 3.05(c) and that it will have no right to require the return of its Deposit other than as expressly provided in Section 2.09.  Each Deposit Funded Lender hereby acknowledges that (i) its Deposit constitutes payment for its participations in Deposit Funded Letters of Credit issued, deemed issued or to be issued hereunder, (ii) its Deposit and any investments made therewith shall secure its obligations to the Deposit Funded Facility Facing Agent hereunder (each Deposit Funded Lender hereby granting to the Deposit Account Agent, for the benefit of the Deposit Funded Facility Facing Agent, a security interest in its Deposit and agreeing that the Deposit Account Agent, as holder of the Deposits and any investments made therewith, will be acting as collateral agent for the Deposit Funded Facility Facing Agent) and (iii) the Deposit Funded Facility Facing Agent will be issuing, amending, renewing and extending Deposit Funded Letters of Credit in reliance on the availability of such Lender’s Deposit to discharge such Lender’s obligations in connection with any LC Disbursement in respect thereof in accordance with Section 3.05(c).  The funding of the Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements among the Administrative Agent, the Deposit Account Agent, the Deposit Funded Facility Facing Agent and the Deposit Funded Lenders with respect to the funding obligations of such Lenders under this Agreement, and the Deposits do not constitute loans or extensions of credit to any Loan Party.  Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Deposits are and at all times will continue to be property of the Deposit Funded Lenders, and that no amount on deposit at any time in the Deposit Account shall be the property of any Loan Party, constitute “Collateral” under the Loan Documents or otherwise be available in any manner to satisfy any Obligations of any Loan Party under the Loan Documents.

SECTION 2.02.  Loans.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 3.05 and subject to Section 2.22(e) in the case of B/A Loans, Loans comprising any Borrowing shall be (i) in an aggregate principal amount that is not less than U.S.$1,000,000 (or the Canadian Dollar Equivalent thereof) and an integral multiple of U.S.$1,000,000, in the case of a Eurodollar Borrowing, or U.S.$500,000 (or the Canadian Dollar Equivalent thereof) in the case of any other Type of Borrowing or (ii) in the case of an ABR Borrowing, in an aggregate principal amount equal to the remaining available balance of the applicable Commitments.

(b)  Subject to Section 2.08, (i) each Borrowing denominated in U.S. Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans and (ii) each Revolving (Canadian) Credit Borrowing denominated in Canadian Dollars shall be comprised entirely of B/A Loans or Canadian Prime Rate Loans, in each case as the applicable Borrower may request pursuant to Section 2.03 or as otherwise may be provided in this Agreement; provided, however, that the Loans to be made on the Closing Date shall be made as ABR Loans or Canadian Prime Rate Loans.  Each Lender (other than any Deposit Funded Lender) may at its option fulfill its Commitment with respect to any Eurodollar Loan or any Loan denominated in Canadian Dollars by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, and each Deposit Funded Lender may at its option, by notice to the Administrative Agent, designate any domestic or foreign branch or Affiliate of such Lender as the holder of any Eurodollar Deposit Funded Loan; provided, however, that any exercise of any such option shall not (A) affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement or (B) require any reimbursement or other payment to be made to such Lender or its Affiliates pursuant to Section 2.19 in an amount in excess of the amounts that would have been payable thereunder to such Lender had such Lender not exercised such option.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in an aggregate of more than fifteen separate Eurodollar Loans and five B/A Borrowings of any Lender being outstanding hereunder at any one time.  For purposes of the foregoing, Loans having different Interest Periods or Contract Periods or denominated in different currencies, regardless of whether they commence on the same date, shall be considered separate Loans.

(c)  Except with respect to Deposit Funded Loans (which shall be made as provided in Section 3.05) and Swingline Loans (which shall be made as provided in Section 2.21), each Lender shall make a Loan in the amount of its pro rata portion, as determined under Section 2.16, of each Borrowing hereunder on the proposed date thereof by wire transfer of immediately available funds not later than 2:00 p.m., Standard Time, to the account of the Administrative Agent (or, in the case of any Loan made to SSC Canada, to the account of the Canadian Administrative Agent) most recently designated by such agent for such purpose, and the Administrative Agent shall promptly credit the amounts so received to the general deposit account of the applicable Borrower or, if a Borrowing shall not occur on such date because any condition precedent specified herein shall not have been met, return the amounts so received to the respective Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing (or, in the case of an ABR Borrowing or a Canadian Prime Rate Borrowing, prior to 2:00 p.m., Standard Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c), and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate or, in the case of a Revolving (Canadian) Credit Borrowing denominated in Canadian Dollars, the rate determined by the Canadian Administrative Agent to represent its cost of obtaining overnight Canadian Dollars.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall be deemed to constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d)  Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Interest Period (or Contract Period in the case of a B/A Borrowing) with respect to any Borrowing that would end after the Revolving Credit Maturity Date, the Term Loan Maturity Date, the Incremental Term Loan Maturity Date or the Deposit Funded Maturity Date, as applicable.

SECTION 2.03.  Notice of Borrowings.  To request a Borrowing (other than a Swingline Loan or a Borrowing deemed made pursuant to Section 3.05, as to which this Section 2.03 shall not apply), the applicable Borrower shall give the Administrative Agent written or fax notice substantially in the form of Exhibit K (or telephone notice promptly confirmed in writing or by fax) (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Standard Time, three Business Days before a proposed borrowing, (b) in the case of an ABR Term Borrowing or a B/A Borrowing, not later than 11:00 a.m., Standard Time, one Business Day before a proposed borrowing and

(c) in the case of an ABR Revolving Credit Borrowing, ABR Revolving (Canadian) Credit Borrowing or Canadian Prime Rate Borrowing, not later than 11:00 a.m., Standard Time, on the day of a proposed borrowing.  Such notice shall be irrevocable and shall in each case refer to this Agreement and specify the following information:

(i) the Borrower requesting such Borrowing;

(ii) the Type (e.g., Eurodollar, ABR, B/A or Canadian Prime Rate) of such Borrowing;

(iii) whether the Borrowing is to be a Revolving Credit Borrowing, Revolving (Canadian) Credit Borrowing, Tranche B Borrowing, Tranche C Borrowing or Incremental Term Loan Borrowing;

(iv) the aggregate amount and currency of such Borrowing;

(v) the date of such Borrowing (which shall be a Business Day);

(vi) in the case of a Eurodollar Borrowing, the Interest Period with respect thereto;

(vii) in the case of a B/A Borrowing, the Contract Period and maturity date with respect thereto; and

(viii) the number and location of the account to which funds are to be disbursed;

provided, however, that, notwithstanding any contrary specification in any such notice, each requested Borrowing shall comply with the requirements set forth in Section 2.02.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing if denominated in U.S. Dollars and a Canadian Prime Rate Borrowing if denominated in Canadian Dollars.  If no Interest Period with respect to any Eurodollar Borrowing (or Contract Period with respect to a B/A Borrowing) is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period (or Contract Period, in the case of a B/A Borrowing) of one month’s duration.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03, and of each such Lender’s portion of the requested Borrowing.

SECTION 2.04.  Repayment of Loans; Evidence of Debt.  (a)  SSCE hereby unconditionally promises to pay (i) to the Administrative Agent, for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date, (ii) to the Administrative Agent, for the account of (x) each Tranche B Lender and (y) each Incremental Term Lender that shall have made Other Term Loans to SSCE, the then unpaid principal amount of each Tranche B Loan and each such Other Term Loan of such Lender in such amounts and on such dates as provided in Section 2.11, (iii) to the Administrative Agent, for the account of each Revolving (Canadian) Lender that shall have made Revolving (Canadian) Loans to SSCE, the then unpaid principal amount of each such Revolving (Canadian) Loan of such Lender on the Revolving Credit Maturity Date, (iv) to the Administrative Agent, for the account of each Deposit Funded Lender, the then unpaid principal amount of each Deposit Funded Loan of such Lender on the Deposit Funded Maturity Date and (v) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date.  SSC Canada hereby unconditionally promises to pay (i) to the Canadian Administrative Agent, for the account of each Revolving (Canadian) Lender that shall have made Revolving (Canadian) Loans to SSC Canada, the then unpaid principal amount of each such Revolving (Canadian) Loan of such Lender on the Revolving Credit Maturity Date and (ii) to the Administrative Agent, for the account of (x) each Tranche C Lender and (y) each Incremental Term Lender that shall have made Other Term Loans to SSC Canada, the then unpaid principal amount of each Tranche C Loan and each such Other Term Loan of such Lender in such amounts and on such dates as provided in Section 2.11.  Except for any B/A Loan (the compensation for which is set forth in Section 2.22), each Loan shall bear interest from and including the date made on the outstanding principal balance thereof as set forth in Section 2.06.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of each Loan and the Interest Period or Contract Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, (iii) the amount of the interest of each Deposit Funded Lender in the Deposit Account (the interest of each such Lender in the Deposit Account, as evidenced by such records, being referred to as such Lender’s “Sub-Account”) and (iv) the amount of any sum received by the Administrative Agent hereunder from any Borrower or any Guarantor, or from the Deposit Account Agent, and each Lender’s share thereof.  The Administrative Agent shall promptly provide to the Deposit Account Agent such information regarding the Deposit Funded Lenders, the Deposit Funded Loans and the Deposit Funded Letters of Credit, including the identity of the Deposit Funded Lenders, the amount credited to each such Lender’s Sub-Account and the outstanding amount of each such Lender’s Deposit Funded Loan, as the Deposit Account Agent may from time to time request.  The Deposit Account Agent shall provide to the Administrative Agent prompt notice of any withdrawal from (or, in the case of any deposit of amounts received other than from the Administrative Agent, any deposit into) the Deposit Account, in each case stating the amount thereof, and the Administrative Agent shall credit or debit, as applicable, the Sub-Account of each Deposit Funded Lender in the amount of such Lender’s Applicable Percentage of the amount so withdrawn or deposited.  The Deposit Account Agent shall also provide to the Administrative Agent such other information with respect to the Deposit Account as the Administrative Agent may from time to time request.

(d)  The entries made in the accounts maintained by the Lenders and the Administrative Agent pursuant to paragraphs (b) and (c) above shall, to the extent permitted by applicable laws, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of either Borrower to repay the Loans in accordance with their terms.

(e)  Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In response to any such request, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns substantially in the form of Exhibit L, with the blanks appropriately filled in.  Notwithstanding any other provision of this Agreement, in the event that any Lender shall request and receive such a promissory note, the Loans evidenced by such promissory note and interest payable on such Loans shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes, if any, payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05.  Fees; Deposit Return.  (a)  SSCE agrees to pay to each Revolving Lender, in respect of the Revolving Credit Commitment of such Lender, through the Administrative Agent, on each April 1, July 1, October 1 and January 2 and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “SSCE Commitment Fee”) equal to the Applicable Rate per annum in effect from time to time on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which such Commitment of such Lender shall be terminated).  The Borrowers agree to pay to each Revolving (Canadian) Lender, in respect of the Revolving (Canadian) Credit Commitment of such Lender, through the Canadian Administrative Agent, on each April 1, July 1, October 1 and January 2 and on each date on which the Revolving (Canadian) Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Canadian Commitment Fee” and, together with the SSCE Commitment Fee, the “Commitment Fees”) equal to the Applicable Rate per annum in effect from time to time on the daily unused amount of the Revolving (Canadian) Credit Commitment of such Lender during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which such Commitment of such Lender shall be terminated).  The SSCE Commitment Fees and the Canadian Commitment Fees shall commence to accrue on and including the Closing Date and, with respect to any Lender, shall cease to accrue on, but excluding, the date on which the Revolving Credit Commitment or the Revolving (Canadian) Facility Commitment, as the case may be, of such Lender shall expire or be terminated as provided herein.  For purposes of calculating the SSCE Commitment Fees only, any portion of the Revolving Credit Commitments unavailable due to outstanding Swingline Loans shall be deemed to be unused amounts of the Revolving Credit Commitments.

(b)  SSCE agrees to pay (i) to each Revolving Lender, through the Administrative Agent, on each April 1, July 1, October 1 and January 2 and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a participation fee (a “Revolving Facility LC Participation Fee”) calculated on such Lender’s Applicable Percentage of the daily aggregate Revolving Facility LC Exposure (excluding the portion thereof attributable to unreimbursed LC Disbursements in respect of Revolving Facility Letters of Credit) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which all Revolving Facility Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate equal to the Applicable Rate per annum in effect from time to time with respect to Eurodollar Revolving Loans, (ii) to each Revolving Facility Facing Agent on each April 1, July 1, October 1 and January 2 and on the date on which all of the Revolving Facility Letters of Credit issued by such Facing Agent shall have been terminated or expired, a fronting fee with respect to each Revolving Facility Letter of Credit issued by it as separately agreed to between SSCE and such Facing Agent and (iii) to each Revolving Facility Facing Agent, with respect to the issuance, amendment or transfer of any Revolving Facility Letter of Credit issued by such Facing Agent and each drawing made thereunder, customary documentary and processing charges in accordance with such Facing Agent’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

(c)  SSCE agrees to pay to each Deposit Funded Lender, through the Administrative Agent, on each April 1, July 1, October 1 and January 2 and on each date on which the Deposit Funded Commitment of such Lender shall expire or be terminated as provided herein, a fee (the “Deposit Funded Commitment Fee”) equal to the sum of (i) the Applicable Rate per annum in effect from time to time with respect to Eurodollar Tranche B Loans plus (ii) 0.10% per annum, in each case, on the daily amount of the Deposit of such Lender during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Deposit Funded Maturity Date or the date on which the Deposit Funded Commitment of such Lender shall be terminated).  The Deposit Funded Commitment Fee due to each Deposit Funded Lender shall commence to accrue on and including the Closing Date and shall cease to accrue on, but excluding, the date on which such Commitment of such Lender shall expire or be terminated as provided herein.  SSCE agrees to pay to the Deposit Funded Facility Facing Agent on each April 1, July 1, October 1 and January 2 and on the date on which all of the Deposit Funded Facility Letters of Credit issued by such Facing Agent shall have been terminated or expired, a fronting fee with respect to each Deposit Funded Facility Letter of Credit issued by it as separately agreed to between SSCE and such Facing Agent, as well as documentary and processing charges with respect to the issuance, amendment or transfer of any Deposit Funded Facility Letter of Credit and each drawing made thereunder in accordance with such Facing Agent’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

(d)  SSC Canada agrees to pay (i) to each Revolving (Canadian) Lender, through the Canadian Administrative Agent, on each April 1, July 1, October 1 and

January 2 and on each date on which the Revolving (Canadian) Credit Commitment of such Lender shall expire or be terminated as provided herein, a participation fee (a “Revolving (Canadian) Facility LC Participation Fee”) calculated on such Lender’s Applicable Percentage of the daily aggregate Revolving (Canadian) Facility LC Exposure (excluding the portion thereof attributable to unreimbursed LC Disbursements in respect of Revolving (Canadian) Facility Letters of Credit) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Credit Maturity Date or the date on which all Revolving (Canadian) Facility Letters of Credit have been canceled or have expired and the Revolving (Canadian) Credit Commitments of all Lenders shall have been terminated) at a rate equal to the Applicable Rate per annum in effect from time to time with respect to Eurodollar Revolving (Canadian) Loans, (ii) to each Revolving (Canadian) Facility Facing Agent on each April 1, July 1, October 1 and January 2 and on the date on which all of the Revolving (Canadian) Facility Letters of Credit issued by such Facing Agent shall have been terminated or expired, a fronting fee with respect to each Revolving (Canadian) Facility Letter of Credit issued by it as separately agreed to between SSC Canada and such Facing Agent and (iii) to each Revolving (Canadian) Facility Facing Agent, with respect to the issuance, amendment or transfer of any Revolving (Canadian) Facility Letter of Credit issued by such Facing Agent and each drawing made thereunder, customary documentary and processing charges in accordance with such Facing Agent’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

(e)  The Borrowers agree to pay to the Administrative Agent, for its own account, the administration fees at the times and in the amounts agreed upon by the Borrowers and the Administrative Agent.

(f)  All Fees shall be paid on the dates due, in U.S. Dollars in immediately available funds, to the Administrative Agent or the Canadian Administrative Agent, as applicable, for distribution as appropriate among the Lenders, except that Fees payable to any Facing Agent or to the Administrative Agent shall be paid directly to such Person.  Once paid, none of the Fees shall be refundable under any circumstances (other than corrections of errors in payment).  The Commitment Fees, the Revolving Facility LC Participation Fees and the Revolving (Canadian) Facility LC Participation Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(g)  The Deposit Account Agent shall invest, or cause to be invested, amounts on deposit in the Deposit Account so as to earn a return thereon (the “Deposit Return”) for each day at a rate per annum equal to (i) the one month LIBO rate (as such rate is determined by the Deposit Account Agent on such day (or if such day was not a Business Day, on the first preceding Business Day) based on rates for deposits in U.S. Dollars (as set forth by Bloomberg L.P.-page BTMM or any other comparable publicly available service as may be selected by the Deposit Account Agent) (the “Benchmark LIBO Rate”) minus (ii) 0.10% per annum (based on a 365/366 day year).  The Benchmark LIBO Rate will be reset on each Business Day.  The Deposit Return accrued through and including each March 31, June 30, September 30 and December 31 shall be paid by the Deposit Account Agent to the Administrative Agent, for distribution among the Deposit Funded Lenders, on the third Business Day following such day, commencing on the first such date to occur after the Closing Date, and on the date on which all of the Deposit Funded Commitments shall have been terminated or expired and the Deposit Funded LC Exposure shall have been reduced to zero.  No Loan Party shall have any obligation under or in respect of the provisions of this paragraph (g).

SECTION 2.06.  Interest on Loans.  (a)  Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate or the U.S. Base Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate in effect at such time with respect to such Loans.  Swingline Loans shall bear interest at the rate applicable to ABR Revolving Loans.

(b)  Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate in effect at such time with respect to such Loans.

(c)  Subject to the provisions of Section 2.07, the Loans comprising each Canadian Prime Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate in effect at such time with respect to such Loans.

(d)  Subject to the provisions of Section 2.07, the Loans comprising each B/A Borrowing shall be subject to an Acceptance Fee, payable by SSC Canada on the date of acceptance of the relevant B/A and calculated as set forth in the definition of the term “Acceptance Fee” in Section 1.01.

(e)  Each Deposit Funded Borrowing shall, initially, be comprised of ABR Loans bearing interest at a rate applicable to ABR Tranche B Loans and, thereafter, may be comprised of either ABR Loans or Eurodollar Loans, as SSCE may elect in accordance with Section 2.10, bearing interest at a rate applicable to ABR Tranche B Loans or Eurodollar Tranche B Loans, as applicable.

(f)  Interest on each Loan (other than pursuant to a B/A Borrowing) shall be payable on the Interest Payment Dates applicable to such Loan and at such other times as are specified in this Agreement.  The Applicable Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent or the Canadian Administrative Agent, as applicable, and such determination shall be presumptively correct absent manifest error.

(g)  For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or fee to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is less than a calendar year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, 365 or 366, as applicable.  The rates of interest under this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

SECTION 2.07.  Default Interest.  If either Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder or under any Loan Document, by acceleration or otherwise, the applicable Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment or bankruptcy) at a rate per annum (the “Default Rate”) equal to (a) in the case of any Loan, the rate that would be applicable under Section 2.06 to such Loan plus 2.00% per annum and (b) in the case of any other amount, the rate that would be applicable under Section 2.06 to an ABR Term Loan plus 2.00% per annum.

SECTION 2.08.  Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that U.S. Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such U.S. Dollar deposits are being offered will not adequately and fairly reflect the cost to a majority in interest of Lenders under the relevant Credit Facility of making or maintaining their Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to each Borrower and the Lenders.  In the event of any such determination, any request by either Borrower for such a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing.  Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.09.  Termination and Reduction of Commitments; Return of Deposits.  (a)  The Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate in accordance with the applicable Incremental Term Loan Assumption Agreement) shall terminate at 5:00 p.m., Standard Time, on the Closing Date.  The Revolving Credit Commitments and the Revolving (Canadian) Credit Commitments shall terminate at 5:00 p.m., Standard Time, on the Revolving Credit Maturity Date.  The Deposit Funded Commitments shall terminate at 5:00 p.m., Standard Time, on the Deposit Funded Maturity Date.

(b)  Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent (and, in the case of termination or reduction of the Deposit Funded Commitments, the Deposit Account Agent), (i) SSCE may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Tranche B Commitments, the Revolving Credit Commitments and/or the Deposit Funded Commitments and (ii) SSC Canada may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Tranche C Commitments and/or the Revolving (Canadian) Credit Commitments; provided, however, that (A) each partial reduction of such Commitments shall be in an integral multiple of U.S.$1,000,000 and in a minimum principal amount of U.S.$5,000,000, (B) SSCE shall not be permitted to terminate or reduce the Revolving Credit Commitments if, as the result of such termination or reduction, the Revolving Credit Utilization would exceed the aggregate remaining Revolving Credit Commitments, (C) SSCE shall not be permitted to terminate or reduce the Deposit Funded Commitments if, as the result of such termination or reduction, the Deposit Funded Utilization would exceed the aggregate remaining Deposit Funded Commitments and (D) SSC Canada shall not be permitted to terminate or reduce the Revolving (Canadian) Credit Commitments if, as the result of such termination or reduction, the Revolving (Canadian) Credit Utilization would exceed the aggregate remaining Revolving (Canadian) Credit Commitments.

(c)  The applicable Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees and the Deposit Funded Commitment Fees on the amount of the Commitments so terminated or reduced accrued to, but excluding, the date of such termination or reduction.

(d)  Concurrently with the effectiveness of each voluntary reduction of the Deposit Funded Commitments pursuant to and in accordance with paragraph (b) above, (i) the Administrative Agent shall give notice to the Deposit Account Agent of the aggregate amount of the Deposit Funded Commitments remaining after giving effect to such reduction and the aggregate principal amount of the Deposit Funded Loans outstanding at such time and (b) the Deposit Account Agent shall withdraw from the Deposit Account and transfer to the Administrative Agent (and the Administrative Agent shall pay to each Deposit Funded Lender such Lender’s Applicable Percentage of) any amount by which the aggregate funds on deposit in the Deposit Account exceed at such time the difference between (A) the aggregate amount of such Deposit Funded Commitments minus (B) the aggregate principal amount of such Deposit Funded Loans.

(e)  Concurrently with the effectiveness of the termination in whole of the aggregate Deposit Funded Commitments pursuant to and in accordance with paragraph (a) or (b) above or Article VIII, (i) the Administrative Agent shall give notice to the Deposit Account Agent of the amount of the Undrawn/Unreimbursed Deposit Funded LC Exposure at such time and (ii) the Deposit Account Agent shall withdraw from the Deposit Account and transfer to the Administrative Agent (and the Administrative Agent shall pay to each Deposit Funded Lender such Lender’s Applicable Percentage (determined immediately prior to giving effect to the CAM Exchange, if applicable) of) any amount by which the aggregate funds on deposit in the Deposit Account exceed at such time the Undrawn/Unreimbursed Deposit Funded LC Exposure.  Thereafter, the Administrative Agent shall give notice to the Deposit Account Agent of the reduction of the Undrawn/Unreimbursed Deposit Funded LC Exposure to zero, and, upon receipt of such notice, the Deposit Account Agent shall withdraw from the Deposit Account and transfer to the Administrative Agent (and the Administrative Agent shall pay to each Deposit Funded Lender such Lender’s Applicable Percentage (determined as aforesaid) of) all the funds remaining on deposit in the Deposit Account, and shall close the Deposit Account.

(f)  Nothing in this Section 2.09 shall prejudice any rights that either Borrower may have against any Lender that fails to lend as required hereunder prior to the date of termination of any Commitment.

SECTION 2.10.  Conversion and Continuation of Borrowings.  Each Borrower shall have the right at any time upon prior irrevocable notice substantially in the form of Exhibit M to the Administrative Agent (a) not later than 11:00 a.m., Standard Time, on the day of the proposed conversion, to convert any Eurodollar Borrowing into an ABR Borrowing or to convert any B/A Borrowing into a Canadian Prime Rate Borrowing, (b) not later than 11:00 a.m., Standard Time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, (c) not later than 11:00 a.m., Standard Time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period and (d) not later than 11:00 a.m., Standard Time, one Business Day prior to conversion or continuation, to convert any Canadian Prime Rate Borrowing to a B/A Borrowing or to continue any B/A Borrowing as a B/A Borrowing for an additional Contract Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, the aggregate principal amount of such Borrowing converted or continued shall be in an integral multiple of U.S.$1,000,000 or Cdn.$1,000,000, as the case may be, and not less than U.S.$10,000,000 or Cdn.$10,000,000;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording the particulars thereof in their respective accounts maintained pursuant to Section 2.04, and no new Loan shall be considered to have been made as a result thereof; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the applicable Borrower at the time of the conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing or a B/A Borrowing;

(vi) any portion of a Eurodollar Borrowing or a B/A Borrowing that cannot be converted into or continued as a Eurodollar Borrowing or a B/A Borrowing by reason of clause (v) above shall be automatically converted at the end of the Interest Period or Contract Period in effect for such Borrowing into an ABR Borrowing or a Canadian Prime Rate Borrowing, as the case may be;

(vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than any applicable Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date;

(viii) no B/A Borrowing may be converted or continued other than at the end of the Contract Period applicable thereto; and

(ix) upon notice to the Borrowers from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan or a B/A Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (A) the identity, amount and Class of the Borrowing that the Borrower requests be converted or continued, (B) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing, an ABR Borrowing, a B/A Borrowing or a Canadian Prime Rate Borrowing, (C) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (D) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing or a B/A Borrowing, the Interest Period or Contract Period, respectively, with respect thereto.  If no Interest Period or Contract Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing or a B/A Borrowing, respectively, the applicable Borrower shall be deemed to have selected an Interest Period or Contract Period of one month’s duration.  The Administrative Agent shall advise the applicable Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing.  If the applicable Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period or Contract Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Borrowing or a Canadian Prime Rate Borrowing, as applicable.

SECTION 2.11.  Repayment of Term Borrowings.  (a)  SSCE shall pay to the Administrative Agent, for the account of the Tranche B Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next succeeding Business Day (each such date being a “Tranche B Repayment Date”), a principal amount of Tranche B Loans (such amount, as adjusted from time to time pursuant to Sections 2.12, 2.13(f), 2.13(j) and 2.23(f), being called the “Tranche B Repayment Amount”) equal to the amount set forth below for such date:

Date	Amount
April 1, 2005	U.S.$	2,437,500
July 1, 2005	U.S.$	2,437,500
October 1, 2005	U.S.$	2,437,500
January 2, 2006	U.S.$	2,437,500
April 1, 2006	U.S.$	2,437,500
July 1, 2006	U.S.$	2,437,500
October 1, 2006	U.S.$	2,437,500
January 2, 2007	U.S.$	2,437,500
April 1, 2007	U.S.$	2,437,500
July 1, 2007	U.S.$	2,437,500
October 1, 2007	U.S.$	2,437,500
January 2, 2008	U.S.$	2,437,500
April 1, 2008	U.S.$	2,437,500
July 1, 2008	U.S.$	2,437,500
October 1, 2008	U.S.$	2,437,500
January 2, 2009	U.S.$	2,437,500
April 1, 2009	U.S.$	2,437,500
July 1, 2009	U.S.$	2,437,500
October 1, 2009	U.S.$	2,437,500
January 2, 2010	U.S.$	2,437,500
April 1, 2010	U.S.$	2,437,500
July 1, 2010	U.S.$	2,437,500
October 1, 2010	U.S.$	2,437,500
January 2, 2011	U.S.$	2,437,500
April 1, 2011	U.S.$	229,125,000
July 1, 2011	U.S.$	229,125,000
October 1, 2011	U.S.$	229,125,000
Term Loan Maturity Date	U.S.$	229,125,000

(b)  Subject to Section 2.13(j), SSC Canada shall pay to the Administrative Agent, for the account of the Tranche C Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next succeeding Business Day (each such date being a “Tranche C Repayment Date”), a principal amount of Tranche C Loans (such amount, as adjusted from time to time pursuant to Sections 2.12, 2.13(f) and 2.23(f), being called the “Tranche C Repayment Amount”) equal to the amount set forth below for such date:

Date	Amount
April 1, 2005	U.S.$	750,000
July 1, 2005	U.S.$	750,000
October 1, 2005	U.S.$	750,000
January 2, 2006	U.S.$	750,000
April 1, 2006	U.S.$	750,000
July 1, 2006	U.S.$	750,000
October 1, 2006	U.S.$	750,000
January 2, 2007	U.S.$	750,000
April 1, 2007	U.S.$	750,000
July 1, 2007	U.S.$	750,000
October 1, 2007	U.S.$	750,000
January 2, 2008	U.S.$	750,000
April 1, 2008	U.S.$	750,000
July 1, 2008	U.S.$	750,000
October 1, 2008	U.S.$	750,000
January 2, 2009	U.S.$	750,000
April 1, 2009	U.S.$	750,000
July 1, 2009	U.S.$	750,000
October 1, 2009	U.S.$	750,000
January 2, 2010	U.S.$	750,000
April 1, 2010	U.S.$	750,000
July 1, 2010	U.S.$	750,000
October 1, 2010	U.S.$	750,000
January 2, 2011	U.S.$	750,000
April 1, 2011	U.S.$	70,500,000
July 1, 2011	U.S.$	70,500,000
October 1, 2011	U.S.$	70,500,000
Term Loan Maturity Date	U.S.$	70,500,000

(c)  Subject to Section 2.13(j) in the case of Other Term Loans made to SSC Canada, the applicable Borrower shall pay to the Administrative Agent, for the account of the applicable Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (such amount, as adjusted from time to time pursuant to Sections 2.12, 2.13(f) and 2.13(j), being called the “Incremental Term Loan Repayment Amount”) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement.

(d)  To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Term Loan Maturity Date and Incremental Term Loan Maturity Date, respectively.

(e)  All repayments pursuant to this Section 2.11 shall be subject to Section 2.15 and shall be accompanied by accrued and unpaid interest on the principal amount paid to but excluding the date of payment, but shall otherwise be without premium or penalty.

SECTION 2.12.  Optional Prepayments.  (a)  Each Borrower shall have the right at any time and from time to time to prepay any Borrowing (other than Bankers’ Acceptances or B/A Equivalent Loans, which may, however, be defeased as provided below), in whole or in part, upon written or fax notice (or telephone notice promptly confirmed by written or fax notice) delivered to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) (i) by 11:00 a.m., Standard Time, at least three Business Days prior to the date designated for such prepayment, in the case of any prepayment of a Eurodollar Borrowing, or (ii) by 11:00 a.m., Standard Time, on the date designated for such prepayment in the case of any prepayment of an ABR Borrowing or a Canadian Prime Rate Borrowing; provided, however, that each partial payment shall be in an amount that is an integral multiple of U.S.$1,000,000 (or Cdn.$1,000,000 in the case of Borrowings denominated in Canadian Dollars) and, in the case of a Eurodollar Borrowing, not less than U.S.$5,000,000 (or, in each case, the entire amount of the Borrowing being prepaid); and provided further that SSC Canada may defease any B/A or B/A Equivalent Loan by depositing with the Canadian Administrative Agent an amount that, together with interest accruing on such amount to the end of the Contract Period for such B/A or B/A Equivalent Loan at such rate as the Canadian Administrative Agent shall specify upon receipt of such amount, is sufficient to pay such maturing B/A or B/A Equivalent Loan when due.

(b)  Optional prepayments of Term Loans made by the Borrowers pursuant to paragraph (a) above shall be allocated among the Term Loans (and to the remaining scheduled installments of principal with respect to any such Term Loans) in a manner determined at the discretion of the Borrowers.

(c)  Each notice of optional prepayment shall specify (i) the amount to be prepaid, (ii) the prepayment date, (iii) the Class of Loans to be prepaid and (iv) the allocation of the amount specified pursuant to clause (i) among the Loans specified pursuant to clause (iii).  Each notice of optional prepayment shall be irrevocable and shall commit the applicable Borrower to prepay such obligations by the amount specified therein on the date specified therein.  All prepayments pursuant to this Section 2.12 shall be subject to Section 2.15 and shall be accompanied by accrued and unpaid interest on the principal amount paid to but excluding the date of payment, but shall otherwise be without premium or penalty.

(d)  No optional prepayment of Term Loans made by either Borrower pursuant to this Section 2.12 shall reduce the applicable Borrower’s obligation to make mandatory prepayments pursuant to Section 2.13(b), (c) or (d).

SECTION 2.13.  Mandatory Prepayments.  (a)  On the date of any termination or reduction of the Revolving Credit Commitments pursuant to Section 2.09, SSCE shall pay or prepay so much of the then outstanding Swingline Loans and the then outstanding Revolving Credit Borrowings (and/or cash collateralize outstanding Revolving Facility Letters of Credit) as shall be necessary in order that the aggregate

Revolving Credit Utilization at such time shall not exceed the aggregate Revolving Credit Commitments (after giving effect to such termination or reduction).  On the date of any termination or reduction of the Revolving (Canadian) Credit Commitments pursuant to Section 2.09, the Borrowers shall pay or prepay so much of the then outstanding Revolving (Canadian) Credit Borrowings (and/or SSC Canada shall cash collateralize outstanding Revolving (Canadian) Facility Letters of Credit and defease B/As and B/A Equivalent Loans) as shall be necessary in order that the aggregate Revolving (Canadian) Credit Utilization at such time shall not exceed the aggregate Revolving (Canadian) Credit Commitments (after giving effect to such termination or reduction).  On the date of any termination or reduction of the Deposit Funded Commitments pursuant to Section 2.09, SSCE shall pay or prepay so much of the then outstanding Deposit Funded Loans (and/or cash collateralize outstanding Deposit Funded Facility Letters of Credit) as shall be necessary in order that the Deposit Funded Utilization at such time shall not exceed the aggregate Deposit Funded Commitments (after giving effect to such termination and reduction).

(b)  Subject to Section 2.13(j), no later than the third Business Day following the determination of the amount of Net Cash Proceeds received in respect of any Asset Sale occurring on or after the Closing Date, the Borrowers shall apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(f); provided, however, that if (i) at any time prior to the due date of such prepayment, SSCE delivers a certificate of its Financial Officer to the Administrative Agent setting forth its intent (A) in the case of the Pontiac Sale, to use the Net Cash Proceeds received in respect thereof (x) to redeem, repurchase or otherwise extinguish, or to cause the Subsidiaries to redeem, repurchase or otherwise extinguish, their outstanding Indebtedness in accordance with Section 7.09(a), (y) to reinvest, or to cause the Subsidiaries to reinvest, such Net Cash Proceeds in assets that are used or useful in the business of SSCC and the Subsidiaries or (z) to use, or to cause its Subsidiaries to use, such Net Cash Proceeds for acquisitions or purchases permitted by Section 7.05, or (B) in the case of any other Asset Sale, to reinvest, or to cause the Subsidiaries to reinvest, the Net Cash Proceeds received in respect thereof, not in excess of U.S.$250,000,000 in the aggregate for all Asset Sales, within 360 days after the receipt thereof, in assets that are used or useful in the business of SSCC and the Subsidiaries and (ii) no Default or Event of Default shall have occurred and be continuing at the time such certificate is delivered, then no prepayment of Term Loans shall be required pursuant to this paragraph (b), except to the extent such Net Cash Proceeds are not so applied.

(c)  Subject to Section 2.13(j), no later than the earlier of (i) 90 days after the end of each fiscal year of SSCC, commencing with the fiscal year ending on December 31, 2005, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 6.04(a), the Borrowers shall prepay outstanding Term Loans in accordance with Section 2.13(f) in an aggregate principal amount equal to 50% of the amount of Excess Cash Flow that is in excess of U.S.$100,000,000 for the fiscal year then ended.

(d)  Subject to Section 2.13(j), in the event that SSCC or any Subsidiary shall receive Net Cash Proceeds from the issuance or other disposition of Indebtedness for money borrowed of SSCC or such Subsidiary (other than Indebtedness for money borrowed permitted pursuant to Section 7.01 (other than clause (s) thereof), the Borrowers shall reasonably promptly therewith (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by SSCC or any Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(f).

(e)  If on any date, as a result of fluctuations in the Exchange Rate, the Administrative Agent determines that the aggregate Revolving (Canadian) Credit Utilization shall have exceeded for more than three consecutive Business Days an amount equal to 105% of the total Revolving (Canadian) Credit Commitments, the Administrative Agent shall notify the Borrowers of such occurrence and the Borrowers shall on the next succeeding Business Day prepay Revolving (Canadian) Loans in an amount sufficient to eliminate such excess.

(f)  Subject to Section 2.13(j), mandatory prepayments of Term Loans pursuant to paragraphs (b), (c) and (d) above shall be allocated pro rata among the Classes of Term Loans and, within each Class and subject to paragraph (i) below, shall be applied to reduce ratably the remaining Term Loan Repayment Amounts for such Class; provided, however, that, subject to Section 2.16 (i) the Borrowers may allocate and apply up to U.S.$100,000,000 of Excess Cash Flow required to be used to prepay Term Loans hereunder in any year to any Class or Classes of Term Loans and the remaining Term Loan Repayment Amounts for each such Class at their discretion and (ii) mandatory prepayments of the Term Loans from Asset Sales shall be applied as follows: (A) in the case of assets owned by SSCC, SSCE or any Domestic Subsidiary (other than any Domestic Subsidiary that is a subsidiary of a Canadian Subsidiary), to Tranche B Loans and Other Term Loans made to SSCE until and unless such Term Loans have been paid in full and, thereafter, to the other Term Loans in accordance with this paragraph (f), and (B) in the case of assets owned by any Canadian Subsidiary or any subsidiaries of a Canadian Subsidiary, to the Tranche C Loans and Other Term Loans made to SSC Canada until and unless such Term Loans have been paid in full and, thereafter, to the other Term Loans in accordance with this paragraph (f).

(g)  The applicable Borrower shall deliver to the Administrative Agent, (i) at the time of each prepayment by such Borrower required under paragraph (b), (c) or (d) above, a certificate signed by a Financial Officer of such Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days prior to the time of each prepayment required under this Section 2.13, a notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid (which specification shall comply with this Section 2.13) and the principal amount of each Term Loan (or portion thereof) to be prepaid.  All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.15 and shall be accompanied by accrued but unpaid interest on the principal amount paid to but excluding the date of payment, but shall otherwise be without premium or penalty.

(h)  To the extent consistent with paragraph (f) above, amounts to be applied pursuant to this Section 2.13 to the prepayment of Loans shall be applied to reduce outstanding ABR Loans and, if applicable, Canadian Prime Rate Loans prior to being applied to reduce Loans of any other Type.  In the case of any mandatory prepayment of Eurodollar Loans pursuant to this Section 2.13 (other than any mandatory prepayment of Loans of any Class required in connection with the expiration or termination in whole of Commitments of such Class), the applicable Borrower may, at its option, deposit into the Prepayment Account (as defined below) an amount in cash equal to such mandatory prepayment rather than prepaying such Loan on the date otherwise due pursuant to this Section 2.13.  The Administrative Agent shall apply any cash deposited into the Prepayment Account solely to prepay Eurodollar Loans with respect to which such deposit has been made on the last day of the applicable Interest Periods (or on an earlier date if (i) directed to do so by the applicable Borrower or (ii) an Event of Default shall have occurred and is continuing).  For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by the applicable Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (h).  Each Borrower hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in the Prepayment Account to secure the Obligations owed to such Persons.  The Administrative Agent will, at the request of the applicable Borrower, invest amounts on deposit in the Prepayment Account in Permitted Investments that mature prior to the last day of the applicable Interest Periods of the Eurodollar Borrowings to be prepaid; provided, however, that (A) the Administrative Agent shall not be required to make any investment that, in its sole judgment, would result in any violation of any law, statute, rule or regulation and (B) the Administrative Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or an Event of Default shall have occurred and be continuing.  The Borrowers shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay Eurodollar Borrowings on the day due pursuant to the third preceding sentence is not less than the amount that would have been available had no investments been made pursuant thereto.  So long as no Default or Event of Default shall have occurred and be continuing, interest or profits, if any, resulting from investment of amounts on deposit in the Prepayment Account shall be distributed by the Administrative Agent to the applicable Borrower upon the payment of the Eurodollar Borrowing with respect to which such deposit has been made.  Other than any interest or profits resulting from such investments, the Prepayment Account shall not bear interest.

(i)  Notwithstanding the requirements of paragraph (f) above and provided that no Default or Event of Default shall have occurred and be continuing, with respect to any mandatory prepayment of Term Loans required pursuant to this Section 2.13, the Borrowers may, not less than 10 nor more than 20 Business Days prior to the date specified for such prepayment (the “Mandatory Prepayment Date”), provide to each Term Lender a written notice that shall refer to this paragraph (i) and shall (i) set forth the amount of such prepayment (the “Prepayment Amount”) and the portion thereof that the applicable Term Lender (each, a “Prepayment Lender”) would be entitled to receive if it accepts such mandatory prepayment in accordance with this paragraph (i), (ii) request such Prepayment Lender to notify the Borrowers and the Administrative Agent in writing no later than the Business Day prior to the Mandatory Prepayment Date of such Prepayment Lender’s acceptance or rejection (in each case, in whole and not in part) of its share of the Prepayment Amount and (iii) inform such Prepayment Lender that failure by such Prepayment Lender to reject in writing its share of the Prepayment Amount on or before the Business Day prior to the Mandatory Prepayment Date shall be deemed to be an acceptance of such amount.  On the Mandatory Prepayment Date, the Borrowers shall prepay that portion of the Prepayment Amount in respect of which such Prepayment Lenders have accepted prepayment as described above (such Prepayment Lenders, the “Accepting Lenders”), such prepayment to be applied pro rata to the remaining Term Loan Repayment Amounts for the applicable Class of Term Loans.  So long as no Default or Event of Default shall have occurred and be continuing, SSCC and the Subsidiaries shall apply any portion of the Prepayment Amount not applied as provided in the immediately preceding sentence to the repayment of Indebtedness of SSCC and the Subsidiaries maturing on or prior to the Term Loan Maturity Date.  In the event that any provision of this Section 2.13 requires prepayment of the Term Loans prior to the selected Mandatory Prepayment Date, the Borrowers shall deposit the entire amount of the Prepayment Amount into an account under the exclusive control and dominion of the Administrative Agent.

(j)  Notwithstanding anything to the contrary contained in this Agreement, no prepayment of the Tranche C Loans or Other Term Loans made to SSC Canada shall be required to be made under Section 2.11 or this Section 2.13 to the extent that such prepayment or the obligation to make such prepayment would result in SSC Canada being obligated under any circumstances to pay more than 25% of the original principal amount of the Tranche C Loans or such Other Term Loans (the “Threshold Amount”) prior to the fifth anniversary of the respective dates on which such Loans were made.  The amount of such prepayments in excess of the Threshold Amount (the “Excess Amount”) will be allocated pro rata to the further prepayment of the Tranche B Loans and Other Term Loans made to SSCE and applied pro rata to the remaining Term Loan Repayment Amounts for Loans of such Classes until such Loans have been paid in full.  On the Business Day immediately after the fifth anniversary of the date on which such Loans were respectively made, the Excess Amount not previously applied to the further prepayment of the Tranche B Loans and Other Term Loans made to SSCE shall be paid pro rata to the Tranche C Lenders and Incremental Term Lenders that shall have made Other Term Loans to SSC Canada and shall be applied pro rata to the remaining Term Loan Repayment Amounts for Loans of such Classes.

SECTION 2.14.  Reserve Requirements; Change in Circumstances; Increased Costs.  (a)  Notwithstanding any other provision herein, if after the Closing Date any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Facing Agent (except any such reserve requirement that is reflected in the Adjusted LIBO Rate, the Alternate Base Rate or the Canadian Prime Rate) or shall impose on any Lender or any Facing Agent or the

London or Canadian interbank market any other condition affecting this Agreement or Loans made by such Lender or any Letter of Credit obligations, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by any Lender or any Facing Agent hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Facing Agent to be material, then the applicable Borrower will pay to such Lender or such Facing Agent, following receipt by such Borrower of a certificate of such Lender or such Facing Agent to such effect in accordance with Section 2.14(c), such additional amount or amounts as will compensate such Lender or such Facing Agent on an after-tax basis for such additional costs incurred or reduction suffered; provided, however, that none the Lenders or the Facing Agents shall be entitled to demand compensation pursuant to this paragraph (a) if it shall not be the general practice of such Lender or such Facing Agent, as applicable, to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements.

(b)  If any Lender or any Facing Agent shall have determined that the adoption after the Closing Date of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or Facing Agent or any Lender’s or any Facing Agent’s holding company, if any, with any request or directive regarding capital adequacy issued under any law, rule, regulation or guideline (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such Facing Agent’s capital or on the capital of such Lender’s or such Facing Agent’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Facing Agent pursuant hereto, to a level below that which such Lender or such Facing Agent or such Lender’s or such Facing Agent’s holding company, if any, could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s or such Facing Agent’s policies and the policies of such Lender’s or such Facing Agent’s holding company, if any, with respect to capital adequacy) by an amount deemed by such Lender or such Facing Agent to be material, then from time to time the applicable Borrower shall pay to such Lender or such Facing Agent, following receipt by such Borrower of a certificate of such Lender or such Facing Agent to such effect in accordance with Section 2.14(c), such additional amount or amounts as will compensate such Lender or such Facing Agent or such Lender’s or such Facing Agent’s holding company, if any, on an after-tax basis for any such reduction suffered; provided, however, that none of the Lenders or Facing Agents shall be entitled to demand compensation pursuant to this paragraph (b) if it shall not be the general practice of such Lender or such Facing Agent, as applicable, to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements.

(c)  A certificate of a Lender or a Facing Agent setting forth such amount or amounts as shall be necessary to compensate such Lender or such Facing Agent or its holding company, if any, as specified in paragraph (a) or (b) above, as the case may be, and setting forth in reasonable detail an explanation of the basis of requesting such compensation in accordance with paragraph (a) or (b) above, including calculations in reasonable detail, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender or such Facing Agent the amount shown as due on any such certificate delivered by it within 10 days after such Borrower’s receipt of the same.

(d)  Failure on the part of any Lender or any Facing Agent to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s or such Facing Agent’s right to demand compensation with respect to such period or any other period, except that none of the Lenders or Facing Agents shall be entitled to compensation under this Section 2.14 for any costs incurred or reduction suffered with respect to any date unless such Lender or such Facing Agent, as applicable, shall have notified the applicable Borrower that it will demand compensation for such costs or reductions under paragraph (c) above not more than six months after the later of (i) such date and (ii) the date on which such Lender or such Facing Agent, as applicable, shall have become aware of such costs or reductions.  The benefits of this Section 2.14 shall be available to each Lender and each Facing Agent regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

SECTION 2.15.  Indemnity.  Each Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur with respect to Eurodollar Loans or B/A Loans as a consequence of (a) any failure by such Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article V, (b) any failure by such Borrower to borrow or to convert or continue any Loan hereunder after irrevocable notice of such borrowing, conversion or continuation has been given pursuant to Section 2.03 or 2.10, (c) any payment, prepayment or conversion of a Eurodollar Loan or B/A Loan required or permitted by any other provision of this Agreement or otherwise, or any assignment of a Eurodollar Loan or B/A Loan required by Section 2.20(b), in each case made or deemed made on a date other than the last day of the Interest Period or Contract Period, as the case may be, applicable thereto, (d) any purchase of a participation pursuant to Article X of a Eurodollar Loan or a B/A Loan of such Borrower otherwise made or deemed made on a date other than the last day of the Interest Period or Contract Period, as the case may be, applicable thereto, or (e) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether at scheduled maturity, by acceleration, irrevocable notice of prepayment or otherwise), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan or B/A Loan, as the case may be.  Such loss or reasonable expense shall be equal to the sum of (i) such Lender’s actual costs and expenses incurred (other than any lost profits)

in connection with, or by reason of, any of the foregoing events and (ii) an amount equal to the excess, if any, as reasonably determined by such Lender, of (A) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed, converted or continued (assumed to be the Adjusted LIBO Rate or the Discount Rate, as applicable, applicable thereto) for the period from and including the date of such payment, prepayment, conversion or failure to borrow, convert or continue to but excluding the last day of the Interest Period or Contract Period, as the case may be, for such Loan (or, in the case of a failure to borrow, convert or continue, the Interest Period or Contract Period for such Loan that would have commenced on the date of such failure) over (B) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed, converted or continued for such period, Interest Period or Contract Period, as the case may be.  A certificate of any Lender setting forth any amount or amounts, including calculations in reasonable detail, that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.

SECTION 2.16.  Pro Rata Treatment.  Except as permitted under Section 2.13(i) and other than in connection with Swingline Loans, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Deposit Return and the Fees due to the Lenders, each reduction of the Commitments of a Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (provided that (x) in the case of Term Loans or (y) in the event that such Commitments shall have expired or been terminated, such pro rata allocation shall be based on the respective principal amounts of the outstanding Loans (other than Swingline Loans) and/or participations in LC Disbursements and Swingline Loans, as applicable).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing, computed in accordance with Section 2.01, to the next higher or lower whole U.S. Dollar or Canadian Dollar amount, as applicable.  In addition, each Lender agrees that the Administrative Agent may, in its sole discretion, increase or reduce any Revolving (Canadian) Lender’s portion of a B/A Loan to the extent provided in Section 2.22(e).

SECTION 2.17.  Sharing of Setoffs and Realization of Security.  Each Lender agrees that if it shall through the exercise of a right of banker’s lien, combination of accounts, setoff or counterclaim against any Loan Party, or pursuant to a secured claim under any applicable Insolvency Law or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Insolvency Law or otherwise, or pursuant to any Bank Act Security held by such Lender, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans or participations in LC Disbursements and accrued interest thereon as a result of which the unpaid principal portion of its Loans and participations in LC Disbursements and accrued interest thereon shall be proportionately less than the unpaid principal portion of the Loans and participations in LC Disbursements and accrued interest thereon of any other

Lender, such Lender shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and participations in LC Disbursements and accrued interest thereon of such other Lender, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of the principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation pursuant to the foregoing arrangements may, subject to the terms of Section 11.06, exercise any and all rights of banker’s lien, combination of accounts or setoff with respect to any and all moneys owing by the Loan Parties to such Lender by reason thereof as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

SECTION 2.18.  Payments.  (a)  Each Borrower shall make each payment (including payment of principal of or interest on any Loan or any Fees) hereunder and under any other Loan Document not later than 12:00 noon, Standard Time, on the date when due in immediately available funds, without defense, setoff or counterclaim.  All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars, except as otherwise expressly provided.  Each such payment (other than (i) the payments specified in Sections 2.05 and 3.05 to be made to the Facing Agents, which shall be paid directly to the applicable Facing Agent, (ii) payments of principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender, except as set forth in Section 2.21(c), and (iii) payments pursuant to Sections 2.14, 2.15, 2.19 and 11.05, which shall be made to the Persons entitled thereto) shall be made to such account of the Administrative Agent or the Canadian Administrative Agent, as applicable, as such agent shall specify by notice to the applicable Borrower.  Payments made directly to a Facing Agent shall be made to such account of the Facing Agent as such Facing Agent shall specify by notice to the applicable Borrower.  Payments made directly to the Swingline Lender shall be made to such account of the Swingline Lender as the Swingline Lender shall specify by notice to SSCE.  Any payments received by the Administrative Agent, the Canadian Administrative Agent, any Facing Agent or the Swingline Lender after the specified time for receipt of such payment on any day shall be deemed to have been received on the next Business Day.  The Administrative Agent or the Canadian Administrative Agent, as applicable, shall distribute to the applicable Lenders all payments received by it for their respective accounts, promptly following receipt thereof; provided, however, that in case of any prepayment of the Deposit Funded Loans pursuant to Section 2.12 or 2.13, the Administrative Agent shall not so distribute any payments received by it, but shall instead remit all such payments promptly following receipt thereof to the Deposit Account Agent, and the Deposit Account Agent shall deposit all such payments received by it into the Deposit Account promptly following receipt thereof.

(b)  Whenever any payment (including any payment of principal of or interest on any Borrowing or any Fees) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.19.  Taxes.  (a)  Any and all payments by the Loan Parties hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, with respect to the Administrative Agent, any Facing Agent or any Lender (or any transferee or assignee of any of the foregoing, including a participation holder (any such entity being called a “Transferee”)) branch profits taxes and taxes imposed on the net income of the Administrative Agent, such Facing Agent or such Lender (or Transferee), as the case may be, and franchise taxes imposed on the Administrative Agent, such Facing Agent or such Lender (or Transferee), as the case may be, by the United States, Canada or any jurisdiction under the laws of which the Administrative Agent, such Facing Agent or such Lender (or Transferee) is organized or in which the Administrative Agent, such Facing Agent or such Lender (or Transferee) has its principal office or lending office or any political subdivision or taxing authority thereof or therein or in any other jurisdiction in which the Administrative Agent, such Facing Agent or such Lender (or Transferee) is otherwise doing business (or, if a treaty applies, a jurisdiction in which the Administrative Agent, such Facing Agent or such Lender (or Transferee) has a permanent establishment) other than any jurisdiction in which the Administrative Agent, such Facing Agent or such Lender (or Transferee) is treated as doing business (or, if a treaty applies, is treated as having a permanent establishment) solely by reason of having executed, delivered or performed its obligations or received a payment under this Agreement or any other Loan Document (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If any Taxes are required to be deducted from or in respect of any sum payable hereunder by any Loan Party to any Lender (or any Transferee), the Administrative Agent or any Facing Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Lender (or Transferee), the Administrative Agent or such Facing Agent, as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that, if a Lender assigns, participates or otherwise transfers all or any portion of its rights under this Agreement or any other Loan Document or changes its lending office for the purposes of this Agreement and as a result of circumstances existing at the date of the assignment, participation, other transfer or change in lending office, a Borrower would be obligated to pay any amount under this paragraph (a), then the Transferee or Lender acting through its new lending office shall only be entitled to receive payment under this paragraph (a) to the same extent that the previous Lender or the Lender acting through its previous lending office would have been entitled if no such assignment, participation, other transfer or change in lending office had taken place unless (x) such assignment, participation or transfer shall have been at the request of SSCC or a Borrower, (y) such assignment, participation or transfer shall have been made pursuant to Section 2.17 or Article X or (z) such assignment, participation or transfer is of a Revolving (Canadian) Credit Commitment or a Revolving (Canadian) Loan and is made at a time when an Event of Default has occurred and is continuing.

(b)  Each Borrower agrees to pay any current or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies (including mortgage recording taxes and similar fees) that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment and Acceptance entered into at the request of either Borrower or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)  Each Borrower will indemnify each Lender (or Transferee), the Administrative Agent and each Facing Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes on amounts payable under this Section 2.19) paid by such Lender (or Transferee), the Administrative Agent, or such Facing Agent, as the case may be, and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority.  Such indemnification shall be made within 30 days after the date any Lender (or Transferee), the Administrative Agent or any Facing Agent, as the case may be, makes written demand therefor (which demand shall identify the nature and amount of Taxes and Other Taxes for which indemnification is being sought and shall include a copy of the relevant portion of any written assessment from the relevant taxing authority demanding payment of such Taxes or Other Taxes, unless the Lender (or Transferee), the Administrative Agent or such Facing Agent, as the case may be, determines, in its sole discretion, that such portion of any such assessment is confidential).  If a Lender (or Transferee), the Administrative Agent or any Facing Agent shall become aware that it is entitled to receive a refund in respect of Taxes or Other Taxes as to which it has been indemnified by the applicable Borrower pursuant to this Section 2.19, it shall promptly notify such Borrower of the availability of such refund and shall, within 30 days after receipt of a request by the applicable Borrower, apply for such refund at such Borrower’s expense.  If any Lender (or Transferee), the Administrative Agent or any Facing Agent receives a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by either Borrower pursuant to this Section 2.19, it shall promptly notify such Borrower of such refund and shall, within 30 days of receipt, repay such refund (to the extent of amounts that have been paid by such Borrower under this Section 2.19 with respect to such refund and not previously reimbursed) to the Borrower, net of all reasonable out-of-pocket expenses of such Lender, the Administrative Agent or such Facing Agent and without interest (other than the interest, if any, included in such refund net of any Taxes payable with respect to receipt of such refund), provided that such Borrower, upon the request of such Lender (or Transferee), the Administrative Agent or such Facing Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender (or Transferee), the Administrative Agent or such Facing Agent in the event such Lender (or Transferee), the Administrative Agent or such Facing Agent, as the case may be, is required to repay such refund.

(d)  Within 30 days after the date of any payment of Taxes or Other Taxes withheld by either Borrower in respect of any payment to any Lender (or Transferee), the Administrative Agent or any Facing Agent, such Borrower will furnish to the Administrative Agent, at the addresses referred to in Section 11.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to such Lender (or Transferee), the Administrative Agent or such Facing Agent, as the case may be.

(e)  Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.19 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f)  (i) Each of the Administrative Agent, the Senior Agents, the Deposit Funded Facility Agent, the Revolving Facility Facing Agent and any SSCE Lender (or Transferee) that is not a U.S. person (within the meaning of Section 7701(a)(30) of the Code) (a “Non-U.S. Person”) agrees that it shall on the date it becomes the Administrative Agent, the Senior Agent, the Deposit Funded Facility Facing Agent, the Revolving Facility Facing Agent or a SSCE Lender (or Transferee) hereunder, deliver to SSCE and the Administrative Agent (A) one duly completed copy of United States Internal Revenue Service Form W-8BEN or W-8ECI (or replacement or successor forms thereto), or (B) in the case of SSCE Lenders (or Transferees thereof) exempt from United States Federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, one duly completed copy of a United States Internal Revenue Service Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) and a certificate representing that such Non-U.S. Person is not a bank for purposes of Section 881(c) of the Code, or any successor applicable form of any thereof, certifying in each case that the Administrative Agent, such Senior Agent, the Deposit Funded Facility Facing Agent, the Revolving Facility Facing Agent or such SSCE Lender (or Transferee), as the case may be, is entitled to receive payments hereunder payable to it without deduction or withholding of any United States Federal income taxes.  Each of the Administrative Agent, the Revolving Facility Facing Agent, the Senior Agents, the Deposit Funded Facility Facing Agent and the SSCE Lenders (or Transferee) that, pursuant to the immediately preceding sentence is required to deliver to SSCE and the Administrative Agent any such form or certification, further undertakes to deliver to SSCE and the Administrative Agent further copies of any such form or certification or other manner of certification reasonably satisfactory to SSCE on or before the date that any such form or certification expires or becomes obsolete or of the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to SSCE or the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by SSCE or the Administrative Agent, certifying that the Administrative Agent, the Revolving Facility Facing Agent, such Senior Agent, the Deposit Funded Facility Facing Agent, or such SSCE Lender (or Transferee), as the case may be, is entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes, unless there has occurred, on or prior to the date on which any delivery of any such form or certification would otherwise be required, any change in law, rule, regulation, treaty, convention or directive, or any change in the interpretation or application of any thereof (“Change of Law”) that renders all such forms or certification inapplicable or which would prevent the Administrative Agent, the Revolving Facility Facing Agent, such Senior Agent, the Deposit Funded Facility Facing Agent or such SSCE Lender (or Transferee), as the case may be, from duly completing and delivering any such form or certification with respect to it.  In the event of such Change of Law, the Administrative Agent, such Senior Agent, the Deposit Funded Facility Facing Agent, the Revolving Facility Facing Agent or such SSCE Lender (or Transferee), as the case may be, shall advise SSCE that under applicable law it shall be subject to withholding of United States Federal income tax at the full statutory rate, a reduced rate of withholding or without deduction or withholding.  Notwithstanding the foregoing provisions of this paragraph (f), a Revolving (Canadian) Lender that is a Non-U.S. Person shall be required to furnish any such form or certification only if it is entitled to claim an exemption from, or a reduced rate, of withholding.  Each of the Administrative Agent, the Senior Agents, the Deposit Funded Facility Facing Agent, the Revolving Facility Facing Agent and the SSCE Lenders (other than any Revolving (Canadian) Lender) that is a Non-U.S. Person and that is a party hereto as of the date hereof hereby represents and warrants that, as of the date hereof, all payments made to it hereunder are exempt from withholding of United States Federal income taxes (i) because such payments are effectively connected with a United States trade or business conducted by such Non-U.S. Person; (ii) pursuant to the terms of an income tax treaty between the United States and such Non-U.S. Person’s country of residence; or (iii) because such payments are portfolio interest exempt pursuant to Section 871(h) or 881(c) of the Code.

(ii) Notwithstanding anything contained in clause (i) above, in the case of an assignment, participation or transfer made at the request of a Borrower or an assignment, participation or transfer made pursuant to Section 2.17 or Article X, if a Transferee, in its good faith judgment, is eligible for an exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Loan Parties hereunder, such Transferee shall use its reasonable best efforts to provide SSCE and the Administrative Agent with the appropriate forms and certifications that will permit such payments to be made without withholding or at a reduced rate.

(iii) The Administrative Agent, any Senior Agent, any Facing Agent and each Lender (or Transferee) that is a U.S. person within the meaning of Section 7701(a)(30) of the Code (other than any such person that is treated as a corporation for United States federal income tax purposes) shall deliver to the Administrative Agent on or before the date such Person becomes a party to this Agreement a duly completed United States Internal Revenue Service Form W-9 (or successor form) establishing that such Person is not subject to U.S. federal backup withholding.

(iv) Notwithstanding any provision of this Section 2.19 above to the contrary, SSCE shall not have any obligation to pay any Taxes or Other Taxes or to indemnify any SSCE Lender (or Transferee), the Administrative Agent, any Senior Agent, the Deposit Funded Facility Facing Agent or the Revolving Facility Facing Agent for such Taxes or Other Taxes pursuant to this Section 2.19 to the extent that such Taxes or Other Taxes result from (i) the failure of such SSCE Lender (or Transferee), the Administrative Agent, such Senior Agent, or such Facing Agent to comply with its obligations pursuant to this paragraph (f) or (ii) any representation made hereunder or on any such form or certification (or successor applicable form or certification) by the SSCE Lender (or Transferee), the Administrative Agent, such Senior Agent, or such Facing Agent incurring such Taxes or Other Taxes proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made.  Nothing contained herein shall require the Administrative Agent, any Senior Agent, the Deposit Funded Facility Facing Agent, the Revolving Facility Facing Agent or any SSCE Lender (or Transferee) to make its tax returns (or any other information relating to its taxes which it deems confidential) available to SSCE or any other person.

(g)  Each of the Canadian Administrative Agent, the Revolving (Canadian) Facility Facing Agent and any SSC Canada Lender (or Transferee) that is entitled to an exemption from or reduction of withholding tax under the laws of Canada, or any treaty to which Canada is a party, with respect to payment in connection with the SSC Canada Loans under this Agreement shall, upon request by the Administrative Agent, deliver to SSC Canada (with a copy to the Administrative Agent), such properly completed and executed documentation prescribed by applicable law or reasonably requested by SSC Canada as will permit such payments to be made without withholding or at a reduced rate.  Notwithstanding any provision of paragraph (a) above to the contrary, SSC Canada shall have no obligation to pay any Taxes or Other Taxes or to indemnify any SSC Canada Lender (or Transferee), the Canadian Administrative Agent or the Revolving (Canadian) Facility Facing Agent for such Taxes or Other Taxes pursuant to this Section 2.19 to the extent that such Taxes or Other Taxes result from (x) the failure of any SSC Canada Lender, the Canadian Administrative Agent or such Facing Agent to comply with its obligations pursuant to this paragraph (g) (provided, however, that no SSC Canada Lender shall be required to provide any documentation that it is not legally able to provide) or (y) any representation made in any such documentation by the SSC Canada Lender, the Canadian Administrative Agent or such Facing Agent incurring such Taxes or Other Taxes proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made.  Nothing contained herein shall require the Administrative Agent, the Revolving (Canadian) Facility Facing Agent or any SSC Canada Lender (or Transferee) to make its tax returns (or any other information relating to its taxes which it deems confidential) available to SSC Canada or any other Person.

SECTION 2.20.  Duty to Mitigate; Replacement of Lenders.  (a)  Any of the Administrative Agent, the Facing Agents or the Lenders (or Transferees) claiming any additional amounts payable pursuant to Section 2.14 or 2.19 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by either Borrower or to change the jurisdiction of its applicable lending office if the making of such filing or change would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), the Administrative Agent or such Facing Agent, as the case may be, require it to incur additional costs or be otherwise disadvantageous to such Lender (or Transferee), the Administrative Agent or such Facing Agent.

(b)  In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or defaults in its obligations to make Loans hereunder, or either Borrower shall be required to make additional payments to any Lender under Section 2.19, the applicable Borrower shall have the right, but not the obligation, at its own expense (including with respect to the processing and recordation fee referred to in Section 11.04(b)), upon notice to such Lender and the Administrative Agent (and, in the case of any replacement of a Deposit Funded Lender, the Deposit Account Agent), to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in Section 11.04(b)) approved by the Administrative Agent (and, in the case of a Deposit Funded Lender, the Deposit Account Agent), which approval shall not be unreasonably withheld, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 11.04(b)) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority, (ii) such assignee shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of the Loans made by such Lender hereunder and (iii) the applicable Borrower shall pay to the affected Lender in immediately available funds on the date of such assignment the interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

(c)  If, in connection with any proposed amendment, modification, change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by Section 11.08(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the applicable Borrower shall have the right, but not the obligation, at its own expense (including with respect to the processing and recordation fee referred to in Section 11.04(b)) upon notice to such Lender and the Administrative Agent (and, in the case of any replacement of a Deposit Funded Lender, the Deposit Account Agent), to replace each such non-consenting Lender or Lenders (or, at the option of the applicable Borrower, if such Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with an assignee (in accordance with and subject to the restrictions contained in Section 11.04(b)) approved by the Administrative Agent (and, in the case of a Deposit Funded Lender, the Deposit Account Agent), which approval shall not be unreasonably withheld, so long as at the time of such replacement, each such assignee consents to the proposed amendment, modification, change, waiver, discharge or termination; provided, however, that no Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority,

(ii) such assignee shall pay to the non-consenting Lender in immediately available funds on the date of such assignment the principal of the Loans made by such Lender hereunder and subject to such assignment and (iii) the applicable Borrower shall pay to the non-consenting Lender in immediately available funds on the date of such assignment the interest accrued to the date of payment on the Loans made by such Lender hereunder and subject to such assignment and all other amounts accrued for such Lender’s account or owed to it hereunder with respect to such Loans.

SECTION 2.21.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees from time to time during the Revolving Credit Availability Period to make Swingline Loans to SSCE in an aggregate principal amount at any time outstanding not to exceed the lesser of (i) U.S.$50,000,000 and (ii) the difference between (A) the aggregate Revolving Credit Commitments in effect at such time and (B) the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time and (y) the Revolving Facility LC Exposure at such time.  Each Swingline Loan shall be in a principal amount that is an integral multiple of U.S.$250,000.  The Swingline Lender shall make each Swingline Loan available to SSCE by means of a credit to the general deposit account of SSCE with the Swingline Lender by 3:00 p.m., Standard Time, on the date such Swingline Loan is requested to be made pursuant to paragraph (b) below.  Within the limits set forth in the first sentence of this paragraph (a), SSCE may borrow, pay, prepay and reborrow Swingline Loans.

(b)  SSCE shall give the Administrative Agent telephonic, written or fax notice (in the case of telephonic notice, such notice to be promptly confirmed by fax) not later than 11:00 a.m., Standard Time, on the day of a proposed borrowing.  Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan.  The Administrative Agent shall promptly advise the Swingline Lender of any notice received from SSCE pursuant to this paragraph (b).

(c)  The Swingline Lender may, by written or fax notice given to the Administrative Agent not later than 10:00 a.m., Standard Time, on any Business Day, require the Revolving Lenders to purchase all or any portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loan or Swingline Loans to be purchased, and the Administrative Agent shall promptly upon receipt of such notice give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans.  Each Revolving Lender shall pay to the Administrative Agent, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph (c)), such Lender’s Applicable Percentage of the principal amount of such Swingline Loan or Swingline Loans, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  Each Revolving Lender acknowledges and agrees that its obligations to make such payment is absolute and unconditional and shall not be affected by any event or circumstance whatsoever, including the occurrence of any Default or Event of Default hereunder or the failure of any condition precedent set forth in Article V to be satisfied, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  The Administrative Agent shall promptly advise SSCE of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect to such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from SSCE (or any other party on behalf of SSCE) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph (c) and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph (c) shall not constitute a Loan and shall not relieve SSCE of its obligation with respect to the payment thereof.

SECTION 2.22.  Bankers’ Acceptances.  (a)  Subject to the terms and conditions of this Agreement, SSC Canada may request a Revolving (Canadian) Credit Borrowing denominated in Canadian Dollars by presenting drafts for acceptance and purchase as B/As by the Revolving (Canadian) Lenders.

(b)  No Contract Period with respect to a B/A to be accepted and, if applicable, purchased as a Revolving (Canadian) Loan shall extend beyond the Revolving Credit Maturity Date.  All B/As and B/A Loans shall be denominated in Canadian Dollars.

(c)  To facilitate availment of B/A Loans, SSC Canada hereby appoints each Revolving (Canadian) Lender as its attorney to sign and endorse on its behalf (in accordance with a notice of Borrowing relating to a B/A Loan pursuant to Section 2.03 or 2.10), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Revolving (Canadian) Lender, blank forms of B/As in the form requested by such Revolving (Canadian) Lender.  SSC Canada recognizes and agrees that all B/As signed and/or endorsed by a Revolving (Canadian) Lender on behalf of SSC Canada shall bind SSC Canada as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of SSC Canada.  Each Revolving (Canadian) Lender is hereby authorized (in accordance with a notice of Borrowing relating to a B/A Loan) to issue such B/As endorsed in blank in such face amounts as may be determined by such Revolving (Canadian) Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Revolving (Canadian) Lender.  No Revolving (Canadian) Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except for the gross negligence or willful misconduct of such Revolving (Canadian) Lender or its officers, employees, agents or representatives.  Each Revolving (Canadian) Lender shall maintain a record, which shall be made available to SSC Canada upon its request, with respect to B/As (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) canceled at their respective maturities.  On request by or on behalf of SSC Canada, a Revolving (Canadian) Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed on behalf of SSC Canada and that are held by such Revolving (Canadian) Lender and are not required to be issued in accordance with SSC Canada’s irrevocable notice.  Alternatively, SSC Canada agrees that, at the request of the Canadian Administrative Agent, SSC Canada shall deliver to the Canadian Administrative Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(d)  Drafts of SSC Canada to be accepted as B/As hereunder shall be signed as set forth in this Section 2.22.  Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any Revolving (Canadian) Lender or SSC Canada at the date of issuance of a B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on SSC Canada.

(e)  Promptly following the receipt of a notice of borrowing specifying a Revolving (Canadian) Credit Borrowing by way of B/A, the Canadian Administrative Agent shall so advise the Revolving (Canadian) Lenders and shall advise each Revolving (Canadian) Lender of the aggregate face amount of the B/A to be accepted by it and the applicable Contract Period (which shall be identical for all Revolving (Canadian) Lenders).  In the case of Revolving (Canadian) Loans comprised of B/A Loans, the aggregate face amount of the B/A to be accepted by a Revolving  (Canadian) Lender shall be in a minimum aggregate amount of Cdn.$100,000 and shall be a whole multiple of Cdn.$100,000, and such face amount shall be in the Revolving (Canadian) Lenders’ pro rata portions of such Revolving (Canadian) Borrowing, provided that the Administrative Agent may in its sole discretion increase or reduce any Revolving (Canadian) Lender’s portion of such B/A Loan to the nearest Cdn.$100,000 without reducing the aggregate Revolving (Canadian) Credit Commitments.

(f)  SSC Canada may specify in a notice of borrowing pursuant to Section 2.03 or 2.10 that it desires that any B/A requested by such notice of borrowing be purchased by the Revolving (Canadian) Lenders, in which case the Revolving (Canadian) Lenders shall, upon acceptance of a B/A by a Revolving (Canadian) Lender, purchase each B/A from SSC Canada at the Discount Rate for such Revolving (Canadian) Lender applicable to such B/A accepted by it and provide to the Canadian Administrative Agent the Discount Proceeds for the account of SSC Canada.  The Acceptance Fee payable by SSC Canada to a Revolving (Canadian) Lender under Section 2.06(d) in respect of each B/A accepted by such Revolving (Canadian) Lender shall be set off against and deducted from the Discount Proceeds payable by such Revolving (Canadian) Lender under this Section 2.22.

(g)  Each Revolving (Canadian) Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it.

(h)  If a Revolving (Canadian) Lender is not a chartered bank under the Bank Act (Canada) or if a Revolving (Canadian) Lender notifies the Canadian Administrative Agent in writing that it is otherwise unable to accept Bankers’ Acceptances, such Revolving (Canadian) Lender will, instead of accepting and purchasing Bankers’ Acceptances, make an advance (a “B/A Equivalent Loan”) to SSC Canada in the amount and for the same term as the draft that such Revolving (Canadian) Lender would otherwise have been required to accept and purchase hereunder.  Each such Revolving (Canadian) Lender will provide to the Canadian Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of SSC Canada.  Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Revolving (Canadian) Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis at the Discount Rate) a Bankers’ Acceptance for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Revolving (Canadian) Lenders and SSC Canada as the Bankers’ Acceptance which such B/A Equivalent Loan replaces).  All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a Bankers’ Acceptance would be deducted from the face amount of the Bankers’ Acceptance.

(i)  SSC Canada waives presentment for payment and any other defense to payment of any amounts due to a Revolving (Canadian) Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Revolving (Canadian) Lender in its own right, and SSC Canada agrees not to claim any days of grace if such Revolving (Canadian) Lender, as holder, claims payment from or sues SSC Canada on the B/A for payment of the amount payable by SSC Canada thereunder.  On the last day of the Contract Period of a B/A, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, SSC Canada shall pay the Revolving (Canadian) Lender that has accepted and purchased a B/A or advanced a B/A Equivalent Loan  the full face amount of such B/A or B/A Equivalent Loan, as the case may be, and, after such payment, SSC Canada shall have no further liability in respect of such B/A and such Revolving (Canadian) Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j)  Except as required by any Revolving (Canadian) Lender upon the occurrence of an Event of Default, no B/A Loan may be repaid by SSC Canada prior to the expiry date of the Contract Period applicable to such B/A Loan; provided, however, that any B/A Loan may be defeased as provided in the proviso to Section 2.12(a).

SECTION 2.23.  Incremental Commitments.  (a)  Either Borrower may on one or more occasions, by written notice to the Senior Agents, request Incremental Term Loan Commitments in an aggregate amount not to exceed the Incremental Commitment Amount from one or more Incremental Term Lenders, which may include any existing Lender; provided that each Incremental Term Lender, if not already a Lender hereunder, shall be subject to the approval of the Senior Agents (which approval shall not be unreasonably withheld or delayed).  Such notice shall set forth (i) the amount of the

Incremental Term Loan Commitments being requested (which shall be in minimum increments of U.S.$5,000,000 and a minimum amount of U.S.$20,000,000 or equal to the remaining Incremental Commitment Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (which time periods for notice may be modified or waived at the discretion of the Senior Agents)) and (iii) whether such Incremental Term Loan Commitments are to be Tranche B Commitments or, in the case of SSC Canada, Tranche C Commitments, or commitments to make term loans with pricing terms different from the Tranche B Loans or the Tranche C Loans (“Other Term Loans”).

(b)  SSCE may on one or more occasions, by written notice to the Senior Agents, request Incremental Revolving Credit Commitments in an aggregate amount not to exceed the Incremental Commitment Amount from one or more Incremental Revolving Lenders, and SSC Canada may, by written notice to the Senior Agents from time to time, request Incremental Revolving (Canadian) Credit Commitments in an aggregate amount not to exceed the Incremental Commitment Amount from one or more Incremental Revolving (Canadian) Lenders, which may, in any case, include any existing Lender; provided that (i) each Incremental Revolving Lender shall be subject to the approval of the Senior Agents, the Revolving Facility Facing Agent and the Swingline Lender, and (ii) each Incremental Revolving (Canadian) Lender shall be subject to the approval of the Senior Agents and the Revolving (Canadian) Facility Facing Agent (which approvals shall not be unreasonably withheld or delayed).  Such notice shall set forth (x) the amount of the Incremental Revolving Credit Commitments or Incremental Revolving (Canadian) Credit Commitments being requested (which shall be in minimum increments of U.S.$5,000,000 and a minimum amount of U.S.$20,000,000 or equal to the remaining Incremental Commitment Amount) and (y) the date on which such Incremental Revolving Credit Commitments or Incremental Revolving (Canadian) Credit Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (which time periods for notice may be modified or waived at the discretion of the Senior Agents)).

(c)  SSCE may on one or more occasions, by written notice to the Senior Agents, request Incremental Deposit Funded Commitments in an aggregate amount not to exceed the Incremental Commitment Amount from one or more Incremental Deposit Funded Lenders, which may include any existing Lender; provided that each Incremental Deposit Funded Lender shall be subject to the approval of the Senior Agents and the Deposit Funded Facility Facing Agent (which approvals shall not be unreasonably withheld or delayed).  Such notice shall set forth (i) the amount of the Incremental Deposit Funded Commitments being requested (which shall be in minimum increments of U.S.$5,000,000 and a minimum amount of U.S.$20,000,000 or equal to the remaining Incremental Commitment Amount) and (ii) the date on which such Incremental Deposit Funded Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (which time periods for notice may be modified or waived at the discretion of the Senior Agents)).

(d)  The applicable Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement, Incremental Revolving Credit Assumption Agreement or Incremental Deposit Funded Credit Assumption Agreement, as applicable, and such other documentation as the Senior Agents shall reasonably specify to evidence the Incremental Commitment of such Incremental Lender.  Each Incremental Term Loan Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided that, without the prior written consent of Term Lenders holding a majority of the principal amount of the outstanding Term Loans, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date, (ii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Term Loans and (iii) if the initial yield on any Other Term Loans (as determined by the Senior Agents to be equal to the sum of (x) the Adjusted LIBOR margin on the Other Term Loans and (y) if the Other Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from SSCC or any Subsidiary for doing so (the amount of such fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four) exceeds by more than 25 basis points (the amount of such excess above 25 basis points being referred to herein as the “Yield Differential”) the Applicable Rate then in effect for Eurodollar Term Loans, then the Applicable Rate then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans; and provided further that, without the prior written consent of the majority in interest of the Revolving Lenders and Revolving (Canadian) Lenders, voting as a single class, the final maturity date of any Other Term Loans shall be no earlier than the Revolving Credit Maturity Date, and without the prior written consent of the majority in interest of the Deposit Funded Lenders, the final maturity date of any Other Term Loans shall be no earlier than the Deposit Funded Maturity Date.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Credit Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Credit Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitment evidenced thereby.  Any such deemed amendment may be memorialized in writing by the Senior Agents with the Borrowers’ consent (not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

(e)  Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.23 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 5.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the applicable Borrower and (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation reasonably requested by the Senior Agents consistent with those delivered on the Closing Date pursuant to Section 5.02.

(f)  Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Tranche B Loans or Tranche C Loans, as the case may be, on a pro rata basis.  This may be accomplished at the discretion of the Administrative Agent by requiring each outstanding Eurodollar Tranche B Borrowing or Eurodollar Tranche C Borrowing, as applicable, to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Tranche B Borrowing or Eurodollar Tranche C Borrowing, as applicable, on a pro rata basis, even though as a result thereof such Incremental Term Loan may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of this Agreement that would prohibit such an initial Interest Period).  Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section 2.15.  If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing then, subject to Section 2.07, the interest rate applicable to such Incremental Term Loan for the remainder of such Interest Period shall equal the Adjusted LIBO Rate for a period approximately equal to the remainder of such Interest Period (as determined by the Administrative Agent two Business Days before the date such Incremental Term Loan is made) plus the Applicable Rate.  In addition, to the extent any Incremental Term Loans are Tranche B Loans or Tranche C Loans, the scheduled amortization payments under Section 2.11 required to be made after the making of such Incremental Term Loans shall be ratably increased to reflect the aggregate principal amount of such Incremental Term Loans.  In such event, the Administrative Agent shall prepare and distribute to the Borrowers and the Lenders an updated amortization schedule, which shall be conclusive absent manifest error.

(g)  Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Revolving Credit Commitment or Incremental Revolving (Canadian) Credit Commitment pursuant to this Section 2.23, the outstanding Revolving Loans and Revolving (Canadian) Loans are held by the Revolving Lenders and Revolving (Canadian) Lenders, respectively, in accordance with their new Applicable Percentages.  This may be accomplished at the discretion of the Administrative Agent (i) by requiring the outstanding Revolving Loans or Revolving (Canadian) Loans to be prepaid with the proceeds of a new Revolving Credit Borrowing or Revolving (Canadian) Credit Borrowing, as the case may be, (ii) by permitting the Revolving Credit Borrowings and Revolving (Canadian) Credit Borrowings outstanding at the time of any increase in the aggregate Revolving Credit Commitments or the aggregate Revolving (Canadian) Credit Commitments pursuant to this Section 2.23 to remain outstanding until the last days of the respective Interest Periods therefor, even though the Revolving Lenders or Revolving (Canadian) Lenders, as the case may be, would hold such Revolving Credit Borrowings or Revolving (Canadian) Credit Borrowings, as applicable, other than in accordance with their new Applicable Percentages, or (iii) by any combination of the foregoing.  Any prepayment described in this paragraph (g) shall be subject to Section 2.15, but otherwise without premium or penalty.

(h)  Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any Incremental Deposit Funded Commitment pursuant to this Section 2.23, the outstanding Deposit Funded Loans (if any) are held by the Deposit Funded Lenders in accordance with their new Applicable Percentages.  This may be accomplished at the discretion of the Administrative Agent by taking any action comparable to the actions described in paragraph (f) above.

ARTICLE III

Letters of Credit

SECTION 3.01.  General.  Subject to the terms and conditions set forth herein, (a) SSCE may request the issuance of Revolving Facility Letters of Credit, for its own account, by the Revolving Facility Facing Agent, in a form reasonably acceptable to the Revolving Facility Facing Agent and the Administrative Agent (it being agreed that the Administrative Agent shall not unreasonably delay its response as to acceptability of such form (and, in any event, shall provide such response within two Business Days of receiving the proposed form) and shall not unreasonably withhold its confirmation as to acceptability of such form), at any time and from time to time during the period from the Closing Date to the date that is 30 days prior to the Revolving Credit Maturity Date, (b) SSC Canada may request the issuance of Revolving (Canadian) Facility Letters of Credit, for its own account, by the Revolving (Canadian) Facility Facing Agent, in a form reasonably acceptable to the Revolving (Canadian) Facility Facing Agent and the Canadian Administrative Agent (it being agreed that the Canadian Administrative Agent shall not unreasonably delay its response as to acceptability of such form (and, in any event, shall provide such response within two Business Days of receiving the proposed form) and shall not unreasonably withhold its confirmation as to acceptability of such form), at any time and from time to time during the period from the Closing Date to the date that is 30 days prior to the Revolving Credit Maturity Date and (c) SSCE may request the issuance of Deposit Funded Letters of Credit, for its own account, by the Deposit Funded Facility Facing Agent, in a form reasonably acceptable to the Deposit Funded Facility Facing Agent, at any time and from time to time during the period from the Closing Date to the date that is 30 days prior to the Deposit Funded Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the applicable Facing Agent relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

SECTION 3.02.  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit, the applicable Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Facing Agent) to the applicable Facing Agent and the Administrative Agent, reasonably in advance of the requested date of issuance, a Letter of Credit Request.  To request any amendment, renewal or extension of any outstanding Letter of Credit, the applicable Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Facing Agent) to the applicable Facing Agent and the Administrative Agent, reasonably in advance of the requested date of amendment, renewal or extension, a notice on the applicable Borrower’s letterhead identifying the Letter of Credit and the date of the requested amendment, renewal or extension (which must be a Business Day) and indicating the specifics of such amendment, renewal or extension.  A Revolving Facility Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Revolving Facility Letter of Credit, SSCE shall be deemed to represent and warrant that) after giving effect to such issuance, amendment, renewal or extension (a) the Revolving Facility LC Exposure shall not exceed U.S.$200,000,000 and (b) the Revolving Credit Utilization shall not exceed the aggregate Revolving Credit Commitments.  A Revolving (Canadian) Facility Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Revolving (Canadian) Facility Letter of Credit, SSC Canada shall be deemed to represent and warrant that) after giving effect to such issuance, amendment, renewal or extension (i) the Revolving (Canadian) Facility LC Exposure shall not exceed U.S.$50,000,000 and (ii) the Revolving (Canadian) Credit Utilization shall not exceed the aggregate Revolving (Canadian) Credit Commitments.  A Deposit Funded Facility Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Deposit Funded Facility Letter of Credit, SSCE shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (A) the Deposit Funded LC Exposure shall not exceed the aggregate Deposits and (B) the Deposit Funded Utilization shall not exceed the aggregate Deposit Funded Commitments.  Promptly after the issuance or amendment of any Letter of Credit, the applicable Facing Agent shall notify the Administrative Agent  (and, in the case of any Deposit Funded Facility Letter of Credit, the Deposit Account Agent) and SSCE or SSC Canada, as the case may be, in writing of such issuance or amendment and such notice shall be accompanied by a copy of such issued or amended Letter of Credit.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Lender, Revolving (Canadian) Lender or Deposit Funded Lender, as applicable, in writing of such issuance or amendment, and if any Revolving Lender, Revolving (Canadian) Lender or Deposit Funded Lender shall so request, the Administrative Agent shall provide such Lender with a copy of such issued or amended Letter of Credit.

SECTION 3.03.  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earliest of (a) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (b) the date that is five Business Days prior to the Revolving Credit Maturity Date or, in the case of any Deposit Funded Facility Letter of Credit, five Business Days prior to the Deposit Funded Maturity Date.

SECTION 3.04.  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Facing Agent or the Lenders, the applicable Facing Agent hereby grants to each Revolving Lender, Revolving (Canadian) Lender or Deposit Funded Lender, as the case may be, and each such Lender hereby acquires from the applicable Facing Agent, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit.  In addition, (a) the Revolving Facility Facing Agent hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires, a participation in each Existing SSCE Letter of Credit (other than the Existing IRB Letters of Credit), (b) the Revolving (Canadian) Facility Facing Agent hereby grants to each Revolving (Canadian) Lender, and each Revolving (Canadian) Lender hereby acquires, a participation in each Existing SSC Canada Letter of Credit, and (c) the Deposit Funded Facility Facing Agent hereby grants to each Deposit Funded Lender, and each Deposit Funded Lender hereby acquires, a participation in each Existing IRB Letter of Credit, in each case, equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Existing Letter of Credit, effective as of the Closing Date.  In consideration and in furtherance of the foregoing, (i) each Revolving Lender and Revolving (Canadian) Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent or the Canadian Administrative Agent, respectively, for the account of the applicable Facing Agent, such Lender’s Applicable Percentage of each LC Disbursement in respect of a Revolving Facility Letter of Credit or a Revolving (Canadian) Facility Letter of Credit, respectively, made by the applicable Facing Agent and not reimbursed by the applicable Borrower on the date due, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason and (ii) each Deposit Funded Lender hereby absolutely and unconditionally authorizes the Deposit Account Agent to pay to the Deposit Funded Facility Facing Agent such Lender’s Applicable Percentage of each LC Disbursement in respect of a Deposit Funded Facility Letter of Credit made by such Facing Agent and not reimbursed by SSCE on the date due, or of any reimbursement payment required to be refunded to SSCE for any reason, from the amounts on deposit in the Deposit Account, in each case, as provided in Section 3.05.  Each Revolving Lender, Revolving (Canadian) Lender and Deposit Funded Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 3.04 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Revolving Credit Commitments, Revolving (Canadian) Credit Commitments or Deposit Funded Commitments, as applicable, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

SECTION 3.05.  Reimbursement.  (a)  If the Revolving Facility Facing Agent shall pay any draft or other form of demand presented under a Revolving Facility Letter of Credit, SSCE shall pay to the Revolving Facility Facing Agent an amount equal to the amount of such draft or other form of demand not later than two hours after SSCE shall have received notice from the Revolving Facility Facing Agent that payment of such draft or other form of demand will be made or, if SSCE shall have received such notice later than 10:00 a.m., Standard Time, on any Business Day, not later than 10:00 a.m., Standard Time, on the immediately following Business Day, provided that

SSCE may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.21, as applicable, that such reimbursement payment be financed with an ABR Revolving Credit Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the obligations of SSCE in respect of such LC Disbursement shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing or Swingline Loan.  If SSCE fails to make such reimbursement payment when due and such reimbursement payment is not financed with an ABR Revolving Credit Borrowing or a Swingline Loan as contemplated by the immediately preceding sentence, the Revolving Facility Facing Agent shall promptly notify the Administrative Agent, which shall in turn notify each Revolving Lender of such LC Disbursement, the reimbursement payment then due from SSCE in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent an amount equal to such Lender’s Applicable Percentage of the reimbursement payment then due from SSCE, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph (a)), and the Administrative Agent shall promptly pay to the Revolving Facility Facing Agent the amounts so received by it from the Revolving Lenders (it being understood and agreed that (i) if the conditions precedent to borrowing set forth herein have been met, then any such amount paid by any Revolving Lender shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of SSCE in respect of such LC Disbursement shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing and (ii) if such conditions precedent to borrowing have not been met, then any such amount paid by any Revolving Lender shall not constitute a Loan and shall not relieve SSCE of its obligation to reimburse such LC Disbursement).  The Revolving Facility Facing Agent will promptly notify the Administrative Agent of any amount subsequently received by it from SSCE or another Loan Party in respect of such LC Disbursement and, in the event that Revolving Lenders have made payments pursuant to this paragraph (a), shall promptly remit to the Administrative Agent any such amount, and the Administrative Agent shall distribute such amount to the Revolving Lenders and the Revolving Facility Facing Agent as their interests may appear.

(b)  If the Revolving (Canadian) Facility Facing Agent shall pay any draft or other form of demand presented under a Revolving (Canadian) Facility Letter of Credit, SSC Canada shall pay to the Revolving (Canadian) Facility Facing Agent an amount equal to the amount of such draft or other form of demand not later than two hours after SSC Canada shall have received notice from the Revolving (Canadian) Facility Facing Agent that payment of such draft or other form of demand will be made or, if SSC Canada shall have received such notice later than 10:00 a.m., Standard Time, on any Business Day, not later than 10:00 a.m., Standard Time, on the immediately following Business Day, provided that SSC Canada may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such reimbursement payment be financed with an ABR Revolving (Canadian) Credit Borrowing or, if such LC Disbursement is denominated in Canadian Dollars, a Canadian Prime Rate Borrowing in an equivalent amount and, to the extent so financed, the obligations of SSC Canada in respect of such LC Disbursement shall be discharged and replaced by the resulting ABR Revolving (Canadian) Credit Borrowing or Canadian Prime Rate Borrowing, as the case may be.  If SSC Canada fails to make such reimbursement payment when due and such reimbursement payment is not financed with a Borrowing as contemplated by the immediately preceding sentence, the Revolving (Canadian) Facility Facing Agent shall notify the Canadian Administrative Agent, which shall in turn notify each Revolving (Canadian) Lender of such LC Disbursement, the reimbursement payment then due from SSC Canada in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving (Canadian) Lender shall pay to the Canadian Administrative Agent an amount equal to such Lender’s Applicable Percentage of the reimbursement payment then due from SSC Canada, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Revolving (Canadian) Lenders under this paragraph (b)), and the Canadian Administrative Agent shall promptly pay to the Revolving (Canadian) Facility Facing Agent the amounts so received by it from the Revolving (Canadian) Lenders (it being understood and agreed that (i) if the conditions precedent to borrowing set forth herein have been met, then any such amount paid by any Revolving (Canadian) Lender shall be deemed to constitute an ABR Revolving (Canadian) Loan or, if such LC Disbursement is denominated in Canadian Dollars, a Canadian Prime Rate Loan of such Lender and, to the extent of such payment, the obligations of SSC Canada in respect of such LC Disbursement shall be discharged and replaced by the resulting ABR Revolving (Canadian) Credit Borrowing or Canadian Prime Rate Borrowing, as the case may be, and (ii) if such conditions precedent to borrowing have not been met, then any such amount paid by any Revolving (Canadian) Lender shall not constitute a Loan and shall not relieve SSC Canada of its obligation to reimburse such LC Disbursement).  The Revolving (Canadian) Facility Facing Agent will promptly notify the Canadian Administrative Agent of any amount subsequently received by it from SSC Canada or another Loan Party in respect of such LC Disbursement and, in the event that Revolving (Canadian) Lenders have made payments pursuant to this paragraph (b), shall promptly remit to the Canadian Administrative Agent any such amount, and the Canadian Administrative Agent shall distribute such amount to the Revolving (Canadian) Lenders and the Revolving (Canadian) Facility Facing Agent as their interests may appear.

(c)  If the Deposit Funded Facility Facing Agent shall pay any draft or other form of demand presented under a Deposit Funded Facility Letter of Credit, SSCE shall pay to the Deposit Funded Facility Facing Agent an amount equal to the amount of such draft or other form of demand not later than two hours after SSCE shall have received notice from the Deposit Funded Facility Facing Agent that payment of such draft or other form of demand will be made or, if SSCE shall have received such notice later than 10:00 a.m., Standard Time, on any Business Day, not later than 10:00 a.m., Standard Time, on the immediately following Business Day.  If the Deposit Funded Facility Facing Agent has not received from SSCE such reimbursement payment when due, the Deposit Funded Facility Facing Agent will promptly notify the Administrative Agent and the Deposit Account Agent of such LC Disbursement, and the Administrative Agent shall in turn notify each Deposit Funded Lender of such LC Disbursement, the reimbursement payment then due from SSCE in respect thereof and such Lender’s Applicable Percentage thereof.  Each Deposit Funded Lender hereby authorizes the

Deposit Account Agent, and the Deposit Account Agent hereby agrees, to withdraw from the Deposit Account the amount of such reimbursement payment and to make such amount available to the Deposit Funded Facility Facing Agent (it being understood and agreed that (i) if the conditions precedent to borrowing set forth herein have been met, then such Lender’s Applicable Percentage of such amount shall be deemed to constitute its Deposit Funded Loan and the obligations of SSCE with respect to such LC Disbursement shall be discharged and replaced by the resulting Deposit Funded Borrowing and (ii) if such conditions precedent have not been met, then such amount shall not constitute a Loan and shall not relieve SSCE of its obligation to reimburse such LC Disbursement).  The Deposit Funded Facility Facing Agent will promptly notify the Administrative Agent and the Deposit Account Agent of any amount subsequently received by it from SSCE in respect of such LC Disbursement and shall promptly remit to the Deposit Account Agent any such amount, which shall in turn deposit such amount into the Deposit Account.  Thereafter, any such amounts deposited to the Deposit Account shall be available to reimburse the Deposit Funded Facility Facing Agent in accordance with the second preceding sentence of this paragraph (c).   Notwithstanding anything herein to the contrary, the funding obligation of each Deposit Funded Lender in respect of its participations of Deposit Funded Facility Letters of Credit shall be satisfied in full upon the funding of an amount equal to its Deposit Funded Commitment into the Deposit Account.

SECTION 3.06.  Obligations Absolute.  Each Borrower’s obligation to repay the applicable Facing Agent for LC Disbursements made by the applicable Facing Agent under the outstanding Letters of Credit for the account of the applicable Borrower shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of:

(a)  any lack of validity or enforceability of any Letter of Credit;

(b)  the existence of any claim, setoff, defense or other right that the applicable Borrower or any other Person may at any time have against the beneficiary or transferee under any Letter of Credit, any Facing Agent, the Administrative Agent, any Lender or any other Person (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the gross negligence or willful misconduct of the applicable Facing Agent) in connection with this Agreement or any other agreement or transaction;

(c)  any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, provided that payment by the applicable Facing Agent under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or willful misconduct of the applicable Facing Agent;

(d)  payment by the applicable Facing Agent under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the applicable Facing Agent; and

(e)  any other circumstance or event whatsoever, whether or not similar to any of the foregoing, provided that such circumstance or event shall not have been the result of gross negligence or willful misconduct of the applicable Facing Agent.

It is understood that in making any payment under a Letter of Credit (i) the applicable Facing Agent’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (ii) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall not, in each case, be deemed willful misconduct or gross negligence of the applicable Facing Agent.

SECTION 3.07.  Disbursement Procedures.  The applicable Facing Agent shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Facing Agent shall promptly notify (a) the Administrative Agent in the case of Revolving Facility Letters of Credit, (b) the Canadian Administrative Agent in the case of Revolving (Canadian) Facility Letters of Credit and (c) the Administrative Agent and the Deposit Account Agent in the case of Deposit Funded Facility Letters of Credit and, in each case, the applicable Borrower by telephone (confirmed by fax) of such demand for payment and whether such Facing Agent has made or will make a LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the applicable Facing Agent and the Revolving Lenders, Revolving (Canadian) Lenders or Deposit Funded Lenders, as the case may be, with respect to any such LC Disbursement.

SECTION 3.08.  Interim Interest.  If a Facing Agent shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at (a) in the case of LC Disbursements (other than LC Disbursements in respect of any Deposit Funded Facility Letter of Credit) denominated in U.S. Dollars, the rate per annum then applicable to ABR Revolving Loans, (b) in the case of LC Disbursements denominated in Canadian Dollars, the rate per annum then applicable to Canadian Prime Rate Loans, and (c) in the case of LC Disbursements in respect of any Deposit Funded Facility Letter of Credit, the rate per annum then applicable to ABR Tranche B Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to Section 3.05, then Section 2.07 shall apply.  Interest accrued pursuant to this Section 3.08 shall be for the account of the applicable Facing Agent, except that interest accrued on and after the date of payment by any Revolving Lender, Revolving (Canadian) Lender or Deposit Funded Lender, as the case may be, pursuant to Section 3.05 to reimburse the applicable Facing Agent shall be for the account of such Lender to the extent of such payment.

SECTION 3.09.  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 3.09, (a) SSCE shall deposit (i) in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the Revolving Facility LC Exposure as of such date plus any accrued and unpaid fees and interest thereon and (ii) in an account with the Deposit Account Agent, in the name of the Deposit Account Agent and for the benefit of the Deposit Funded Lenders, an amount in cash equal to the Deposit Funded Facility LC Exposure as of such date plus any accrued and unpaid fees and interest thereon, and (b) SSC Canada shall deposit in an account with the Canadian Administrative Agent, in the name of the Canadian Administrative Agent and for the benefit of the Revolving (Canadian) Lenders, an amount in cash equal to the Revolving (Canadian) Facility LC Exposure as of such date plus any accrued and unpaid fees and interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to SSCC or either Borrower described in paragraph (g) or (h) of Article VIII.  Each such deposit shall be held by the Administrative Agent, the Canadian Administrative Agent or the Deposit Account Agent, as applicable, as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  The Administrative Agent, Canadian Administrative Agent and the Deposit Account Agent, as applicable, shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent, the Canadian Administrative Agent or the Deposit Account Agent, as applicable, and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent, the Canadian Administrative Agent or the Deposit Account Agent, as applicable, to reimburse the applicable Facing Agent for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of SSCE for the Revolving Facility LC Exposure or for the Deposit Funded LC Exposure, as applicable, and the reimbursement obligations of SSC Canada for the Revolving (Canadian) Facility LC Exposures at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 3.10.  Replacement of a Facing Agent.  A Facing Agent may be replaced at any time by written agreement among the Borrowers, the Senior Agents, the Administrative Agent, the replaced Facing Agent and the successor Facing Agent.  Any such successor Revolving (Canadian) Facility Facing Agent shall not be a non-resident of Canada or shall be deemed to be resident in Canada for purposes of Part XIII of the ITA in respect of the Revolving (Canadian) Facility Letters of Credit to be issued by it.  The Administrative Agent shall notify the Lenders of any such replacement of a Facing Agent.  At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Facing Agent pursuant to Sections 2.05(b), (c) and (d).  From and after the effective date of any such replacement, (a) the successor Facing Agent shall have all the rights and obligations of a Facing Agent under this Agreement with respect to Letters of Credit to be issued thereafter and (b) references herein to the term “Facing Agent” and to the term “Revolving Facility Facing Agent”, “Revolving (Canadian) Facility Facing Agent” or “Deposit Funded Facility Facing Agent,” as applicable, shall be deemed to refer to such successor or to any previous Facing Agent, or to such successor and all previous Facing Agents, as the context shall require.  After the replacement of a Facing Agent hereunder, the replaced Facing Agent shall remain a party hereto and shall continue to have all the rights and obligations of a Facing Agent under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

SECTION 3.11.  Additional Facing Agents.  The Borrowers may, at any time and from time to time with the consent of the Senior Agents (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as a Revolving Facility Facing Agent or a Revolving (Canadian) Facility Facing Agent under the terms of this Agreement.  Any Lender designated as a Revolving Facility Facing Agent or a Revolving (Canadian) Facility Facing Agent pursuant to this Section 3.11 shall, in addition to being a Lender, be deemed to be the “Revolving Facility Facing Agent” or “Revolving (Canadian) Facility Facing Agent”, as the case may be, in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to any other Revolving Facility Facing Agent or Revolving (Canadian) Facility Facing Agent, as applicable, and such Lender.

SECTION 3.12.  Existing Letters of Credit.  The Borrowers, the Facing Agents and the Lenders acknowledge the issuance of the Existing Letters of Credit and agree that such Existing Letters of Credit shall constitute Letters of Credit pursuant to the terms and conditions of this Agreement and the other Loan Documents.

ARTICLE IV

Representations and Warranties

Each of SSCC and the Borrowers represents and warrants to each of the Lenders, the Agents and the Facing Agents that:

SECTION 4.01.  Organization; Powers.  Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in every jurisdiction where such qualification is required by the nature of its business, the character and location of its property, business or customers, or the ownership or leasing of its properties, except for such jurisdictions in which the failure so to qualify, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow hereunder.

SECTION 4.02.  Authorization.  The execution, delivery and performance by the parties party thereto of the Merger Agreement and the transactions contemplated thereby (collectively, the “Merger Transactions”) and by each of the Loan Parties of each of the Loan Documents to which it is a party, the Borrowings hereunder, the issuance of the Letters of Credit, the use of the proceeds of the Loans and the Letters of Credit, the creation of the security interests contemplated by the Security Documents and the other transactions contemplated by the Loan Documents (other than the Merger Transactions) (collectively, the “Credit Transactions” and, together with the Merger Transactions, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, other than any law, statute, rule or regulation the violation of which could not reasonably be expected to result in a Material Adverse Effect, or of the certificate of incorporation or other constitutive documents or by-laws of any Loan Party or any of its subsidiaries, (B) any order of any Governmental Authority or (C) any provision of any indenture or other material agreement or other material instrument to which any Loan Party or any of its subsidiaries is a party or by which any of them or any of their property is or may be bound, except, with respect to the Merger Transactions, where such violations could not reasonably be expected to have a Material Adverse Effect, (ii) constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument, except, with respect to the Merger Transactions, where such defaults could not reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien (other than any Lien created hereunder or under the Security Documents) upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party or any of its subsidiaries.

SECTION 4.03.  Enforceability.  This Agreement has been duly executed and delivered by SSCC and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of SSCC, each Borrower and the other Loan Parties, as applicable, enforceable against each of them in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether enforcement is sought by proceeding in equity or at law)).

SECTION 4.04.  Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and similar security or collateral filings and registrations under applicable laws in other jurisdictions, (b) recordation of the Mortgages, (c) filings with the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, and registrations with the Registers of Personal and Movable Real Rights of the Province of Quebec and with Land Registers for various Land Registration Divisions of the Province of Quebec, (d) such actions, consents, approvals, registrations and filings as have been made or obtained and are in full force and effect, and (e) with respect to the Merger Transactions, actions, consents, approvals, registrations, filings or other actions the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.05.  Financial Statements.  Each of SSCC, SSCE and SSC Canada has delivered to the Lenders (a) its audited financial statements for the fiscal year ended December 31, 2003, together with its annual report on Form 10-K, if any, filed with the Securities and Exchange Commission with respect to such fiscal year, and (b) its unaudited financial statements for the fiscal quarter ended June 30, 2004, together with its quarterly report on Form 10-Q, if any, filed with the Securities and Exchange Commission with respect to such fiscal quarter.  All financial statements set forth or referred to in the materials specified in the preceding sentence were prepared in conformity with U.S. GAAP or Canadian GAAP, as applicable, except, in the case of unaudited financial statements, for the absence of footnote disclosure and for year-end audit adjustments.  All such financial statements fairly present in all material respects the consolidated financial position of such Persons and their respective subsidiaries as at the date thereof and the consolidated results of operations and cash flows of such Persons and their respective subsidiaries for each of the periods covered thereby.  Except as disclosed in such financial statements, neither SSCC nor any of the Subsidiaries had at the date of such financial statements any material contingent obligation, material contingent liability or material liability for taxes, long-term lease or unusual forward or long-term commitment or obligations to retired employees for medical or other employee benefits that is not reflected in the foregoing financial statements or the notes thereto.

SECTION 4.06.  No Material Adverse Effect.  Since December 31, 2003, there has been no event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 4.07.  Title to Properties; Possession Under Leases.  (a)  Except as set forth on Schedule 4.07, each of SSCC and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted.  All such title to, or leasehold interest in, material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 7.02 and Liens with respect to which the Collateral Agent has received on or prior to the Closing Date duly executed releases and termination statements in connection therewith.

(b)  Each of SSCC and the Subsidiaries has complied with all obligations under all leases to which it is a party and enjoys peaceful and undisturbed possession under all such leases, except where the failure thereof could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.08.  Subsidiaries.  Schedule 4.08 sets forth as of the Closing Date a list of all the Subsidiaries of SSCC, their jurisdiction of organization and the percentage ownership interest in each Subsidiary held by SSCC or any other Subsidiary.

SECTION 4.09.  Litigation; Compliance with Laws.  (a)  Except as set forth in Schedule 4.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of SSCC or either Borrower, threatened against or affecting SSCC or any of the Subsidiaries or any business or property of any such Person that (i) purports to affect the legality, validity or enforceability of any Loan Document or the Transactions or (ii) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)  Neither SSCC nor any of the Subsidiaries nor any of their respective properties or assets is (i) in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule, regulation, statute (including any zoning, building, Environmental Laws, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Properties, where such violations could reasonably be expected to have a Material Adverse Effect or (ii) in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such defaults, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10.  Federal Reserve Regulations.  (a)  Neither SSCC nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)  No part of the proceeds of any Letter of Credit Loan has been used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 4.11.  Investment Company Act; Public Utility Holding Company Act.  Neither SSCC nor any of the Subsidiaries (a) is an “investment company” as defined in, or is subject to regulation under, the Investment Company Act of 1940 or (b) is a “holding company” as defined in, or is subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 4.12.  Tax Returns.  Each of SSCC and the Subsidiaries has filed or caused to be filed all Federal, foreign, state, provincial, regional and local income and other material tax returns required to have been filed by it or with respect to it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it or with respect to it, except taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with U.S. GAAP or Canadian GAAP, as applicable.

SECTION 4.13.  No Material Misstatements.  The information provided by or on behalf of SSCC and the Borrowers and contained in the Confidential Information Memorandum (including all attachments and exhibits thereto), as supplemented, and other information furnished in writing by or on behalf of SSCC or the Borrowers to any Agent or any Lenders in connection with the transactions contemplated by this Agreement and the other Loan Documents, when taken as a whole, as of the date such information was so furnished, does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, when taken as a whole, not materially misleading, provided that to the extent any such information therein was based upon or constitutes a forecast or projection or pro forma financial information, each of SSCC and the Borrowers represents only that it acted in good faith and utilized reasonable assumptions, due and careful consideration and the information actually known to Responsible Officers of such Person at the time in the preparation of such information.

SECTION 4.14.  Employee Benefit Plans.  (a)  Each of SSCC and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or could reasonably be expected to occur that, when taken together with all other ERISA Events that have occurred or could reasonably be expected to occur, could reasonably be expected to have a Material Adverse Effect.  The present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed the value of the assets of the Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

(b)  The Canadian Pension Plans are duly registered under the ITA and any other applicable laws which require registration, have been administered in all material respects in accordance with the ITA and such other applicable laws, and no event has occurred which could reasonably be expected to cause the loss of such registered status.  All material obligations of SSC Canada and the other Canadian Subsidiaries required to be performed by SSC Canada or the other Canadian Subsidiaries in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis.  As of the Closing Date, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made, except where such improvement could not reasonably be expected to have a Material Adverse Effect.  All contributions or premiums required to be made or paid by SSC Canada and each of its Subsidiaries to the Canadian Pension Plans or the Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  None of the Canadian Pension Plans or the Canadian Benefit Plans has any unfunded actuarial liabilities or solvency deficiencies (within the meaning of the Quebec Supplemental Pension Plans Act and other applicable laws) in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 4.15.  Environmental and Safety Matters.  Except as set forth on Schedule 4.15:

(a)  Each of SSCC and the Subsidiaries has obtained all permits, licenses and other authorizations that are required and material with respect to the operation of the business of SSCC and the Subsidiaries, taken as a whole, under any Environmental Law, and each such permit, license and authorization is in full force and effect, except where the failure thereof could not reasonably be expected to have a Material Adverse Effect.

(b)  Each of SSCC and the Subsidiaries is in compliance with all material terms and conditions of the permits, licenses and authorizations specified in paragraph (a) above, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Law applicable to it and its business, assets, operations and properties, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect.

(c)  There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of SSCC or either Borrower, after inquiry, threatened against either Borrower or any of the Subsidiaries under any Environmental Law that could reasonably be expected to result have a Material Adverse Effect.

(d)  Neither SSCC nor any of the Subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any comparable state law or Canadian federal or provincial law or that any hazardous substances or any pollutant or contaminant, as defined in CERCLA and its implementing regulations, or any toxic substance, hazardous waste, hazardous constituents, hazardous materials, asbestos or asbestos containing material, polychlorinated biphenyls, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials regulated by any Environmental Laws (collectively, “Hazardous Materials”) that it or any of their respective predecessors in interest has used, generated, stored, tested, handled, transported or disposed of, has been found at any site at which any Governmental Authority or private party is conducting a remedial investigation or other action pursuant to any Environmental Law, except for any such notices that could not reasonably be expected to have a Material Adverse Effect.

(e)  There have been no releases or threatened releases of Hazardous Materials by SSCC or any of the Subsidiaries on, upon, into or from any of the Real Properties, which releases or threatened releases could reasonably be expected to have a Material Adverse Effect.  To the best knowledge of SSCC and each Borrower, there have been no such releases or threatened releases on, upon, under or into any real property in the vicinity of any of the Real Properties that, through soil, surface water or groundwater migration or contamination, may be located on, in or under such Real Properties and which could reasonably be expected to have a Material Adverse Effect.

(f)  To the best knowledge of SSCC and each Borrower, there is no asbestos in, on, or at any Real Properties or any facility or equipment of SSCC or any of the Subsidiaries, except to the extent that the presence of, or exposure to, such material could not reasonably be expected to have a Material Adverse Effect.

(g)  As of the Closing Date, to the knowledge of SSCC and each Borrower, none of the Real Properties are (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA.

(h)  To the knowledge of SSCC and each Borrower, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans that could reasonably be anticipated to interfere with or prevent compliance with any Environmental Law, or which may give rise to liability under any Environmental Law, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, shipping or handling, the emission, discharge, release or threatened release into the environment of, or exposure to, any Hazardous Material that could reasonably be expected to have a Material Adverse Effect.

SECTION 4.16.  Solvency.  Immediately after giving effect to the Transactions to occur on the Closing Date, (a) the present fair saleable value of the assets of SSCC and the Subsidiaries, on a consolidated basis, will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of SSCC  and the Subsidiaries, on a consolidated basis, as they become absolute and mature, (b) SSCC and the Subsidiaries, on a consolidated basis, will not have unreasonably small capital to carry out their businesses as conducted or as proposed to be conducted, and (c) neither SSCC nor any Borrower intends to, nor does it intend to permit any of its subsidiaries to, and does not believe that it or any such subsidiary will, incur debts beyond its ability to pay such debts as they become absolute and mature (taking into account the timing and amounts of cash to be received by each of them or any such subsidiary and the amounts to be payable on or in respect of its obligations).

SECTION 4.17.  Security Documents.  (a)  The Guarantee and Collateral Agreement (U.S.), upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the beneficiaries named therein, a legal, valid and enforceable security interest in the Collateral (as defined therein) (other than vessels) and proceeds thereof and (i) when the Pledged Collateral (as defined therein) is delivered to the Collateral Agent, the Guarantee and Collateral Agreement (U.S.) shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form have been duly filed in the offices specified on Schedule 4.17(a), the Lien created under the Guarantee and Collateral Agreement (U.S.) (other than with respect to the aforesaid Pledged Collateral) will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, and the proceeds thereof, to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(b)  The Canadian Security Agreements and Hypothecs, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the beneficiaries named therein, a legal, valid and enforceable security interest or hypothec in the Collateral (as defined in the Canadian Security Agreements) (other than federally documented vessels, registered vehicles, aircraft, railcars and other similar rolling stock and other federally documented property) and proceeds thereof and (i) when the Pledged Collateral (as defined in the Pledge Agreement (Canadian)) is delivered to the Collateral Agent, the Pledge Agreement (Canadian) shall constitute a fully perfected or published first priority or first-ranking Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person and (ii) when financing statements or applications for registration in appropriate form have been duly filed or registered in the offices specified on Schedule 4.17(b), each Lien created under the Canadian Security Agreements and the Hypothecs will constitute a fully perfected or published Lien on, and security interest or hypothecs in, all right, title and interest of the Loan Parties in such Collateral, and the proceeds thereof, to the extent perfection or publication can be obtained by filing Personal Property Security Act financing statements or similar filings or registrations under the applicable laws of any other Canadian jurisdiction, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(c)  When the IP Security Agreements are duly filed with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and when financing statements in appropriate form have been duly filed in the offices specified on Schedule 4.17(a), the security interest created thereunder shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the registered intellectual property described therein and owned by the applicable Loan Parties and in which a security interest may be perfected by filing a security agreement in the United States, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications, designs, patents, patent applications and copyrights acquired by a Loan Party after the Closing Date).

(d)  When the Security Agreement (Canadian) and each Hypothec is duly filed with the Canadian Intellectual Property Office, the security interest or hypothec created thereunder shall constitute a fully perfected or published Lien on, and security interest or hypothec in, all right, title and interest of the Loan Parties in the registered intellectual property described therein and owned by the applicable Loan Parties and in which a security interest or hypothec may be perfected or published by filing, recording or registering a security agreement, financing statement or analogous document in the Canadian Intellectual Property Office, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens (it being understood that subsequent recordings in the Canadian Intellectual Property Office may be necessary to perfect or publish a Lien on such registered trademarks, trademark applications, designs, patents, patent applications and copyrights acquired by a Loan Party after the Closing Date).

(e)  The Mortgages create in favor of the Collateral Agent, for the ratable benefit of the beneficiaries named therein, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are duly filed or registered in the offices specified on Schedule 4.17(e), the Mortgages will constitute a fully perfected or published Lien on, and security interest or hypothec in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens or other encumbrances permitted by the relevant Mortgage.

SECTION 4.18.  Labor Matters.  As of the Closing Date, there are no strikes or other labor disputes against SSCC or any of the Subsidiaries pending or, to the knowledge of SSCC or either Borrower, threatened, except as set forth on Schedule 4.18.  The hours worked by and payment made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, where such violations could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  The consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which SSCC or any of the Subsidiaries is a party or by which SSCC or any of the Subsidiaries is bound on the Closing Date.

SECTION 4.19.  Location of Real Property.  Schedule 4.19 sets forth as of the Closing Date all material real property owned by SSCC or any of the Subsidiaries in the United States and Canada.  All the real property set forth on Schedule 4.19 is, as of the Closing Date, owned in fee by SSCC or a Subsidiary or, in the case of any real property located in the Province of Quebec, such real property is owned under the tenure of free and common soccage or under the tenure of franc alleu roturier by SSCC or a Subsidiary.

SECTION 4.20.  Patents, Trademarks, etc.  Each of SSCC and the Subsidiaries owns, or is licensed or otherwise authorized to use, all patents, designs, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are used in or necessary for the conduct of its business as currently conducted, except where the lack thereof could not reasonably be expected to have a Material Adverse Effect.  The use of such patents, designs, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by SSCC and the Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of SSCC and the Subsidiaries that is material to SSCC and the Subsidiaries, taken as a whole.

ARTICLE V

Conditions

The obligation of each Lender to make Loans hereunder and the obligation of each Facing Agent to issue, amend, extend or renew any Letter of Credit hereunder (each, a “Credit Event”) is subject to the satisfaction of the following conditions:

SECTION 5.01.  All Credit Events.  On the date of each Credit Event:

(a)  The Administrative Agent and, where applicable, the applicable Facing Agent or the Swingline Lender, shall have received a notice of such Credit Event as required by Section 2.03, 3.02 or 2.21(b), respectively.

(b)  The representations and warranties set forth in Article IV hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date.

(c)  At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by SSCC and each Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 5.01.

SECTION 5.02.  Conditions Precedent to the Closing Date.  On the Closing Date:

(a)  The Administrative Agent shall have received a favorable written opinion of (i) Winston & Strawn LLP, U.S. counsel for the Loan Parties, substantially to the effect set forth in Exhibit N-1, and Craig A. Hunt, Vice President and General Counsel for SSCC and SSCE, substantially to the effect set forth in Exhibit N-2, (ii) Stikeman Elliott LLP, Ontario counsel for the Loan Parties, substantially to the effect set forth in Exhibit N-3, (iii) Stikeman Elliott LLP, Quebec counsel for the Loan Parties, substantially to the effect set forth in Exhibit N-4, (iv) Stikeman Elliott LLP, Canadian tax counsel for SSC Canada, substantially to the effect set forth in Exhibit N-5, (v) Stewart McKelvey Stirling Scales, Nova Scotia counsel for the Loan Parties, substantially to the effect set forth in Exhibit N-6 and (vi) each local counsel set forth on Schedule 5.02(a), in each case (A) dated the Closing Date, (B) addressed to the Agents, the Lenders and the Facing Agents, and (C) covering such other matters relating to the Loan Documents as the Senior Agents shall reasonably request and with such other changes as are reasonably acceptable to the Senior Agents.  SSCC and the Borrowers hereby instruct their counsel to deliver such opinions.

(b)  All legal matters incident to this Agreement, the Borrowings and other extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Senior Agents, the Lenders and the Facing Agents.

(c)  The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other relevant Governmental Authority of the jurisdiction of its organization, and a certificate as to the good standing (or the equivalent thereof) of each Loan Party as of a recent date from such Secretary of State or other Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the Credit Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and such other documents as the Senior Agents may reasonably request.

(d)  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of and on behalf of each Borrower, confirming compliance with the conditions precedent set forth in Section 5.01(b) and (c).

(e)  The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by either Borrower hereunder or under any other Loan Document.

(f)  Each of the Guarantee and Collateral Agreement (U.S.), the other Guarantee Agreements and the other Security Documents (other than the Bank Act Security) shall have been duly executed by the parties thereto and delivered to the Collateral Agent, and shall be in full force and effect.  The Bank Act Security shall have been duly executed by the parties thereto and delivered to each Revolving (Canadian) Lender and each Tranche C Lender that is a Canadian Chartered Bank listed in Schedule I, II or III of the Bank Act (Canada) and all appropriate filings and registrations shall have been made in order to provide to each such Lender enforceable Bank Act Security.  The Collateral Agent, on behalf of the secured parties, shall have a security interest or hypothec in the Collateral of the type and priority or rank described in each Security Document.

(g)  The Collateral Agent shall have received (i) the results of a search of the Uniform Commercial Code filings made with respect to the Loan Parties in the states of formation of such Persons and in which the chief executive office of each such Person is located, together with copies of the financing statements disclosed by such search and (ii) the results of equivalent searches made in each other jurisdiction reasonably requested by the Senior Agents, in each case accompanied by evidence reasonably satisfactory to the Senior Agents that the Liens indicated in any such financing statement (or similar document) or otherwise disclosed in such searches would be permitted under Section 7.02 or have been released.

(h)  None of the Mortgaged Properties shall be subject to any Lien other than those expressly permitted under Section 7.02 and other encumbrances permitted by the relevant Mortgage.  The Senior Agents shall have received a lender’s title insurance policy or, in the case of Mortgaged Property located in Canada, except as otherwise agreed to by the Senior Agents, a written legal opinion, paid for by the Borrowers, in form and substance reasonably acceptable to the Senior Agents, insuring or opining, as the case may be, that each Mortgage relating to any Mortgaged Property constitutes a first lien on such Mortgaged Property (subject to any Lien expressly permitted by Section 7.02 or otherwise agreed to by the Senior Agents), and the Collateral Agent shall have received such other documents relating to Mortgaged Properties as reasonably requested in writing by the Senior Agents.

(i)  The Administrative Agent shall have received copies of, or an insurance broker’s or agent’s certificate as to coverage under, the insurance policies required by Section 6.02 and the applicable provisions of the Security Documents, each of which policies shall be endorsed or otherwise amended to include a loss payable endorsement with respect to the Collateral and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(j)  The Collateral Agent shall have received a reasonably satisfactory perfection certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of SSCC.

(k)  The Merger shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, consummated in accordance with the Merger Agreement and applicable law.  The Administrative Agent shall have received copies of the Merger Agreement and all certificates and other documents delivered thereunder.  The Senior Agents shall be reasonably satisfied with the material terms and conditions of the Merger.

(l)  All principal, interest, fees and other amounts due and owing under the Existing Credit Agreements shall have been repaid in full, the commitments thereunder shall have been terminated and all guarantees thereof and liens in connection therewith released and discharged (or arrangements reasonably satisfactory to the Senior Agents shall be in place for such release and discharge), and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(m)  The Lenders shall have received (i) management’s financial projections for SSCE and the Subsidiaries for a period of six years following the Closing Date, reflecting the Transactions and including the material assumptions on which such projections were based, in each case in form and substance reasonably satisfactory to the Senior Agents, and (ii) a pro forma consolidated balance sheet of SSCE as of a recent date prior to the Closing Date, after giving effect to the Transactions, which, in each case, shall be prepared in good faith and based upon reasonable assumptions.

(n)  The Senior Agents shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which SSCC and the Subsidiaries, taken as a whole, may be subject, and the plans of SSCC and the Subsidiaries with respect thereto, after giving effect to the Transactions.

(o)  All material consents of Governmental Authorities and third parties to the Transactions to occur on the Closing Date shall have been obtained, and there shall not be any pending or threatened litigation or governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions.

ARTICLE VI

Affirmative Covenants

Each of SSCC and the Borrowers covenants and agrees with each Lender, each Agent and each Facing Agent that, so long as this Agreement shall remain in effect, the LC Exposure shall not equal zero or the principal of or interest on any Loan or any LC Disbursement, Fees or any other expenses or amounts payable under any Loan

Document shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to:

SECTION 6.01.  Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 7.05; provided, however, that any FinSub that no longer purchases, or is required to purchase, receivables pursuant to any Receivables Program and otherwise no longer participates in any Receivables Program may be wound up, liquidated or dissolved.

(b)  Except where the failure to do so could not be reasonably expected to have a Material Adverse Effect, (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, trademarks, tradenames, privileges and franchises necessary or desirable in the normal conduct of its business, and (ii) at all times keep all property useful and necessary in its business in good working order and condition.

SECTION 6.02.  Insurance.  Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is usually maintained in the same general area by companies engaged in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it or the use of any products sold by it; and maintain such other insurance as may be required by law and, with respect to the Mortgaged Properties, as is required by the Mortgages.

SECTION 6.03.  Payment of Taxes.  Pay and discharge promptly prior to becoming delinquent all material taxes, assessments and governmental charges or levies imposed upon it or upon or in respect of its property or assets; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books, in accordance with U.S. GAAP, adequate reserves with respect thereto and such contest operates to suspend enforcement of a Lien and, in the case of a Mortgaged Property or other material property or asset, there is no material risk of forfeiture of such property.

SECTION 6.04.  Financial Statements, Reports, etc.  Furnish to the Administrative Agent, each Senior Agent and each Lender:

(a)  in the case of SSCC, within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, showing the financial condition of SSCC and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such fiscal year, all audited by Ernst & Young LLP or other independent auditors of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of SSCC and the Subsidiaries on a consolidated basis in accordance with U.S. GAAP;

(b)  in the case of SSCC, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, showing the financial condition of SSCC and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then-elapsed portion of the fiscal year (it being understood that such information shall be in reasonable detail and certified by a Financial Officer of SSCC, as fairly presenting in all material respects the financial condition and results of operations of SSCC and the Subsidiaries on a consolidated basis in accordance with U.S. GAAP, subject to normal year-end audit adjustments and the absence of notes);

(c)  concurrently with any delivery of financial statements of SSCC under paragraph (a) or (b) above, a certificate of a Financial Officer of SSCC (i) certifying that, after reasonable inquiry, to the knowledge of such Financial Officer no Default or Event of Default has occurred or, if a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Senior Agents of the ratios contemplated by the definition of the term “Applicable Rate” and demonstrating compliance with the covenants contained in Sections 7.01, 7.02, 7.03, 7.04, 7.06, 7.13, 7.14 and 7.15 and, in the case of any such certificate delivered in connection with any delivery of financial statements of SSCC under paragraph (a) above for the fiscal year ended on or after December 31, 2005, of the Excess Cash Flow for the latest fiscal year covered thereby;

(d)  concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm opining on such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) stating that during the course of their examination of such financial statements, they obtained no knowledge of any Default or Event of Default, except as specified in such certificate;

(e)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than (i) the exhibits to registration statements and (ii) any registration statements on Form S-8 or its equivalent) filed by SSCC or any of the Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of such Commission, or with any securities commission of any Canadian province, or with any Canadian or U.S. securities exchange, or distributed to any such Person’s shareholders (other than to SSCC or any of the Subsidiaries), as the case may be;

(f)  in the case of SSCC, as soon as available, and in any event no later than 90 days after the end of each fiscal year, a consolidated annual plan, prepared in accordance with SSCC’s normal accounting procedures applied on a consistent basis, for the next fiscal year of SSCC; and

(g)  promptly from time to time, such other information regarding the operations, business affairs and financial condition of SSCC and the Subsidiaries, or compliance with the terms of any Loan Document, as any Senior Agent, the Administrative Agent or any Lender may reasonably request.

SECTION 6.05.  Litigation and Other Notices.  Furnish to each Senior Agent, the Administrative Agent and each Lender written notice of the following promptly upon a Responsible Officer of SSCC or any Subsidiary obtaining knowledge thereof:

(a)  any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)  the filing or commencement of, or any notice to SSCC or any Subsidiary of the intention of any Person to file or commence, any action, suit or proceeding (whether at law or in equity or by or before any Governmental Authority or any arbitrator) against SSCC or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect; and

(d)  the occurrence of any ERISA Event that, alone or together with other ERISA Event, could reasonably be expected to result in liability of SSCC or any of the Subsidiaries in an aggregate amount exceeding U.S.$30,000,000.

SECTION 6.06.  Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in accordance with U.S. GAAP or Canadian GAAP, as applicable, and permit any representatives designated by any Senior Agent, the Administrative Agent or any Lender to visit and inspect the properties and financial records of SSCC and any Subsidiary during normal business hours and upon reasonable notice and to make extracts from and copies of such financial records (provided that, unless an Event of Default shall have occurred and is continuing, no more than three such visits and inspections may be made in any one year) and permit any representatives designated by any Senior Agent, the Administrative Agent or any Lender to discuss at such reasonable times and at such reasonable intervals as may be reasonably requested the affairs, finances and condition of SSCC or any Subsidiary or any properties of SSCC or any Subsidiary with the officers thereof and (in the presence of SSCC or a Subsidiary, unless a Default or Event of Default shall have occurred and be continuing) independent accountants therefor; provided, however, that all such visits, inspections and inquiries shall be coordinated through the Senior Agents.

SECTION 6.07.  Use of Proceeds.  Use the proceeds of Loans and request the issuance of Letters of Credit only for the purposes set forth in the introductory statement to this Agreement.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 6.08.  Compliance with Law.  Comply with the requirements of all applicable laws (including Environmental Laws), rules, regulations and decrees, directives and orders of any Governmental Authority that are applicable to it or to any of its properties, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09.  Further Assurances.  (a)  Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, registrations, mortgages, hypothecs and deeds of trust), that may be required under applicable law or which the Required Lenders, any Senior Agent or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect, perfect and publish the validity and priority or rank of the security interests and hypothecs created or intended to be created by the Security Documents.

(b)  Cause (i) each Domestic Subsidiary that is or becomes a Material Subsidiary (other than any FinSub), and each Domestic Subsidiary that is or becomes a direct parent of any such Material Subsidiary, to become a party to the Guarantee and Collateral Agreement (U.S.) and, if such Material Subsidiary owns any real or personal property in the State of Maryland, the Guarantee Agreement (Maryland) and (ii) each Canadian Subsidiary that is or becomes a Material Subsidiary (other than any FinSub), and each Canadian Subsidiary that is or becomes a direct parent of any such Material Subsidiary, to become a party to the Guarantee Agreement (Canadian) and the Canadian Security Agreements or, with respect to any such Canadian Subsidiary that is organized under the laws of the Province of Quebec and with respect to any Collateral located in the Province of Quebec, such Hypothecs and other Security Documents, and such guarantee agreements, as may be reasonably requested by the Collateral Agent.

(c)  From time to time, SSCC and the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected (or, in the case of the Province of Quebec, published) security interests or hypothecs with respect to such of the assets and properties of the Loan Parties as either Senior Agent or the Required Lenders shall reasonably request (it being understood that, subject to the limitations set forth in this paragraph (c), it is the intent of the parties that the Obligations shall be secured by substantially all of the U.S. and Canadian assets of the Loan Parties (including real and personal properties acquired after the Closing Date); provided, however, that notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (i) none of the Canadian Subsidiaries or any of their subsidiaries shall be required to guarantee or provide any security for any U.S. Obligation, (ii) not more than 65% of the voting capital stock of any Foreign Subsidiary shall be required to be pledged by SSCC, SSCE or any Domestic Subsidiary, (iii) no leasehold mortgages or deeds of trust or fixture filings (or comparable filings in Canada) shall be required with respect to any leasehold interest of any Loan Party and (iv) no security interests or hypothecs shall be required to be pledged or created with respect to (A) Program Receivables, (B) properties set forth on Schedule 6.09(c), (C) equity interests in any Person that is not or is not required to be a Loan Party (and equity interests in any Material Subsidiary that is a FinSub) and (D) any assets located outside of the United States or Canada; and provided further that, except as provided in paragraph (d) below with respect to After-Acquired Mortgage Property, neither SSCC nor any Borrower shall be required to take any further action pursuant to this paragraph (c) unless and until the aggregate fair market value of the assets and properties subject to such request exceeds U.S.$25,000,000.  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and SSCC and the Borrowers shall deliver or cause to be delivered to the Lenders all such instruments and documents (including customary legal opinions, title insurance policies or title opinions and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this paragraph (c).  SSCC and the Borrowers agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(d)  Notwithstanding anything to the contrary in paragraph (c) above, no security interests or hypothecs shall be required to be created pursuant to paragraph (c) above by any Loan Party with respect to (i) any After-Acquired Mortgage Property with a fair market value (as determined by the applicable Loan Party in its reasonable judgment, it being understood that the purchase price shall be indicative thereof) (the “Fair Market Value”) of less than U.S.$3,000,000 and (ii) any After-Acquired Mortgage Property with a Fair Market Value of at least U.S.$3,000,000 but less than U.S.$25,000,000, unless and until the aggregate Fair Market Value of all items of After-Acquired Mortgage Property excluded pursuant to this clause (ii) (and not granted as security for the Obligations pursuant to the next sentence) is at least U.S.$50,000,000 in the aggregate for all Loan Parties.  On each occasion that the Fair Market Value of all items of After-Acquired Mortgage Property described in clause (ii) of the immediately preceding sentence shall be at least U.S.$50,000,000, SSCC and the Borrowers shall create, or shall cause to be created, security interests or hypothecs on all such property (and not merely the portion of the property in excess of U.S.$50,000,000) to secure the Applicable Obligations (and thereafter, such property shall be disregarded for purposes of the calculation under clause (ii) of the immediately preceding sentence).

SECTION 6.10.  Material Contracts.  Maintain in full force and effect (including exercising any available renewal option), and without amendment or modification, each Material Contract, unless the failure so to maintain any such Material

Contract (or any amendment or modification thereto) could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 6.11.  Environmental Matters.  (a)  Promptly give notice to the Administrative Agent upon becoming aware of (i) any violation of any Environmental Law, (ii) any claim, inquiry, proceeding, investigation or other action, including a request for information or a notice of potential liability under any Environmental Law, by or from any Governmental Authority or any third party claimant or (iii) the discovery of the release of any Hazardous Material at, on, under or from any of the Real Properties or any facility or equipment thereat in excess of reportable or allowable standards or levels under any Environmental Law, or in a manner or amount that could reasonably be expected to result in liability under any Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect.

(b)  Upon discovery of the presence on any of the Real Properties of any Hazardous Material that is in violation of, or that could reasonably be expected to result in liability under, any Environmental Law, in each case that could reasonably be expected to have a Material Adverse Effect, take or cause to be taken all necessary steps to initiate and expeditiously complete all remedial, corrective and other action to eliminate any such adverse effect, and keep the Administrative Agent reasonably informed of such actions and the results thereof.

ARTICLE VII

Negative Covenants

Each of SSCC and the Borrowers covenants and agrees with each Lender, each Agent and each Facing Agent that, so long as this Agreement shall remain in effect, the LC Exposure shall not equal zero or the principal of or interest on any Loan or any LC Disbursement, Fees or any other expenses or amounts payable under any Loan Document shall remain unpaid, unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of the Subsidiaries to:

SECTION 7.01.  Indebtedness.  Create, incur, assume or permit to exist any Indebtedness or Attributable Indebtedness, except, without duplication:

(a)  the Indebtedness created hereunder and under the other Loan Documents;

(b)  the Senior Notes and any Guarantees thereof by any Loan Party;

(c)  the Indebtedness existing on the Closing Date and listed on Schedule 7.01;

(d)  Indebtedness of any Foreign Subsidiary (other than a Canadian Subsidiary) and any Guarantees thereof, provided that such Indebtedness shall not be Guaranteed by or otherwise be recourse to SSCC, any Domestic Subsidiary or any Canadian Subsidiary, except as permitted by paragraph (o) below or Section 7.04(c) or (l);

(e)  Indebtedness of SSCC or any Subsidiary the net proceeds of which are designated to be used, and are used reasonably promptly after the incurrence thereof, to refinance Indebtedness described in paragraph (b) or (c) above, paragraph (p) or (q) below or this paragraph (e) (such Indebtedness being referred to herein as “Specified Indebtedness”), so long as (i) such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Specified Indebtedness being refinanced plus the amount of any premium required to be paid thereon and any interest, fees and costs incurred in such refinancing, (ii) such refinancing Indebtedness has a final maturity more than 90 days after the later of Term Loan Maturity Date and the Incremental Term Loan Maturity Date (if any) and a weighted average life to maturity greater than the weighted average life to maturity of the Term Loans and (iii) the covenants, events of default and other provisions (other than optional redemption provisions and other pricing terms) thereof (including any Guarantees thereof) shall be no more materially adverse, when taken as a whole, to the Lenders than those contained in the Specified Indebtedness being refinanced; provided that (A) if the proceeds of Revolving Loans or Revolving (Canadian) Loans are used to repurchase or redeem any Specified Indebtedness, the Borrowers may incur Indebtedness otherwise meeting the requirements of this paragraph (e) (as if such Indebtedness were used to refinance such Specified Indebtedness) to repay such Revolving Loans or Revolving (Canadian) Loans, (B) the Specified Indebtedness may be refinanced with senior notes, senior subordinated notes or convertible debentures that contain covenants, events of default and other terms and conditions that are no more restrictive to SSCE or the Subsidiaries than is customary, at the time of such refinancing, for Indebtedness of such type for issuers with a debt rating similar to that of SSCE, and (C) if the proceeds of indebtedness meeting the requirements of this paragraph (e) cannot be immediately applied to refinance the Specified Indebtedness, then, unless such proceeds are held by SSCC or a Subsidiary pending such refinancing, they may be used to prepay Revolving Loans, Revolving (Canadian Loans) or other revolving debt, which then may be used to refinance such Specified Indebtedness;

(f)  (i) Capital Lease Obligations and Attributable Indebtedness, (ii) Indebtedness created, incurred or assumed in respect of the purchase, improvement or construction of property, provided that such Indebtedness is created, incurred or assumed within 120 days after the earlier of (x) the placement in service of such property or (y) the final payment on such property, and (iii) Indebtedness consisting of industrial revenue bonds or pollution control bonds, and Guarantees of and letters of credit supporting such Indebtedness, such that the sum of the Indebtedness and Attributable Indebtedness created, incurred or assumed pursuant to this paragraph (f) shall not exceed at any time outstanding U.S.$500,000,000;

(g)  Indebtedness created pursuant to any Swap Agreement that has been entered into (i) to hedge or mitigate risks to which SSCC or any Subsidiary has actual exposure (other than those in respect of equity interests) or (ii) to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of SSCC or any Subsidiary;

(h)  intercompany loans and advances permitted by Section 7.04;

(i)  Indebtedness of any FinSub, SSCC or any Participating Subsidiary created pursuant to the Receivables Program Documents (including any Indebtedness of SSCC or any Participating Subsidiary to any FinSub arising because any sale or purported sale of Program Receivables to such FinSub is required to be recharacterized as a loan);

(j)  Indebtedness of FinSubs to SSCC or any Participating Subsidiary that, when combined with any Investments pursuant to Section 7.04(g), does not exceed in the aggregate at any time outstanding U.S.$100,000,000;

(k)  Indebtedness incurred to pay annual premiums for property and casualty insurance policies maintained by SSCC or any Subsidiary not exceeding in an aggregate amount at any time outstanding U.S.$75,000,000;

(l)  Indebtedness of SSCC and the Subsidiaries in respect of letters of credit, so long as such Indebtedness is not secured and does not exceed in an aggregate amount at any time outstanding U.S.$50,000,000;

(m)  Indebtedness of any Person acquired by SSCC or any Subsidiary in an acquisition permitted hereunder and assumed by SSCC or such Subsidiary pursuant to such acquisition (including any refinancing, renewal or replacement, in whole or in part, thereof at the time of assumption thereof or from time to time thereafter), provided that (i) such Indebtedness was not incurred in contemplation of such acquisition and (ii) the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed U.S.$100,000,000;

(n)  Guarantees with respect to bonds issued to support workers’ compensation, or performance, surety, statutory or appeal bonds and other similar obligations (other than Indebtedness) incurred by SSCC or any Subsidiary in the ordinary course of business;

(o)  Indebtedness of SSCC or any Subsidiary incurred in the ordinary course of business that does not exceed in an aggregate amount at any time outstanding U.S.$150,000,000;

(p)  unsecured Indebtedness of any Loan Party or any Special Purpose Finance Subsidiary (which Indebtedness may be Guaranteed on an unsecured basis by one or more Loan Parties) the net proceeds of which are designated to be used, and are used reasonably promptly after the incurrence thereof, to refinance in whole or in part the Term Loans, so long as such refinancing Indebtedness (i) is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced plus the amount of any premium required to be paid thereon and any interest, fees and costs incurred in such refinancing, (ii) has a final maturity more than 90 days after the later of the Term Loan Maturity Date and the Incremental Term Loan Maturity Date (if any) and requires no scheduled payment of principal in cash prior to such date, and (iii) includes covenants, events of default and other terms and conditions that are no more restrictive, when taken as a whole, to SSCC or the Subsidiaries than is customary, at the time of such refinancing, for Indebtedness of such type for issuers with a debt rating similar to that of SSCC;

(q)  unsecured Indebtedness incurred by any Loan Party or any Special Purpose Finance Subsidiary to finance a Permitted Acquisition (“Acquisition Indebtedness”); provided, that (i) at the time of the incurrence of such Acquisition Indebtedness, both before and immediately after giving effect thereto and such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing, (ii) such Acquisition Indebtedness has a final maturity more than 90 days after the later of the Term Loan Maturity Date and the Incremental Term Loan Maturity Date (if any) and requires no scheduled or other mandatory payment of principal in cash (including any payment in cash at the option of the holders of such Indebtedness and any payment in cash pursuant to a sinking fund obligation, but excluding any payment required upon the occurrence of a change of control) prior to the date that is 90 days after the later of the Term Loan Maturity Date and the Incremental Term Loan Maturity Date (if any), (iii) after giving pro forma effect to the incurrence of such Acquisition Indebtedness and such Permitted Acquisition, the Consolidated Leverage Ratio as of the date of such incurrence, calculated in accordance with Section 1.05, shall not exceed 5.5 to 1.0; and (iv) on or prior to the date of such incurrence, SSCC shall have delivered a certificate of a Financial Officer confirming compliance with this paragraph (q), together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (iii) above;

(r)  Indebtedness of SSCC or any Subsidiary evidencing obligations to make payments in respect of rights to cut, harvest or otherwise acquire timber on property owned by any other Person, provided that the aggregate amount of such Indebtedness shall not exceed $10,000,000 at any time outstanding;

(s)  Indebtedness incurred in connection with (i) Permitted Equipment Financings in an aggregate principal amount not to exceed $100,000,000 at any time outstanding or (ii) Permitted Timber Financings;

(t)  SSCC Convertible Subordinated Exchange Debentures;

(u)  Indebtedness in the form of any earnout or other similar contingent payment obligation incurred in connection with an acquisition permitted hereunder; and

(v)  Indebtedness of PUI in an aggregate amount not to exceed U.S.$10,000,000 outstanding at any time, and the Guarantee thereof by SSCE on an unsecured basis.

SECTION 7.02.  Liens.  (a)  Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(i) Permitted Liens;

(ii) Liens created under the Loan Documents;

(iii) Liens on Program Receivables granted pursuant to the Receivables Program Documents;

(iv) Liens existing as of the Closing Date and listed on Schedule 7.02(a)(iv), provided that (A) such Liens shall apply only to the property or assets to which they apply on the Closing Date and (B) such Liens shall secure only (x) those obligations that they secure on the Closing Date and (y) refinancings of such secured obligations permitted hereunder so long as the principal amount of obligations secured under this clause (iv) does not exceed the sum of the principal amount of such secured obligations being refinanced plus the amount of any premium required to be paid thereon as a result of, and any interest, fees and costs incurred in, such refinancing;

(v) Liens securing Indebtedness permitted by Section 7.01(f), provided that any such Lien shall apply only to the property that is the subject of such Indebtedness and, if applicable, the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the fair market value (as determined in good faith by SSCC or a Subsidiary, as applicable) of the respective property at the time it was so acquired;

(vi) Liens for Indebtedness permitted by Section 7.01(k), provided that such Liens attach only to unearned and return premiums, dividends and loss payments which reduce the unearned premiums under insurance policies the premiums of which have been financed with such Indebtedness;

(vii) Liens securing Indebtedness constituting mortgage or purchase money financings, Capital Lease Obligations, industrial revenue bonds or similar financings assumed or incurred pursuant to Section 7.01(m) in connection with any acquisition permitted hereunder, provided that (A) such Liens attach only to property or assets acquired in connection with such acquisition, (B) such Liens were not created in contemplation of such acquisition and (C) such Liens shall secure only those obligations that they secure at the time of such acquisition and refinacings thereof permitted hereunder so long as the principal amount of obligations secured under this clause (vii) is not increased;

(viii) Liens on property or assets owned by Foreign Subsidiaries securing Indebtedness permitted under Section 7.01(d) and Liens on property or assets owned by PUI securing Indebtedness permitted under Section 7.01(v);

(ix) Liens created under any agreement relating to the sale, transfer or other disposition of assets permitted hereunder, provided that such Liens relate solely to the assets to be sold, transferred or otherwise disposed;

(x) any Lien consisting of a lease of personal property of such Person to customers of such Person, if such lease constitutes an Investment permitted under Section 7.04(i);

(xi) Liens deemed to exist in connection with any Permitted Investment, provided such Liens only apply to the assets constituting such Permitted Investment;

(xii) Liens on assets of a Borrower or any Subsidiary securing up to U.S.$125,000,000 of Indebtedness permitted by Section 7.01(o), provided that no such Lien shall apply to any assets constituting Collateral;

(xiii) Liens on the assets listed on Schedule 6.09(c), securing Indebtedness otherwise permitted hereunder;

(xiv) Liens securing any Permitted Equipment Financing or any Permitted Timber Financing;

(xv) extensions, renewals or replacements of any Lien referred to above, provided that such extension, renewal or replacement is limited to the Indebtedness and property originally secured and encumbered thereby; and

(xvi) Liens not otherwise permitted by the foregoing clauses of this paragraph (a) securing obligations in an aggregate amount outstanding at any time not in excess of U.S.$25,000,000.

(b)  Enter into any agreement prohibiting the creation or assumption of any Lien upon properties or assets, whether now owned or hereafter acquired, except any such restriction that exists under (i) this Agreement, (ii) the indentures governing the Senior Notes (or any refinancing thereof pursuant to Section 7.01(e)), (iii) with respect to any FinSub or SMBI, the applicable Receivables Program, (iv) agreements governing any Indebtedness of Foreign Subsidiaries (other than the Canadian Subsidiaries) permitted hereunder, (v) any documents governing secured Indebtedness permitted hereunder, provided that such restrictions only relate to the assets securing such Indebtedness, (vi) any documents governing Indebtedness permitted under Section 7.01(b), (e), (o), (p) or (q), provided that such restrictions are no more restrictive to SSCC or any Subsidiary than the restrictions under the documents governing Indebtedness permitted under Section 7.01(b), (vii) restrictions by reason of customary provisions contained in leases, licenses, governmental contracts and similar agreements entered into in the ordinary course of business, provided that such restrictions are limited to the property or assets subject to such leases, licenses, contracts or agreements), and (viii) any agreement with respect to a permitted sale or disposition of any assets, provided such restrictions are limited to the assets to be sold or disposed of.

SECTION 7.03.  Sale/Leaseback Transactions.  Enter into any Sale/Leaseback Transaction, other than (a) Permitted Equipment Financings in an aggregate principal amount not to exceed $100,000,000, (b) any Permitted Timber Financing or (c) any Sale/Leaseback Transaction to the extent that (i) the Capital Lease Obligations or Attributable Indebtedness, as the case may be, would be permitted by Section 7.01(f)(i) and (ii) any Liens associated therewith would be permitted by Section 7.02(a) (provided that, if SSCC or any of the Subsidiaries enter into such Sale/Leaseback Transaction with respect to any property owned by SSCC or such Subsidiary more than 12 months prior to such transaction, such Sale/Leaseback Transaction shall be treated as an Asset Sale and shall also be subject to the restrictions of Section 7.16).

SECTION 7.04.  Investments, Loans and Advances.  Have outstanding or make any loan or advance to, or have or make any Investment in, any other Person or suffer to exist any such loan, advance or Investment, or any obligation to make such loan, advance or Investment, except as set forth on Schedule 7.04 and except:

(a)  Permitted Investments;

(b)  loans, advances or other Investments made by (i) SSCC or any Subsidiary to or in any Guarantor, any wholly owned Domestic Subsidiary or any wholly owned Canadian Subsidiary (provided that any such Investments by a Loan Party to or in any such Subsidiary that is not a Loan Party complies with the requirements of Section 7.16) and (ii) any Foreign Subsidiary (other than a Canadian Subsidiary) to or in any other Foreign Subsidiary;

(c)  loans, advances or other Investments made to or in any Subsidiary (other than a Guarantor, a wholly owned Domestic Subsidiary or a wholly owned Canadian Subsidiary), and Guarantees of obligations of any such Subsidiary, in an aggregate amount not to exceed U.S.$100,000,000 outstanding at any time;

(d)  Investments consisting of non-cash consideration received in connection with a sale of assets permitted under Section 7.16;

(e)  Investments by SSCC and the Subsidiaries in existence on the Closing Date in the capital stock of their respective subsidiaries;

(f)  Investments consisting of securities or notes received in settlement of accounts receivable incurred in the ordinary course of business from a customer that SSCC or any Subsidiary has reasonably determined is unable to make cash payments in accordance with the terms of such account receivable;

(g)  Investments by SSCC or any Participating Subsidiary in FinSubs that, when combined with any Indebtedness outstanding pursuant to Section 7.01(j), do not exceed in the aggregate at any time outstanding U.S.$100,000,000;

(h)  accounts receivable created or acquired, and deposits, prepayments and other credits to suppliers made, in the ordinary course of business;

(i)  any Investments consisting of (i) any contract pursuant to which SSCC or any Subsidiary obtains the right to cut, harvest or otherwise acquire timber on property owned by any other Person, whether or not SSCC’s or such Subsidiary’s obligations under such contract are evidenced by a note or other instrument, or (ii) loans or advances to customers of SSCC or any Subsidiary, including leases of personal property of SSCC or such Subsidiary to such customers, provided that the contracts, loans and advances constituting permitted Investments pursuant to this paragraph (i) shall not exceed U.S.$20,000,000 at any time outstanding;

(j)  deposits made in the ordinary course of business to secure performance of operating leases;

(k)  loans to officers and employees not to exceed U.S.$5,000,000 at any time outstanding;

(l)  other Investments in an aggregate amount at any time outstanding not to exceed the sum of (i) U.S.$150,000,000 plus (ii) the Net Cash Proceeds received by SSCC from any issuance of equity interests of SSCC, so long as such issuance was consummated for the purpose of financing, and such Net Cash Proceeds were applied reasonably promptly after receipt thereof to finance, any such Investment;

(m)  Investments constituting Guarantees permitted under Section 7.01, Investments permitted under Section 7.05(f) and Investments constituting Consolidated Capital Expenditures permitted under Section 7.13; and

(n)  Investments under Swap Agreements permitted hereunder.

Notwithstanding anything to the contrary contained herein, SSCC shall not permit more than 15% of its consolidated revenues for any period of four consecutive fiscal quarters ending on or after September 30, 2004 or 15% of its consolidated assets as of the last day of any fiscal quarter ending on or after September 30, 2004 to be generated or held by Domestic Subsidiaries and Canadian Subsidiaries, in the aggregate, that are not Loan Parties.

SECTION 7.05.  Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, assign, lease, sublease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (when taken as a whole in combination with the other assets and properties of SSCC and the Subsidiaries), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except:

(a)  if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Domestic Subsidiary (other than any FinSub) may merge into or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, (A) SSCE in a transaction in which SSCE is the surviving corporation and (B) other than with respect to any Borrower, SSCC in a transaction in which SSCC is the surviving corporation, (ii) any Domestic Subsidiary (other than SSCE or any FinSub) may merge into or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any wholly owned Domestic Subsidiary (other than SSCE or any Fin Sub) in a transaction in which the surviving corporation is a wholly owned Domestic Subsidiary, (iii) any Canadian Subsidiary (other than any FinSub) may merge into or consolidate or amalgamate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, SSC Canada in a transaction in which SSC Canada is the surviving corporation, (iv) any Canadian Subsidiary (other than SSC Canada or any FinSub) may merge into or consolidate or amalgamate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any wholly owned Canadian Subsidiary (other than SSC Canada or any FinSub) in a transaction in which the surviving entity is a wholly owned Canadian Subsidiary; provided that, in each case, (x) if any Person other than a wholly owned Domestic Subsidiary or wholly owned Canadian Subsidiary, as the case may be, receives any consideration, such transaction is also permitted by Section 7.04 and (y) the surviving entity shall, at the time of such merger or consolidation, be in compliance with the requirements of Section 6.09(b);

(b)  if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any wholly owned Foreign Subsidiary (other than any Canadian Subsidiary) may merge into, amalgamate or consolidate with, liquidate or dissolve into, or sell, transfer, assign, lease, sublease or otherwise dispose of all or substantially all of its assets to, any other wholly owned Foreign Subsidiary in a transaction in which the surviving entity is a wholly owned Foreign Subsidiary, provided that no Person other than a Loan Party or a wholly owned Foreign Subsidiary receives any consideration;

(c)  purchases of inventory, equipment and real property in the ordinary course of business;

(d)  acquisitions constituting Consolidated Capital Expenditures permitted by Section 7.13;

(e)  Investments permitted by Section 7.04; and

(f)  any Loan Party may acquire all or substantially all the assets of a Person or line of business, unit or division of such Person primarily located in the United States or Canada, or not less than 100% of the equity interests of a Person (other than directors’ qualifying shares) (in each case referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a similar line of business as that of SSCC and the Subsidiaries, (ii) the acquisition shall not be preceded by, or effected pursuant to, an unsolicited tender offer or proxy solicitation, (iii) SSCC and the Borrowers shall comply, and shall cause the Subsidiaries to comply, with the provisions of Section 6.09 substantially concurrently with the consummation of such acquisition, (iv) at the time of such transaction (A) both before and immediately after giving effect thereto, no Event of Default or Default shall have occurred and be continuing and (B) SSCC shall be in compliance with the covenants set forth in Sections 7.14 and 7.15 as of the most recently completed period of four consecutive fiscal quarters for which the financial statements required by Section 6.04(a) or (b) have been delivered, after giving pro forma effect to such transaction in accordance with Section 1.05, and (v) with respect to any such transaction the consideration for which is U.S.$50,000,000 or more, SSCC shall have delivered a certificate of a Financial Officer confirming compliance with clause (iv) above, together with reasonably detailed calculations demonstrating such compliance (any acquisition of an Acquired Entity meeting all of the criteria set forth in this paragraph (f) being referred to herein as a “Permitted Acquisition”).

SECTION 7.06.  Restricted Payments.  (a)  Declare or make, directly or indirectly, any Restricted Payment or set aside any amount for any such purpose.

(b)  Notwithstanding the provisions of paragraph (a) above:

(i) SSCC may (A) pay cash dividends to the holders of the SSCC Series A Preferred Stock in an aggregate amount not to exceed U.S.$10,000,000 in any fiscal year and (B) pay cash dividends or make other distributions to the holders of any of its equity interests in an aggregate amount not to exceed in any fiscal year the least of (x) 25% of Consolidated Net Income for the immediately preceding fiscal year, (y) with respect to any fiscal year commencing on or after January 1, 2006, the Borrowers’ Portion of Excess Cash Flow and (z) U.S.$50,000,000, provided, in each case, that at the time of any such Restricted Payment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(ii) SSCC may purchase in the open market shares of SSCC Common Stock (“MIP Shares”) or options to purchase shares of SSCC Common

Stock (“MIP Options”), provided that (A) the sum of (x) the aggregate purchase price of all MIP Shares (whether purchased directly in the open market or upon the exercise of MIP Options) and (y) the aggregate purchase price of all MIP Options in any fiscal year shall not exceed $15,000,000, (B) MIP Shares, including those purchased upon the exercise of MIP Options, shall be purchased exclusively for subsequent distribution as additional compensation to employees of SSCC or any Subsidiary pursuant to such Person’s management incentive program, (C) SSCC shall not knowingly purchase any MIP Shares from any of its Affiliates (acting as principal in such transaction) and (D) at the time of any such purchase and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(iii) SSCC may (A) exchange the SSCC Series A Preferred Stock for the SSCC Convertible Subordinated Exchange Debentures at an exchange rate of $25.00 principal amount of such debentures for each share of SSCC Series A Preferred Stock and (B) convert any shares of SSCC Series A Preferred Stock into shares of SSCC Common Stock at the conversion price of $34.97 per share of SSCC Common Stock, subject to customary anti-dilution adjustments; and

(iv) any purchase or other acquisition for value by SSCC or a Subsidiary of capital stock of any Subsidiary or redemption by any Subsidiary of any shares of its capital stock, so long as such purchase, acquisition or redemption is permitted by Section 7.04.

SECTION 7.07.  Transactions with Stockholders and Affiliates.  Except to the extent specifically permitted by the terms of this Agreement, directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity securities of such Person or with any Affiliate of such Person or of any such holder, on terms that are less favorable to such Person than those that could be obtained at the time from Persons that are not such a holder or Affiliate, provided that the foregoing restriction shall not apply to (a) any transaction between or among the Loan Parties or any transaction between or among Foreign Subsidiaries (other than Canadian Subsidiaries), (b) any transaction or series of transactions between SSCC and any Subsidiary or between the Subsidiaries on a basis that is not systematically disadvantageous to any Loan Party, (c) customary fees paid to members of the Board of Directors of SSCC or any of the Subsidiaries, (d) customary compensation (including salaries and bonuses) paid to officers and employees of SSCC or any Subsidiary, (e) management and financial services provided by SSCC or any Subsidiary to any other Subsidiary or any other entity in which SSCC or such Subsidiary has Investments to the extent that such services are provided by SSCC or such Subsidiary in the ordinary course of its business and senior management of such Person has determined that the providing of such services is in the best interests of such Person and (f) the transactions contemplated by the Receivables Program Documents.

SECTION 7.08.  Business.  Engage at any time in any business other than the businesses engaged in by SSCC or any Subsidiary on the Closing Date and businesses that are reasonably similar or reasonably related thereto, or are reasonable extensions thereof.

SECTION 7.09.  Limitations on Debt Prepayments.  Optionally prepay, repurchase or redeem or otherwise optionally defease or segregate funds with respect to (collectively, “prepay”) any Specified Long-Term Indebtedness; provided, however, that (a) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, SSCC and any Subsidiary shall be permitted (i) to prepay up to U.S.$150,000,000 in aggregate principal amount (including any accrued and unpaid interest and any premium thereon) of any Specified Long-Term Indebtedness if at the time of any such prepayment and after giving effect thereto, the Consolidated Leverage Ratio would be less than 5.5 to 1.0, (ii) to prepay up to U.S.$250,000,000 in aggregate principal amount (including any accrued and unpaid interest and any premium thereon) of any Callable Senior Notes if at the time of any such prepayment and after giving effect thereto, the Consolidated Leverage Ratio would be less than 5.5 to 1.0, and (iii) to prepay up to U.S.$150,000,000 in aggregate principal amount (including any accrued and unpaid interest and any premium thereon) of any Callable Senior Notes if at the time of any such prepayment and after giving effect thereto, the Consolidated Leverage Ratio would be less than 3.0 to 1.0 and (b) SSCC and any Subsidiary shall be permitted to refinance any Indebtedness as otherwise permitted hereunder.

SECTION 7.10.  Amendment of Certain Documents.  (a)  Amend, modify or grant any waiver with respect to any indenture, note or any other instrument evidencing Indebtedness of SSCC or any Subsidiary in an aggregate principal amount in excess of U.S.$100,000,000 (other than any such Indebtedness owed to SSCC or any Subsidiary), if such amendment, modification, or waiver has the effect of (i) increasing the amounts due in respect of any such indenture, note or other instrument or any interest rate thereunder, unless any such increase in amount would be permitted under Section 7.01, (ii) subjecting any property of SSCC or any Subsidiary to any Lien, other than Liens permitted under Section 7.02, (iii) shortening the maturity or weighted average life of any such Indebtedness or (iv) creating or changing covenants, events of default and other terms and conditions such that the covenants, events of default and other terms and conditions become materially more adverse, when taken as a whole, to the Lenders.

(b)  Cause or suffer to exist any amendment, restatement, supplement or other modification to the certificate of incorporation (including any certificate of designation with respect to any preferred stock) or by-laws of SSCC or any Subsidiary without the prior written consent of the Required Lenders, unless such amendment, restatement, supplement or modification is not materially adverse to the interests of the Lenders hereunder or under the other Loan Documents.

(c)  Permit, cause or suffer to exist (i) any direct or indirect amendment, supplement, waiver or other modification to any of the Receivables Program Documents set forth in Schedule 1.01(e) and any of the other material Receivables Program Documents, unless such amendment, supplement, waiver or modification is not materially adverse, when taken as a whole, to the interests of the Lenders under the Loan Documents or (ii) any refinancing or replacement of the Receivables Program Documents, provided that (A) SSCC or any Subsidiary may refinance or replace the Receivables Program Documents so long as the terms of the new Receivables Program Documents are reasonably acceptable to the Senior Agents, (ii) such new Receivables Program shall continue to be non-recourse to SSCC and the Subsidiaries, except that SSCE may continue to provide operational support to SMBI on the terms no more onerous to SSCE than the terms set forth in the Operations Support Agreement and (iii) any Liens on the assets of SSCC and the Subsidiaries pursuant to the new Receivables Program are limited to the Program Receivables and any returned inventory and intangible assets related thereto.

SECTION 7.11.  Limitation on Dispositions of Stock of Subsidiaries.  Directly or indirectly sell or otherwise dispose of, or permit any of the Loan Parties to issue to any other Person (other than to any other Loan Party), any shares of capital stock or other equity securities of (or warrants, rights or options to acquire shares or other equity securities of) any of the Loan Parties, except issuance to qualified directors if and to the extent required by applicable law, provided that nothing in this Section 7.11 shall prohibit any disposition permitted by Sections 7.05 and 7.16 if such sale is structured as the sale of stock or other equity interests.

SECTION 7.12.  Restrictions on Ability of Subsidiaries to Pay Dividends.  Permit any Subsidiary to, directly or indirectly, voluntarily create or otherwise voluntarily cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or (b) make or repay loans or advances to any Loan Party, except for encumbrances or restrictions under (i) this Agreement and the other Loan Documents, (ii) the indentures governing the Senior Notes (or any refinancing thereof pursuant to Section 7.01(e)) or any other indenture or other document governing Indebtedness permitted hereby so long as the encumbrances and restrictions thereunder are no more onerous to any Subsidiary than those contained in the indentures governing the Senior Notes (or any refinancings thereof), (iii) with respect to any FinSub, the Receivables Program Documents and, (iv) any agreements identified on Schedule 7.12.

SECTION 7.13.  Capital Expenditures.  Incur Consolidated Capital Expenditures in any fiscal year in an aggregate amount in excess of U.S.$400,000,000; provided, however, that such amount in respect of any fiscal year shall be increased by the sum of (a) an amount equal to the Borrowers’ Portion of Excess Cash Flow and (b) the amount (if greater than zero) equal to (i) U.S.$400,000,000 minus (ii) the amount of Consolidated Capital Expenditures actually made in the immediately preceding fiscal year; provided, however, that amounts so available under this sentence in any fiscal year or years that are not so expended, up to a maximum of U.S.$100,000,000 on a cumulative basis, shall be available for any subsequent fiscal year, and the amount of Consolidated Capital Expenditures made in any fiscal year shall first be applied against the U.S.$400,000,000 amount permitted for such year and thereafter applied to the amount available from prior years.  For purposes of this Section 7.13, Cluster Expenditures shall be deemed not to be Consolidated Capital Expenditures, and SSCC and the Subsidiaries

shall be permitted to make Cluster Expenditures notwithstanding the foregoing limitations on Consolidated Capital Expenditures.

SECTION 7.14.  Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio (a) as of December 31, 2004 or March 31, 2005, to exceed 3.25 to 1.00, or (b) as of the last day of any fiscal quarter thereafter, to exceed 3.00 to 1.00.

SECTION 7.15.  Interest Coverage Ratio.  Permit the Interest Coverage Ratio (a) for the period of four consecutive fiscal quarters ending on December 31, 2004 or March 31, 2005, to be less than 1.75 to 1.00 or (b) for any period of four consecutive fiscal quarters thereafter, to be less than 2.00 to 1.00.

SECTION 7.16.  Disposition of Collateral and Other Assets.  (a)  Except for the sale of Program Receivables as permitted by the Receivables Program Documents and any transfer or disposition permitted by paragraph (b) below, sell, lease, assign, transfer or otherwise dispose of any asset or assets, in a single transaction or a series of related transactions, having a fair market value in excess of U.S.$10,000,000, unless (i) fair market value is received for such asset (such fair market value to be determined by the Board of Directors of SSCC or any applicable Subsidiary in the exercise of its reasonable judgment in the case of any asset or assets with a fair market value in excess of U.S.$100,000,000), (ii) except in the case of any Asset Exchange, if the fair market value of such asset or assets is in excess of U.S.$50,000,000, at least 75% of the consideration received by SSCC and the Subsidiaries for such asset or assets shall be in cash, cash equivalents and readily marketable securities and (iii) except in the case of any Asset Exchange, any non-cash consideration shall consist of debt obligations of the purchaser, provided that the foregoing shall not restrict SSCC or any Subsidiary from receiving debt obligations of the purchaser in an aggregate principal amount not in excess of U.S.$50,000,000 in connection with any single transaction or series of related transactions.

(b)  Notwithstanding anything to the contrary in this Agreement, except for the sale of Program Receivables as permitted by the Receivables Program Documents, SSCC shall not transfer any of its assets to any Subsidiary and none of the Subsidiaries shall transfer any of its assets to any other Subsidiary unless (i) in the case of any asset or assets constituting Collateral, such asset or assets is transferred to a Loan Party and the Collateral Agent is satisfied that the Liens created under the Security Documents on such asset or assets shall be in full force and effect, or (ii) in the case of any asset or assets not constituting Collateral, such transfer is permitted as an Investment under Section 7.04.

SECTION 7.17.  Fiscal Year.  Cause the fiscal year of SSCC or any Borrower to end on a date other than December 31.

ARTICLE VIII

Events of Default

In case of the happening of any of the following events (each, an “Event of Default”):

(a)  any representation or warranty made or deemed made in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)  default shall be made in the payment of any principal of any Loan or LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)  default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days, in the case of payment of any such interest or Fee, or 10 Business Days in the case of payment of any such other amount;

(d)  default shall be made in the due observance or performance by SSCC or either Borrower of any covenant, condition or agreement contained in Section 6.01 (with respect to SSCC or any Borrower), 6.05(a), 6.08 or in Article VII;

(e)  default shall be made in the due observance or performance by any Loan Party or any of their respective Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those defaults specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to the Borrowers;

(f)  SSCC or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of U.S.$30,000,000, when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness (after giving effect to any applicable grace period), if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity, provided that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or asset securing such Indebtedness;

(g)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of SSCC, either Borrower or any Material Subsidiary, or of a substantial part of the property or assets of any such Person, under any Insolvency Law, (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any such Person or for a substantial part of the property or assets of any such Person or (iii) the winding-up or liquidation of any such Person; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)  SSCC, either Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Insolvency Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, custodian, sequestrator, conservator or similar official for any such Person or for a substantial part of the property or assets of any such Person, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)  one or more judgments for the payment of money, individually or in the aggregate, in an amount in excess of U.S.$30,000,000 (in each case to the extent not adequately covered by insurance proceeds as to which the insurance company has acknowledged coverage pursuant to a writing reasonably satisfactory to the Senior Agents), shall be rendered against SSCC or any of the Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, vacated, discharged or satisfied;

(j)  an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of SSCC and its Subsidiaries in an aggregate amount exceeding U.S.$30,000,000;

(k)  there shall have occurred a Change in Control or SSCC or any Subsidiary shall make any mandatory prepayment, repurchase or redemption or make any offer to make any such mandatory prepayment, repurchase or redemption of any Indebtedness in an aggregate outstanding principal amount in excess of U.S.$30,000,000 on account of any “Change of Control” (however designated);

(l)  any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected (or, in the case of the Province of Quebec, published), first priority (or, in the case of the Province of Quebec, first-ranking) (except as otherwise expressly provided in this Agreement or such Security Document) Lien on any Collateral with a fair market value or book value (whichever is greater) in excess, individually or in the aggregate, of U.S.$100,000,000, except to the extent that any such loss of perfection, priority or rank results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Security Documents or otherwise take any action within its control (including the filing of Uniform Commercial Code continuation statements or similar filings or registrations under the applicable laws of any other jurisdiction);

(m)  any Loan Document shall not be for any reason, or shall be asserted by the Loan Party (except as otherwise expressly provided in this Agreement or such Loan Document) not to be, in full force and effect and enforceable in all material respects in accordance with its terms; or

(n)  the Loan Documents Obligations shall cease to constitute, or shall be asserted by any Loan Party (except as otherwise expressly provided in this Agreement or such Loan Document) not to constitute, senior indebtedness under the subordination provisions of any subordinated Indebtedness, or any such subordination provisions shall be invalidated or otherwise cease to be a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms;

then, and in every such event (other than an event with respect to SSCC or either Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may and, at the request of the Required Lenders, shall, by notice to the Borrowers, take any of or all the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable, in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Loan Party, anything contained herein or in any other Loan Document to the contrary notwithstanding, and (iii) exercise any remedies available under any Loan Document or otherwise; and in any event with respect to SSCC or either Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Loan Party, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE IX

The Agents

In order to expedite the transactions contemplated by this Agreement, (a) DB is hereby irrevocably appointed to act as a Senior Agent, the Administrative Agent and the Collateral Agent for the Facing Agents and the Lenders, (b) DB Canada is hereby irrevocably appointed to act as the Canadian Administrative Agent for the Revolving (Canadian) Facility Facing Agent and SSC Canada Lenders and (c) JPMCB is hereby irrevocably appointed to act as a Senior Agent for the Facing Agents and the Lenders and as the Deposit Account Agent for the Deposit Funded Facility Facing Agent and the Deposit Funded Lenders.  Each of the Lenders and the Facing Agents hereby irrevocably authorizes each Agent and the Trustee to take such actions on its behalf and to exercise such powers as are delegated to such Agent or to the Trustee by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the foregoing, each of the Collateral Agent and the Trustee is expressly authorized to execute any and all documents with respect to the Collateral and the Program Receivables and the rights of the Lenders and the Facing Agents with respect thereto and to act as Collateral Agent on behalf of the Lenders and the Facing Agents, in each case as contemplated by and in accordance with the terms and provisions of this Agreement and the Security Documents.

For greater certainty and without limiting the powers of the Collateral Agent herein and for the purposes of constituting security on any of the Collateral, present or future, of SSC Canada or any other Canadian Subsidiary located or deemed to be located in the Province of Quebec, as security for the due payment of the Bonds, it is hereby agreed and acknowledged that the Trustee is, for the purposes of holding the Hypothecs granted pursuant to the laws of the Province of Quebec, appointed the holder of an irrevocable power of attorney for all present and future holders of the Bonds by SSC Canada, the other Canadian Subsidiaries, the Collateral Agent (including in its capacity as holder of the Bonds), the SSC Canada Lenders, the Canadian Administrative Agent, the Senior Agents, the Revolving (Canadian) Facility Facing Agent and the other Beneficiaries (as defined in the Bond Pledge Agreements (the “Other Beneficiaries”)).  By the execution of any Assignment and Acceptance or by its appointment, as the case may be, any future SSC Canada Lender (including any such Lender that is an Incremental Lender), Canadian Administrative Agent, Collateral Agent, Senior Agent, Revolving (Canadian) Facility Facing Agent and Other Beneficiaries shall be deemed to ratify the powers of attorney approved, ratified, confirmed and granted to the Trustee hereunder.  Furthermore, the Collateral Agent hereby agrees to act in the capacity of the collateral agent and depositary of the Bonds for the benefit of all present and future SSC Canada Lenders (including any such Lender that is an Incremental Lender), Canadian Administrative Agent, Senior Agent, Revolving (Canadian) Facility Facing Agent and Other Beneficiaries.  Any future SSC Canada Lenders (including any such Lender that is an Incremental Lender), Canadian Administrative Agent, Senior Agent, Revolving (Canadian) Facility Facing Agent and Other Beneficiary shall be deemed to reconfirm the above mandate of the Collateral Agent.  SSC Canada and the other Canadian Subsidiaries, the Senior Agents, the Revolving (Canadian) Facility Facing Agent, the

Collateral Agent, the Canadian Administrative Agent, the SSC Canada Lenders and the Other Beneficiaries agree that (a) notwithstanding the provisions of Section 32 of the Act Respecting Special Powers of Legal Persons (Quebec), the Trustee may acquire any title or indebtedness secured by the Hypothecs, and that (b) the Bonds constitute “titles of indebtedness” within the meaning of such term in Article 2692 of the Civil Code of Quebec.  This paragraph shall be governed by, and construed in accordance with, the law of the Province of Quebec and the federal laws of Canada applicable therein, excluding the choice of law and conflicts of laws rules thereof.

None of the Agents shall be liable as such for any action taken or omitted by any or them with the consent or at the request of the Required Lenders (or such other number of percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.08) or in the absence of its own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation in any Loan Document or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Loan Parties of any of the terms, conditions, covenants or agreements contained in any Loan Document.  None of the Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by SSCC, either Borrower or a Lender.  None of the Agents shall be responsible to the Lenders or the Facing Agents for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, any other Loan Document or any other instruments or agreements.  Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders (and the Facing Agents, with respect to Letters of Credit) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all Lenders and Facing Agents.  Each Agent shall be entitled to rely on any instrument or document believed by them in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons.  Each Agent shall also be entitled to rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  None of the Agents or any of their respective directors, officers, employees or agents shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender or any Facing Agent of any of its obligations hereunder or to any Lender or any Facing Agent on account of the failure of or delay in performance or breach by any other Lender, any other Facing Agent or any Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith.  Each Agent may execute any and all duties hereunder by or through agents or employees (and the exculpatory provisions of this Article IX shall apply to any such agent or employee) and shall be entitled to rely upon the advice of legal counsel with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by any of them in accordance with the advice of such counsel.

The Lenders and the Facing Agents hereby acknowledge that (a) none of the Agents shall be under any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.08), and (b) except as expressly set forth in the Loan Documents, none of the Agents shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to SSCC or any of the Subsidiaries that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Subject to the appointment and acceptance of a successor Agent as provided below, each of the Administrative Agent, the Canadian Administrative Agent, the Collateral Agent and the Deposit Account Agent may resign at any time by notifying the other Agents, the Lenders, the Facing Agents and the Borrowers.  Upon any such resignation, the Required Lenders (or (a) in the case of the resignation of the Canadian Administrative Agent, a majority in interest of the SSC Canada Lenders and (b) in the case of the resignation of the Deposit Account Agent, a majority in interest of the Deposit Funded Lenders) shall have the right to appoint a Lender as the successor, which successor agent shall, unless an Event of Default under paragraph (b), (c), (g) or (h) of Article VIII shall have occurred and be continuing, be subject to approval by SSCE (not to be unreasonably withheld or delayed); provided that any successor Canadian Administrative Agent shall not be a non-resident of Canada or shall be deemed to be resident in Canada for the purposes of Part XIII of the ITA.  If no successor shall have been so appointed by the Required Lenders, the SSC Canada Lenders or the Deposit Funded Lenders, as the case may be, and shall have accepted such appointment within 30 days after the retiring agent gives notice of its resignation, then the retiring agent may, on behalf of the Lenders and the Facing Agents, appoint a successor agent, which shall be a bank with an office in New York, New York (or, in the case of the Canadian Administrative Agent, Toronto, Ontario), having a combined capital and surplus of at least U.S.$500,000,000 or an Affiliate of any such bank and, in the case of appointing of the Canadian Administrative Agent, shall not be a non-resident of Canada or shall be deemed to be Resident in Canada for the purposes of Part XIII of the ITA.  Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.  Each of the Senior Agents may resign at any time by notifying the other Agents, the Lenders, the Facing Agents and the Borrowers.  Upon any such resignation, any provision herein or in any other Loan Document requiring the consent of or notice to the Senior Agents shall be deemed to require the consent of or notice to only the remaining Senior Agent or, in the case of resignation of both Senior Agents, the Administrative Agent.  After any Agent’s resignation hereunder, the provisions of this Article IX and Section 11.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

With respect to the Loans made by it hereunder, each Agent, in its individual capacity and not as Agent, shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent and each Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any of their respective Subsidiaries or other Affiliates as if it were not an Agent.

Each Lender agrees (a) to reimburse each Agent and each Facing Agent, on demand, in the amount of such Lender’s pro rata share (based on its Commitments hereunder (provided that (x) in the case of Term Loans or (y) in the event that such Commitments shall have expired or been terminated, such pro rata share shall be based on the respective principal amounts of the outstanding Loans (other than Swingline Loans) and/or participations in LC Disbursements and Swingline Loans, as applicable)) of any expenses incurred for the benefit of the Lenders by such Agent or such Facing Agent, including fees, disbursements and other charges of counsel and compensation of agents paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Loan Parties and (b) to indemnify and hold harmless each Agent and each Facing Agent and any of their respective directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as an Agent or a Facing Agent, as the case may be, or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Loan Parties; provided, however, that no Lender shall be liable to any Agent or any Facing Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or such Facing Agent, as the case may be.

Each Lender acknowledges that it has, independently and without reliance upon any Agent, any other Lender or any Facing Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any other Lender or any Facing Agent and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Each Agent agrees to act as a contractual representative upon the express conditions contained in this Article IX.  Notwithstanding the use of the defined term “Senior Agent”, “Administrative Agent”, “Canadian Administrative Agent”, “Collateral Agent” or “Deposit Account Agent”, it is expressly understood and agreed that no Agent shall have any fiduciary or other implied duties to any Lender, any Facing Agent or any other Agent by reason of this Agreement or any other Loan Document, regardless of whether a Default has occurred and is continuing, and that each Agent is merely acting as the contractual representative of the applicable Lenders and Facing Agents with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In such capacity of a contractual representative, the Agents (a) hereby assume no fiduciary duties to any of the Lenders or Facing Agents, (b) is each a “representative “ of the Lenders and Facing Agents within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders, Facing Agents and the Agents hereby agrees to assert no claim against any Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender, each Facing Agent and each other Agent hereby waives.

No Person named on the cover page to this Agreement as a joint bookrunner, co-lead arranger, syndication agent or co-documentation agent shall have any duties or responsibilities under this Agreement or any other Loan Document in its capacity as such.

ARTICLE X

Collection Allocation Mechanism

SECTION 10.01.  Implementation of CAM.  (a)  On the CAM Exchange Date, the Lenders shall automatically and without further act (and without regard to the provisions of Section 11.04) be deemed to have exchanged interests in the Credit Facilities such that in lieu of the interest of each Lender in each Credit Facility in which it shall participate as of such date (including such Lender’s interest in the Designated Obligations of each Loan Party in respect of each such Credit Facility), such Lender shall hold an interest in every one of the Credit Facilities (including the Designated Obligations of each Loan Party in respect of each such Credit Facility), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof.  Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Credit Facility.  Each Borrower agrees from time to time to execute and deliver to the Agents all instruments and documents as the Senior Agents shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange.

(b)  As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or the Collateral Agent pursuant to any Loan Document in respect of the Designated Obligations, and each distribution made by the Collateral Agent pursuant to any Security Document in respect of the Designated Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages.  Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Designated Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

SECTION 10.02.  Letters of Credit.  (a)  In the event that on the CAM Exchange Date any Letter of Credit (other than any Deposit Funded Facility Letter of Credit) shall be outstanding and undrawn in whole or in part, or any amount drawn under any such Letter of Credit shall not have been reimbursed by the applicable Borrower or with the proceeds of a Revolving Credit Borrowing, Swingline Loan or Revolving (Canadian) Credit Borrowing, as the case may be, each Lender having, on such date and prior to giving effect to the CAM Exchange, a Revolving Facility LC Exposure or Revolving (Canadian) Facility LC Exposure, as the case may be, with respect to such Letter of Credit shall promptly pay over to the Administrative Agent, in immediately available funds in the same currency as such Letter of Credit, in the case of any undrawn amount, and in U.S. Dollars, in the case of any unreimbursed amount, an amount equal to such Lender’s Applicable Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as the case may be, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan or Canadian Prime Rate Loan, as the case may be, in a principal amount equal to such amount.  The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence.  The Administrative Agent shall deposit in each Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the Lenders as provided above.  The Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below.  The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage.  The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the outstanding Revolving Facility LC Exposure or Revolving (Canadian) Facility LC Exposure, as the case may be, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of either Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Article III.

(b)  In the event that on or after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit (other than any Deposit Funded Facility Letter of Credit), the Administrative Agent shall, at the request of the applicable Facing Agent, withdraw from the LC Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the applicable Facing Agent in satisfaction of the reimbursement obligations of the Lenders under Section 3.05 (but not of either Borrower under Section 3.05).  In the event any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit (other than any Deposit Funded Facility Letter of Credit) as provided in this Section 10.02, the applicable Facing Agent shall, in the event of a drawing thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 3.05, but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the applicable Borrower’s reimbursement obligations pursuant Section 10.01.  Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c)  In the event that after the CAM Exchange Date any Letter of Credit (other than any Deposit Funded Facility Letter of Credit) shall expire undrawn, the Administrative Agent shall withdraw from the LC Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d)  With the prior written approval of the Administrative Agent and the applicable Facing Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit.  Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the applicable Facing Agent, on demand, its CAM Percentage of such drawing.

(e)  Pending the withdrawal by any Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments.  Each Lender which has not withdrawn its CAM Percentage of amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

(f)  In the event that on or after the CAM Exchange Date any drawing shall be made in respect of a Deposit Funded Facility Letter of Credit and shall not be reimbursed by SSCE when due, then (i) the Deposit Account Agent shall apply the Deposit of each Deposit Funded Lender (determined prior to giving effect to the CAM Exchange) to pay to the Deposit Funded Facility Facing Agent such Lender’s Applicable Percentage (determined prior to giving effect to the CAM Exchange) of such drawing in satisfaction of the reimbursement obligations of the Deposit Funded Lenders (but not of SSCE) under Section 3.05 and (ii) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such drawing and the reimbursement thereof by the applicable Deposit Funded Lenders.  Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.  For the avoidance of doubt, the provisions of Section 2.01(d) shall be in full force and effect with respect to the Deposit Account and the Deposits notwithstanding the occurrence of the CAM Exchange.

SECTION 10.03.  Conversion.  In the event the CAM Exchange Date shall occur, Obligations owed by the Loan Parties denominated in any currency other than U.S. Dollars (other than, for the avoidance of doubt, obligations in respect of undrawn Revolving (Canadian) Facility Letters of Credit denominated in Canadian Dollars) shall, automatically and with no further act required, be converted to obligations of the same Loan Parties denominated in U.S. Dollars.  Such conversion shall be effected based upon the Exchange Rates in effect with respect to the relevant currencies on the CAM Exchange Date.  On and after any such conversion, all amounts accruing and owed to any Lender in respect of its Obligations shall accrue and be payable in U.S. Dollars at the rates otherwise applicable hereunder (and, in the case of interest on Loans, at the default rate applicable to ABR Loans hereunder).  Notwithstanding the foregoing provisions of this Section 10.03, any Lender may, by notice to the Borrowers and the Administrative Agent prior to the CAM Exchange Date, elect not to have the provisions of this Section 10.03 apply with respect to all Obligations owed to such Lender immediately following the CAM Exchange Date, and, if such notice is given, all Obligations owed to such Lender immediately following the CAM Exchange Date shall remain designated in their original currencies.

ARTICLE XI

Miscellaneous

SECTION 11.01.  Notices.  Except as otherwise expressly permitted herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by fax, as follows:

(a)  if to SSCC, SSCE or SSC Canada, to it at 8182 Maryland Avenue, St. Louis, MO 63105, Attention of Treasurer (Fax No. (314) 746-1281);

(b)  if to JPMCB, as Lender, Senior Agent, Deposit Account Agent or Deposit Funded Facility Facing Agent, to it at 270 Park Avenue, New York, NY 10017, Attention of Peter S. Predun (Fax No. (212) 270-4724);

(c)  if to DB, as Lender, Senior Agent, Administrative Agent, Collateral Agent, Swingline Lender or Revolving Facility Facing Agent, to it at 90 Hudson Street, 1st Floor, Jersey City, NJ 07302, Attention of Helaine Griffin-Williams (Fax No. (201) 593-2308);

(d)  if to DB Canada, as Lender, Canadian Administrative Agent or Revolving (Canadian) Facility Facing Agent, to it at 222 Bay Street, Suite 1100, Toronto, Ontario, Canada M5K 1E7, Attention of Karyn Curran (Fax No. (416) 682-8444); and

(e)  if to any other Lender, at its address (or fax number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01  The Administrative Agent shall deliver to the Borrowers and to JPMCB, as a Senior Agent, a copy of each Administrative Questionnaire received by it.

SECTION 11.02.  Survival of Agreement.  All covenants, agreements, representations and warranties made by SSCC and the Borrowers herein and by the Loan Parties in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders, the Agents and the Facing Agents and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Facing Agents, regardless of any investigation made by, or on behalf of, the Lenders or the Facing Agents, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  The provisions of Sections 2.14, 2.15, 2.19 and 11.05 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.03.  Counterparts; Binding Effect.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of SSCC, the Borrowers, the Agents, the Facing Agents and the Lenders and their respective successors and assigns, except that neither SSCC nor any Borrower shall have the right to assign its rights or duties hereunder or any interest herein without the prior consent of all the Lenders, and any attempted assignment by any such Person shall be void (it being understood that a merger of SSCC or any Borrower with and into any other Person in which the other Person is the surviving entity shall not be considered an assignment of such Borrower’s duties hereunder and would instead be subject to the restrictions of Section 7.05).

SECTION 11.04.  Successors and Assigns.  (a)  Subject to Section 11.03, whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of SSCC, the Borrowers, the Agents, the Facing Agents or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)  Each Lender may assign to one or more assignees (treating any Approved Funds that are administered or managed by the same Person or an Affiliate of such Person as a single assignee) all or a portion of its interests, rights and/or obligations under this Agreement (including all or a portion of its Commitments, its Deposit and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender, an Affiliate of the assigning Lender or an Approved Fund (unless the interest that is being assigned is a Revolving Credit Commitment or a Revolving (Canadian) Credit Commitment, and such Lender, Affiliate or Approved Fund is not then a Revolving Lender or Revolving (Canadian) Lender, respectively), each of the Administrative Agent and, at any time after the earlier of (A) the date upon which the Senior Agents reasonably determine that the primary syndication of the Term Loans has been completed (it being understood that the Senior Agents will promptly notify SSCE of the occurrence of such date) and (B) 60 days after the Closing Date, SSCE (and (x) in the case of an assignment of a Revolving Credit Commitment, the Swingline Lender and the Revolving Facility Facing Agent, (y) in the case of an assignment of a Revolving (Canadian) Credit Commitment, the Revolving (Canadian) Facility Facing Agent and (z) in the case of an assignment of a Deposit Funded Commitment, the Deposit Account Agent) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed, it being understood that such consent shall be deemed to have been reasonably withheld if the proposed assignee, in respect of a Revolving (Canadian) Credit Commitment only, is a non-resident of Canada and is not otherwise deemed to be a resident of Canada for the purposes of Part XIII of the ITA), provided that the consent of SSCE shall not be required if an Event of Default under paragraph (b), (c), (g) or (h) of Article VIII has occurred and is continuing on the date of the Assignment and Acceptance, (ii) upon reasonable request by any Senior Agent, the Administrative Agents shall provide a list of all of the Lenders and a list of the assignments and the parties thereto to such requesting Senior Agent within two Business Days, (iii) except in the case of an assignment to a Lender, an Affiliate of the assigning Lender or an Approved Fund, the amount of the Commitments and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$1,000,000 (or an amount equal to the remaining balance of such Lender’s Commitments and Loans of the relevant Class) unless each of SSCE and the Administrative Agent otherwise consents, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and a processing and recordation fee of U.S.$3,500; provided further that, notwithstanding the foregoing, the sale or assignment by any assignor (which acquired an interest in the

Commitments and Loans of any Class in an amount less than U.S.$1,000,000 pursuant to an exception to clause (iii) of the immediately preceding proviso) to any Person that is not a Lender or an Affiliate of such assignor or an Approved Fund shall be subject to the minimum assignment requirement set forth in the immediately preceding proviso if all the Affiliates of such Lender hold Commitments and Loans of the relevant Class in the amount of U.S.$1,000,000 or more in the aggregate.  Upon acceptance and recording pursuant to paragraph (e) below, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.19 and 11.05, as well as to any Fees accrued for its account and not yet paid).

(c)  In the case of any assignment pursuant to paragraph (b) above by a Deposit Funded Lender, the Administrative Agent shall give prompt notice of effectiveness thereof to the Deposit Account Agent.  The Deposit of the assignor Deposit Funded Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with this Agreement to satisfy such assignee’s obligations in respect of Deposit Funded Loans and the Deposit Funded LC Exposure.  Each Deposit Funded Lender agrees that immediately prior to each assignment (i) the Administrative Agent shall establish a new Sub-Account in the name of the assignee, (ii) a corresponding portion of the Deposit credited to the Sub-Account of the assignor Deposit Funded Lender shall be purchased by the assignee and shall be debited from the assignor’s Sub-Account and credited to the assignee’s Sub-Account and (iii) if after giving effect to such assignment the Deposit Funded Commitment of the assignor Deposit Funded Lender shall be zero, the Administrative Agent shall close the Sub-Account of such assignor Lender.

(d)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby, free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this

Agreement or under any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Acceptance and copies of the most recent financial statements delivered pursuant to Section 6.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon any Agent, any Facing Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each of the Agents to take such action as agent on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(e)  The Administrative Agent, acting for this purpose as agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error and SSCC, the Borrowers, the Agents, the Facing Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by SSCC, the Borrowers, any Agent, any Facing Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and the written consent to such assignment of any Person whose consent is required pursuant to paragraph (b) above, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (f).

(g)  Each Lender may, without the consent of SSCC, any Agent, any Facing Agent or the Swingline Lender, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its Deposit and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.15, 2.19 and 11.05 to the same extent as if they were Lenders, provided that, except as expressly provided in Section 2.19(a), the Borrowers shall not be required to reimburse the participating banks or other entities pursuant to Section 2.14, 2.15, 2.19 or 11.05 in an amount in excess of the amount that would have been payable thereunder to such Lender had such Lender not sold such participation, and (iv) the Borrowers, the Agents, the Facing Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Loan Parties under the Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement (provided that the participating bank or other entity may be provided with the right to approve amendments, modifications or waivers affecting it that (v) decrease any Fees payable hereunder, (w) decrease the amount of principal of, or the rate at which interest is payable on, the Loans, (x) extend any scheduled principal payment date or date for the scheduled payment of interest on the Loans, (y) increase the amount of or extend the termination date of the Commitments or (z) release a Guarantor from its guarantee under the applicable Guarantee Agreement (except as expressly contemplated by any Loan Document) or all or substantially all of the Collateral from the Liens created under the Security Documents (except as expressly contemplated by any Loan Document).

(h)  Notwithstanding the limitations set forth in paragraph (b) above, (i) any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank without the prior written consent of SSCC, any Agent, any Facing Agent or the Swingline Lender, (ii) any Lender which is a fund may pledge all or any portion of its rights under this Agreement to its trustee or other creditor in support of its obligations to its trustee or other creditor without the prior written consent of SSCC, any Agent, any Facing Agent or the Swingline Lender and (iii) any Lender may at any time assign or pledge all or any portion of its rights under this Agreement to direct or indirect contractual counterparties in swap agreements related to the Loans, provided that no such assignment pursuant to clause (i), (ii) or (iii) shall release a Lender from any of its obligations hereunder or substitute any such Bank or trustee for such Lender as a party hereto.

(i)  Except as provided in Article III and Section 2.21, respectively, neither any of the Facing Agents nor the Swingline Lender may assign or delegate any of its respective rights and duties hereunder without the prior written consent of the Borrowers, each Senior Agent and the Administrative Agent.

SECTION 11.05.  Expenses; Indemnity.  (a)  The Borrowers agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by any Agent, any Facing Agent and the Swingline Lender in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents (including all costs relating to due diligence) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by any Agent, any Facing Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, disbursements and other charges of Cravath, Swaine & Moore LLP, counsel for JPMCB and DB, and, in connection with any such enforcement or protection, the reasonable fees, disbursements and other charges of any other counsel for any Agent, any Facing Agent or any Lender.  The Borrowers further agree to indemnify the Agents, the Facing Agents and the Lenders from, and hold them harmless against, any documentary taxes, assessments or similar charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents.

(b)  The Borrowers agree, jointly and severally, to indemnify each Arranger, each Agent, each Facing Agent and each Lender and each of their respective directors, officers, employees, trustees, advisors and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) the use of the Letters of Credit or the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto or (iv) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by SSCC or any of the Subsidiaries or any of their respective predecessors or any liability under any Environmental Law related in any way to SSCC or any of the Subsidiaries, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  The provisions of this Section 11.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Facing Agent or any Lender.  All amounts due under this Section 11.05 shall be payable promptly after written demand therefor.

SECTION 11.06.  Right of Setoff.  Each Lender is hereby authorized, in addition to any other right or remedy that any Lender may have by operation of law or otherwise, at any time and from time to time upon any amount becoming due and payable by any Loan Party under any Loan Document, after the expiration of any grace period with respect thereto, to exercise, without notice to SSCC or any Borrower (any such notice being expressly waived by each such Person), its banker’s lien or right of combination of accounts or right of setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against such due and payable amount.  Each Lender agrees to promptly notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.07.  Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE SECOND PARAGRAPH OF ARTICLE IX AND IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES THEREOF.

SECTION 11.08.  Waivers; Amendment.  (a)  No failure or delay on the part of any Agent, any Facing Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuation of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents, the Facing Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Loan Parties in any case shall entitle the Loan Parties to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Agreement or any of the other Loan Documents nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by SSCC and the Required Lenders and (ii) in the case of any other Loan Document, pursuant to an agreement or agreements entered into by the parties to such Loan Document, in each case, except as provided in Section 2.23(d) with respect to Incremental Commitments or as set forth in the final sentence of this paragraph (b), with the consent of the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the scheduled payment of any interest on any Loan or any date for reimbursement of an LC Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or LC Disbursement, without the prior written consent of each

Lender affected thereby, (ii) increase the amount of or extend the termination date of the Commitment of, or decrease or extend the date for payment of any Fee owing to, any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.16 or the provisions of Section 11.03 concerning the assignment of SSCC’s or any Borrower’s obligations hereunder, the provisions of this Section 11.08 or release a Guarantor from its guarantee under the applicable Guarantee Agreement (except as expressly contemplated by any Loan Document) or all or substantially all of the Collateral from the Liens created under the Security Documents (except as expressly contemplated by any Loan Document), without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of  Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class or (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender; provided, further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Swingline Lender or any Facing Agent hereunder or under any other Loan Document without the prior written consent of such Agent, the Swingline Lender or such Facing Agent, as the case may be.  The Lenders hereby authorize the Collateral Agent to enter into such amendments, restatements, supplements or other modifications to the Security Documents as are deemed reasonably necessary by the Collateral Agent to protect and preserve the Liens on the Collateral created or purported to be created thereunder or to reflect or give effect to any transaction permitted under this Agreement.

SECTION 11.09.  Release of Collateral and Guarantors.  Each Lender hereby directs the Collateral Agent to release, or to cause the Trustee to release, the Liens held by it under the Security Documents and the Guarantees made in the Loan Documents as follows:

(a)  upon payment in full in cash of the Loans and all the other Loan Documents Obligations (other than unasserted contingent and indemnification obligations), termination of all Commitments (including commitments of the Facing Agents to issue Letters of Credit) and reduction of the LC Exposure to zero (or the making of other arrangements satisfactory to the Senior Agents and each applicable Facing Agent), the Collateral Agent is authorized to release, or cause the Trustee to release, all of the Liens created, and all the Guarantees made, under the Loan Documents;

(b)  upon any sale or other disposition of Collateral permitted hereunder, or consummation of any transaction permitted hereunder as a result of which any Guarantor (other than SSCE or SSCC) ceases to be a Subsidiary of SSCC, the Collateral Agent is authorized to release, or to cause the Trustee to release, such Liens that relate solely to the Collateral sold or otherwise disposed and the Guarantee made by such Guarantor under the Loan Documents; and

(c)  upon consent by the Required Lenders, the Collateral Agent is authorized to release, or to cause the Trustee to release, such Liens on any part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 11.08;

provided, however, that (i) the Collateral Agent shall not be required to execute, or cause the Trustee to execute, any such document on terms which, in its opinion, would expose it or the Trustee to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of SSCC or any of the Subsidiaries in respect of) all interests retained by SSCC or any of the Subsidiaries.

SECTION 11.10.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable to such Lender hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

SECTION 11.11.  Entire Agreement.  This Agreement, the other Loan Documents and any separate fee letter agreements with respect to fees payable to any Agent or any Facing Agent constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person other than the parties hereto and thereto (and their respective successors and assigns permitted hereby and each other Person that is an Indemnitee) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 11.12.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents or the transactions contemplated hereby.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.12.

SECTION 11.13.  Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 11.14.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 11.15.  Confidentiality.  (a)  Each Lender agrees not to disclose to any Person the Information (as defined below) in accordance with such Lender’s customary procedures for non-disclosure of confidential information of third parties of this nature and in accordance with safe and sound lending practices without the prior written consent of SSCE, which consent shall not be unreasonably withheld, except that any Lender shall be permitted to disclose Information (i) to its and its Affiliates’ officers, directors, employees, agents and representatives (including its auditors and counsel) or to  any pledgee referred to in Section 11.04(h)(ii) or any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such pledgee, contractual counterparty or professional advisor to such contractual counterparty agrees in writing to be bound by the provisions of this Section 11.15); (ii) to the extent (A) required by applicable laws and regulations or by any subpoena or similar legal process or (B) requested or required by any regulatory authority or The National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Lender on a non-confidential basis from a source other than a Loan Party or its Affiliates or (C) was available to such Lender on a non-confidential basis prior to its disclosure to such Lender by a Loan Party or its Affiliates; (iv) to any actual or prospective assignee of, or prospective purchaser of a participation in, the rights of such Lender hereunder, in each case subject to paragraph (c) below; or (v) in connection with any suit, action or proceeding relating to the enforcement of rights hereunder or under any other Loan Document or in connection with the transactions contemplated hereby.  As used in this Section 11.15, as to any Lender, the term “Information” shall mean the Confidential Information Memorandum and any other materials, documents and information that either Borrower or any of its Affiliates may have furnished or may hereafter furnish to any Lender in connection with this Agreement.

(b)  Each Lender agrees that it will use the Information only for purposes related to the transactions contemplated hereby and by the other Loan Documents, provided that (i) if the conditions referred to in any of subclauses (A) through (C) of clause (iii) of paragraph (a) above are met, such Lender may otherwise use the Information and (ii) if such Lender or any of its

Affiliates is otherwise a creditor of a Loan Party, such Lender or any such Affiliate may use the Information in connection with its other credits to such Loan Party.

(c)  Each Lender agrees that it will not disclose any of the Information to any actual or prospective assignee of such Lender or participant in any rights of such Lender under this Agreement unless such actual or prospective assignee or participant first executes and delivers to such Lender or the Borrowers a confidentiality letter containing substantially the undertakings set forth in this Section 11.15.

SECTION 11.16.  Jurisdiction; Consent to Service of Process.  (a)  Each of SSCC and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or its properties in the courts of any jurisdiction.

(b)  Each of SSCC and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.17.  Florida Real Property.  The parties hereto hereby acknowledge that the Revolving Loans, the Swingline Loans and Revolving (Canadian) Loans are secured by real and personal property located both inside and outside the State of Florida and hereby agree that for purposes of calculating intangible taxes due under Section 199.133, Florida Statutes, the first amounts advanced as Revolving Loans, Swingline Loans and Revolving (Canadian) Loans shall be deemed to be the portion allocable to the Collateral consisting of real property located in the State of Florida, and such portion allocable to such Collateral shall also be deemed to be the last to be repaid under the terms hereof.  Nothing herein shall limit any secured party’s right to recover or realize from the Collateral located in the State of Florida amounts in excess of that allocated to the Revolving Loans, Swingline Loans or Revolving (Canadian) Loans or to apply amounts so recovered or realized against the Obligations in such order as the Agent named in the applicable security filing shall determine in its sole discretion.

SECTION 11.18.  Judgment Currency.  (a)  Except as otherwise provided in Section 10.03, the Borrowers’ obligations hereunder and the Borrowers’ and the other Loan Parties’ obligations under the other Loan Documents to make payments in U.S. Dollars or in Canadian Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the applicable Agent, the applicable Facing Agent or the applicable Lender of the full amount of the Obligation Currency expressed to be payable to the applicable Agent, the applicable Facing Agent or the applicable Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against either Borrower or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Exchange Rate, in the case of Canadian Dollars or U.S. Dollars, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)  For purposes of determining the amount of any payment in the Obligation Currency under this Section 11.18, the rate of exchange used shall take into account any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 11.19.  Certain Relationships.  Nothing contained in this Agreement and no action taken by any Agent, any Facing Agent or any Lender pursuant hereto shall be deemed to constitute the Agents, the Facing Agents or the Lenders a partnership, an association, a joint venture or other entity.  None of the Agents, the

Facing Agents or the Lenders has any fiduciary relationship with or any fiduciary duty to SSCC or either Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents, the Facing Agents and the Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

SECTION 11.20.  USA Patriot Act.  Each Lender subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the Act it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SMURFIT-STONE CONTAINER CORPORATION,

by
/s/ Jeffrey S. Beyersdorfer
Name:Jeffrey S. Beyersdorfer
Title:Vice President and Treasurer

SMURFIT-STONE CONTAINER ENTERPRISES, INC.,

by
/s/ Jeffrey S. Beyersdorfer
Name:Jeffrey S. Beyersdorfer
Title:Vice President and Treasurer

SMURFIT-STONE CONTAINER CANADA INC.,

by
/s/ Jeffrey S. Beyersdorfer
Name:Jeffrey S. Beyersdorfer
Title:Vice President and Treasurer

DEUTSCHE BANK TRUST COMPANY AMERICAS, individually and as Senior Agent, Administrative Agent, Collateral Agent, Swingline Lender and Revolving Facility Facing Agent,

by
/s/ Susan LeFevre
Name:Susan LeFevre
Title:Director

DEUTSCHE BANK AG, individually and as Canadian Administrative Agent and Revolving (Canadian) Facility Facing Agent,

by
/s/ Karyn Curran
Name:Karyn Curran
Title:Credit Product Manager

by
/s/ Robert A. Johnson
Name:Robert A. Johnson
Title:Vice President

JPMORGAN CHASE BANK, individually and as Senior Agent, Deposit Account Agent and Deposit Funded Facility Facing Agent,

by
/s/ Marian N. Schulman
Name:Marian N. Schulman
Title:Managing Director

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

DATED AS OF NOVEMBER 1, 2004, OF

SMURFIT-STONE CONTAINER ENTERPRISES, INC. AND

SMURFIT-STONE CONTAINER CANADA INC.

Name of Institution:

by

Name:
Title: